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As filed with the Securities and Exchange Commission on December 17, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETBANK, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia (State or other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2224352 (I.R.S. Employer Identification No.)

11475 Great Oaks Way, Suite 100
Alpharetta, Georgia 30022
(770) 343-6006

(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

D. R. Grimes
Vice Chairman and Chief Executive Officer
NetBank, Inc.
11475 Great Oaks Way
Alpharetta, Georgia 30022
(770) 343-6006
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Walter G. Moeling, IV Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E., Suite 1600 Atlanta, Georgia 30303 (404) 572-6600	Fred B. White, III Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

   Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 par value (with attached rights to purchase Series A Junior Participating Preferred Stock under the Registrant's Shareholder Rights Plan)	21,397,587	N/A	$234,089,602	$55,948

(1)
This Registration Statement covers the maximum number of shares of common stock of the Registrant expected to be issued in connection with the merger.
(2)
Pursuant to Rule 457(f), the registration fee was computed based on the average of the high ($11.19) and low ($10.69) sale prices of the common stock of Resource Bancshares Mortgage Group, Inc. on December 12, 2001 as reported on the Nasdaq Stock Market.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

[NETBANK LOGO]	[RBMG LOGO]

To the shareholders of NetBank, Inc.
and the shareholders of Resource Bancshares Mortgage Group, Inc.:

    After careful consideration, the boards of directors of NetBank, Inc. and Resource Bancshares Mortgage Group, Inc. have approved a merger agreement that provides for the combination of the two companies.

    In the merger, each share of RBMG common stock will be exchanged for 1.1382 shares of NetBank common stock. The market value of the consideration that RBMG shareholders will receive in the merger for each share of RBMG common stock would be approximately $187 million based on NetBank's closing price on December 14, 2001. We expect the merger to be, in general, a tax-free transaction for U.S. federal income tax purposes for RBMG shareholders, except for the receipt by RBMG shareholders of cash instead of fractional shares of NetBank common stock. After completion of the merger, RBMG shareholders and NetBank shareholders will own approximately 40% and 60%, respectively, of the combined company. NetBank common stock is traded on the Nasdaq Stock Market under the trading symbol "NTBK". On December 14, 2001, the closing price of NetBank common stock was $9.90 per share.

    We are asking NetBank shareholders to approve the merger agreement and the merger, and to approve an amendment to NetBank's 1996 stock incentive plan. We are asking RBMG shareholders to approve the merger agreement and the merger. We cannot complete the merger unless the shareholders of both companies approve it. Approval of the amendment of NetBank's stock incentive plan is not a stated condition to completing the merger, but may be necessary to authorize a sufficient number of shares for issuance under RBMG options that are converted into NetBank options in the merger.

    The attached joint proxy statement/prospectus provides detailed information concerning NetBank, RBMG and the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 15 of the joint proxy statement/prospectus.

    The places, dates and times of the special meetings are as follows:

For NetBank shareholders:	For RBMG shareholders:
, 2002	, 2002
, local time	, local time
9710 Two Notch Road
Columbia, South Carolina

    Please use this opportunity to take part in the affairs of NetBank and RBMG by voting on the merger. Whether or not you plan to attend the NetBank or RBMG special meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

    We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company. We join the other members of the two companies' boards of directors in recommending that you vote in favor of the merger.

T. Stephen Johnson Chairman of the Board NetBank, Inc.	Douglas K. Freeman Chairman of the Board and Chief Executive Officer Resource Bancshares Mortgage Group, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

    This joint proxy statement/prospectus is dated            , 2002 and is first being mailed to holders of NetBank common stock and RBMG common stock on or about             , 2002.

REFERENCES TO ADDITIONAL INFORMATION ABOUT NETBANK AND RBMG

    This joint proxy statement/prospectus incorporates business and financial information about NetBank and RBMG from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet world wide web site the SEC maintains at http://www.sec.gov as well as from other sources.

    You can obtain copies of this information relating to NetBank and RBMG, without charge, upon written or oral request to:

        Georgeson Shareholder
        111 Commerce Road
        Carlstadt, New Jersey 07072
        Toll-free: 866-761-0258

    In order to receive timely delivery of the documents, you must make your requests no later than            , 2002.

    See "Where You Can Find More Information About NetBank and RBMG" on page 90 for further information.

NETBANK, INC.
11475 Great Oaks Way, Suite 100
Alpharetta, Georgia 30022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on             , 2002

To the Shareholders of
NetBank, Inc.:

    NetBank, Inc. will hold a special meeting of shareholders at                        , on              , 2002, at      , local time, for the following purposes:

    (1)
    To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of November 18, 2001, by and among NetBank, Palmetto Acquisition Corp. ("Merger Sub") and Resource Bancshares Mortgage Group, Inc. and the transactions contemplated therein. The merger agreement provides that Merger Sub will merge with and into RBMG, with RBMG surviving the merger upon the terms and subject to the conditions set forth in the merger agreement as more fully described in the accompanying joint proxy statement/prospectus.

    (2)
    To consider and vote upon an amendment to NetBank's 1996 Stock Incentive Plan, which would allow NetBank to increase the number of shares of NetBank common stock available for issuance under the plan from 3,750,000 to 7,500,000; and

    (3)
    To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

    Only shareholders who hold their stock at the close of business on            , 2002, will be entitled to notice of and to vote at the special meeting or any adjournment or postponement. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of NetBank common stock entitled to vote on the merger, while approval of the proposed amendment to the stock incentive plan requires that the number of shares voted in favor of the amendment exceed the number of shares voted against it.

    The board of directors of NetBank has determined that the merger is in the best interests of NetBank and its shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated by the agreement. Additionally, the board of directors of NetBank unanimously recommends that you vote "FOR" approval of the proposal to increase the number of shares of NetBank common stock available for issuance under NetBank's 1996 Stock Incentive Plan.

                By Order of the Board of Directors of NetBank, Inc.

                Robert E. Bowers

                Corporate Secretary

Alpharetta, Georgia
          , 2002

    Your vote is important. Whether or not you plan to attend the special meeting, please complete, date, and sign the enclosed proxy card and promptly return it in the enclosed postage-paid return envelope in order to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is voted at the meeting.

RESOURCE BANCSHARES MORTGAGE GROUP, INC.
9710 Two Notch Road
Columbia, South Carolina 29223

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on            , 2002

To the Shareholders of
Resource Bancshares Mortgage Group, Inc.:

    Resource Bancshares Mortgage Group, Inc. will hold a special meeting of shareholders at 9710 Two Notch Road, Columbia, South Carolina, on              , 2002, at      , local time, for the following purposes:

  (1)
  To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of November 18, 2001, by and among NetBank, Inc., Palmetto Acquisition Corp., a wholly owned subsidiary of NetBank ("Merger Sub") and RBMG and the transactions provided for therein. The merger agreement provides that Merger Sub will merge with and into RBMG, with RBMG surviving the merger upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus.

  (2)
  To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

    Only shareholders who hold RBMG common stock at the close of business on              , 2002, will be entitled to notice of and to vote at the special meeting or any adjournment or postponement. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RBMG common stock entitled to vote on the merger.

    The board of directors of RBMG has determined that the merger is in the best interests of RBMG and its shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement.

                    By Order of the Board of Directors of
                    Resource Bancshares Mortgage Group, Inc.

                    Douglas K. Freeman
                     Chairman of the Board and Chief Executive Officer

Columbia, South Carolina
          , 2002

    Your vote is important. Whether or not you plan to attend the special meeting, please complete, date, and sign the enclosed proxy card and promptly return it in the enclosed postage-paid return envelope in order to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is voted at the meeting.

i

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER

Q:
When and where are the special shareholders' meetings?

A:
The special meeting of NetBank shareholders will take place on            , 2002 in Alpharetta, Georgia. The exact location for the NetBank special meeting is listed on page 23. The special meeting of RBMG shareholders will take place on                  , 2002 in Columbia, South Carolina. The exact location for the RBMG special meeting is listed on page 25.

Q:
As an RBMG shareholder, what will I receive in the merger?

A:
As an RBMG shareholder, you will receive 1.1382 shares of NetBank common stock for every share of RBMG common stock that you hold as of the effective time of the merger.

  NetBank will not issue fractional shares but will instead pay you cash in lieu of any fractional share of NetBank common stock that you would otherwise be entitled to receive.

Q:
As a NetBank shareholder, what will I receive in the merger?

A:
Because RBMG will be merging with a wholly owned subsidiary of NetBank organized solely for the purpose of this merger, all of the shares of NetBank common stock outstanding immediately prior to the completion of the merger will continue to remain outstanding after the merger. Consequently, as a NetBank shareholder, you will not be receiving any of the merger consideration offered to RBMG shareholders.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that representatives of NetBank or RBMG, as applicable, may vote your shares at the respective special meetings.

  In order to make sure that your vote is counted, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q:
What do I do if I want to change my vote?

A:
You may change your vote by:

•
sending a written notice to the corporate secretary of your company prior to the special meeting, stating that you would like to revoke your proxy;

•
completing, signing and dating another proxy card and returning it by mail prior to your special meeting; or

•
attending the special meeting and voting in person.

Q:
If my shares are held by my broker, will my broker vote my shares for me?

A:
If your shares of RBMG or NetBank common stock are held with your broker, your shares may be held in "street name." If your shares are held in "street name," and if you do not provide your broker with instructions on how to vote your shares, your broker cannot vote them on the proposals presented at your special meeting.

  In addition, unless you appear in person at your special meeting with a proxy from your broker authorizing you to vote your shares that are held in "street name," failure to give your broker voting instructions will, in effect, be considered a vote against the merger, although it will not affect the vote on the proposal to amend the NetBank stock incentive plan. Consequently, you should be sure to provide your broker with instructions on how to vote your shares.

Q:
If I am an RBMG shareholder, should I send in my stock certificates now?

A:
No. After we complete the merger, the exchange agent will send RBMG shareholders written instructions for exchanging their share certificates. See page 50 for more information regarding the exchange process.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
It is a condition to the merger that NetBank and RBMG receive legal opinions that the merger is treated as a "reorganization" for U.S. federal income tax purposes. Assuming we receive these opinions, we expect that RBMG shareholders will not recognize any gain or loss for U.S. federal income tax purposes by exchanging their shares of RBMG common stock for shares of NetBank common stock, except in connection with any cash they may receive in lieu of a fractional share of NetBank common stock.

  This tax treatment may not apply to certain RBMG stockholders, including stockholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you is complex and will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See page 63.

Q:
Will my rights as a NetBank or RBMG shareholder change as a result of the merger?

A:
Only the rights of RBMG shareholders will change as a result of the merger. Currently, RBMG shareholder rights are governed by Delaware law and RBMG's certificate of incorporation and bylaws, while NetBank shareholder rights are governed by Georgia law and NetBank's articles of incorporation and bylaws. After the merger, holders of RBMG common stock who receive NetBank common stock in connection with the merger will become shareholders of NetBank. As a result, their rights will be governed by Georgia law and NetBank's articles of incorporation and bylaws. See page 70 for a description of the differences in the rights of NetBank and RBMG shareholders.

Q:
Do I have dissenters' or appraisal rights in connection with the merger?

A:
No. Neither Georgia nor Delaware law provides for dissenters' or appraisal rights in connection with the merger.

Q:
When do you expect to complete the merger?

A:
We currently expect to complete the merger in the first half of 2002. However, we cannot assure you when or if the merger will occur. We first must obtain the approval of our shareholders at the special meetings and the necessary regulatory clearances.

Q:
Whom can I call with questions about the meetings or the merger?

A:
NetBank and RBMG shareholders may call Georgeson Shareholder toll-free at 866-761-0258.

SUMMARY

    This brief summary highlights selected information from this document. It may not contain all of the information that is important to you. We urge you to read carefully this entire document and the other documents to which we refer you for a more complete understanding of the merger and the merger agreement. See "Where You Can Find More Information About NetBank and RBMG" on page 90.

The Companies

  NetBank, Inc.
  11475 Great Oaks Way
  Alpharetta, Georgia 30022
  (770) 343-6006

  General

    NetBank, Inc. is a holding company that wholly owns the outstanding stock of NetBank, a federally insured bank operating exclusively on the internet. It also owns Market Street Mortgage Corporation, a mortgage lender. NetBank offers a broad array of products and services that customers would typically expect from a traditional bank, including checking and money market accounts, certificates of deposit, individual retirement accounts, debit cards, credit cards, mortgage loans, securities brokerage services, and home equity lines as well as some innovative services specifically designed to leverage its internet capabilities, such as electronic bill payment and presentment, online safe deposit box, wireless account access, and account consolidation services. As of September 30, 2001, NetBank had 232,000 accounts, $1.3 billion in deposits and total assets of $2.5 billion.

  Management and Additional Information

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and other matters pertaining to NetBank is incorporated by reference or set forth in NetBank's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this joint proxy statement/prospectus by reference. Shareholders desiring copies of this document and other documents that are incorporated by reference may contact NetBank at its address or telephone number indicated under "Where You Can Find More Information About NetBank and RBMG."

  Resource Bancshares Mortgage Group, Inc.
  9710 Two Notch Road
  Columbia, South Carolina 29223
  (803) 462-8000

  General

    RBMG is a diversified financial services company engaged through wholly-owned subsidiaries primarily in the business of mortgage banking, through the purchase (via a nationwide network of correspondents and brokers), sale and servicing of agency-eligible and subprime residential, single-family, first lien and second lien mortgage loans and the purchase and sale of servicing rights associated with agency-eligible loans. In addition, one of RBMG's wholly-owned subsidiaries originates, sells and services small-ticket commercial equipment leases.

  Management and Additional Information

    Certain information relating to the executive compensation, various benefit plans (including stock option plans) voting securities and other matters as to RBMG is incorporated by reference or set forth in RBMG's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this joint proxy statement/prospectus by reference. Shareholders desiring copies of this document and other documents may contact RBMG at its address or telephone number indicated under "Where You Can Find More Information About NetBank and RBMG."

The Shareholders' Meetings (Page 23)

  NetBank

    NetBank plans to hold a special meeting of shareholders to consider and vote on the approval of the merger agreement and an amendment to its 1996 stock incentive plan on            , 2002, at      , local time, at            . You can vote at the special meeting if you owned NetBank common stock at the close of business on             , 2002. As of that date, there were            shares of NetBank common stock outstanding and entitled to vote. You can cast one vote for each share of NetBank common stock that you owned on that date. Approval of the merger agreement will require the majority vote of the shares of NetBank common stock outstanding and entitled to vote at the special meeting, while approval of the proposed amendment to the stock incentive plan will require that the number of shares voted in favor of the amendment exceed the number of shares voted against it.

  RBMG

    RBMG plans to hold a special meeting of shareholders to consider and vote on the approval of the merger agreement on            , 2002, at       , local time, at 9710 Two Notch Road, Columbia, South Carolina. You can vote at the special meeting if you owned RBMG common stock at the close of business on            , 2002. As of that date, there were            shares of RBMG common stock outstanding and entitled to vote. You can cast one vote for each share of RBMG common stock that you owned on that date. Approval of the merger agreement will require the majority vote of the shares of RBMG common stock outstanding and entitled to vote at the special meeting.

Each RBMG Share Will Be Exchanged For 1.1382 NetBank Shares (Page 49)

    RBMG Shareholders.  Upon completion of the merger, each outstanding share of RBMG common stock will be converted into the right to receive 1.1382 shares of NetBank common stock, plus cash, without interest, in lieu of any fractional share of NetBank common stock that would otherwise be issued. This document sometimes refers to this 1.1382-to-1 ratio as the "exchange ratio."

    Holders of RBMG stock options will be entitled to exercise all of their options prior to completion of the merger. Any unexercised option that is not converted into a NetBank option under the terms of the merger agreement will be converted into the right to receive $2.00 in cash for each share underlying the unexercised portion of the option.

    If you are an RBMG shareholder, you will need to surrender your RBMG stock certificate(s) to receive whole shares of NetBank common stock (and any declared and unpaid dividends on such shares) and cash in lieu of any fractional share interest to which you are entitled in connection with the merger. You should not send in your stock certificate(s) until you receive a letter of transmittal and corresponding instructions from the exchange agent after the merger is completed.

    After the merger is completed, and until surrendered as described above, each outstanding RBMG stock certificate will represent only the right to receive the shares of NetBank stock and cash for fractional shares to be issued in the merger. However, to the extent permitted by law, you will be entitled to vote at any NetBank shareholders' meeting the number of whole shares of NetBank common stock into which your shares of RBMG common stock are converted, regardless of whether you have exchanged your RBMG stock certificates for NetBank stock certificates.

    NetBank Shareholders.  If you are a NetBank shareholder, your shares of NetBank common stock will be unchanged by the merger. You do not need to surrender your stock certificate(s) in connection with the merger.

    Percentage of Ownership.  After completion of the merger, former RBMG shareholders will own approximately 40% of the common stock of NetBank and current NetBank shareholders will own approximately 60%.

The Exchange Ratio is Fixed and the Value of the Shares to be Issued in the Merger Will Fluctuate with Market Prices (Pages 15 and 49)

    NetBank will not adjust the 1.1382 exchange ratio based on changes in the market value of NetBank common stock before the effective time of the merger. RBMG shareholders should be aware that the market value of NetBank common stock will fluctuate. Neither NetBank nor RBMG can give you any assurances as to what the price of NetBank common stock will be when the merger becomes effective or when certificates for those shares are delivered.

Our Reasons for the Merger (Page 30)

    Our companies are proposing to merge because we believe that the proposed merger will position the combined company for increased earnings and significant business synergies by providing, among other things:

  •
  a lower cost source of funding for RBMG's mortgage business through NetBank's proven efficiency in attracting deposits on the internet;
  •
  an improved means for NetBank to deploy its deposits into sound, higher-yielding assets;
  •
  increased diversification of NetBank's income stream, including increased fee income;
  •
  significant cross-selling opportunities to deepen customer relationships; and
  •
  management depth and experience in asset generation, technology and new media marketing expertise.

Share Information on Market Prices of NetBank and RBMG Common Stock (Page 14)

    NetBank and RBMG common stock are listed on the Nasdaq Market under the symbols "NTBK" and "RBMG," respectively.

    The following table lists the closing prices of NetBank common stock and RBMG common stock and the equivalent per share value of a share of RBMG common stock, the last trading day before we announced the merger, and on            , 2002, the latest practicable date prior to the mailing of this joint proxy statement/prospectus. The "equivalent per share value of RBMG common stock" represents the closing price of a share of NetBank common stock on that date multiplied by the exchange ratio of 1.1382.

	NetBank Common Stock	RBMG Common Stock	Equivalent Per Share Value of RBMG Common Stock
November 16, 2001	$7.85	$8.35	$8.93
, 2002

    The market price of NetBank common stock will change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for NetBank common stock and RBMG common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Independent Fairness Opinions Obtained in Connection with the Merger (Page 33)

    In connection with the merger:

  •
  NetBank's board of directors considered the opinion it received from Raymond James & Associates, Inc. as to the fairness, from a financial point of view, on the date of such opinion, to NetBank of the consideration to be issued in the merger; and
  •
  RBMG's board of directors considered the opinion it received from Sandler O'Neill & Partners, L.P. that, as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of RBMG common stock.

    The full text of the written opinions of Raymond James and Sandler O'Neill, which set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are contained in Appendix B and Appendix C, respectively. Raymond James and Sandler O'Neill provided their respective opinions for the information and assistance of the boards of directors of NetBank and RBMG, respectively, in connection with their consideration of the merger. Neither the Raymond James opinion nor the Sandler O'Neill opinion is a recommendation as to how any shareholder should vote with respect to the merger. We urge you to read the opinions in their entirety.

The Merger Will be Accounted for as a Purchase (Page 64)

    The merger will be accounted for using the purchase method of accounting, as such term is used under generally accepted accounting principles in the United States of America.

Several Conditions Must be Met to Complete the Merger (Page 52)

    The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by both NetBank shareholders and RBMG shareholders and receipt of regulatory approvals.

    Where permitted by the merger agreement and applicable law, NetBank and RBMG may waive one or more conditions or obligations of the other party. NetBank and RBMG cannot assure you when or if all of the conditions to the completion of the merger can or will be satisfied or waived by the party permitted to do so.

We Have Not Yet Obtained All Required Regulatory Approvals to Complete the Merger (Page 65)

    The merger is subject to antitrust laws. NetBank and RBMG are required to make filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission. NetBank and RBMG are not permitted to complete the merger until the applicable waiting periods associated with those filings, including any extension of those waiting periods, have expired or been terminated and applicable clearances have been obtained. In addition, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion.

We Recommend that Shareholders Approve the Merger (Pages 30 and 32)

    NetBank Shareholders.  The NetBank board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote "FOR" the proposal to approve the merger. It also recommends that you vote "FOR" the proposal to amend the stock incentive plan.

    RBMG Shareholders.  The RBMG board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote "FOR" the proposal to approve the merger.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 54)

    To the extent permitted by applicable law, RBMG and NetBank may amend the merger agreement by written agreement at any time before or after the approval of the merger agreement by either the shareholders of NetBank or RBMG, or both. To the extent required by applicable law, if an amendment is made after the approval of the merger agreement by either the shareholders of NetBank or RBMG or both the amendment will be ratified by subsequent vote by the shareholders of NetBank or RBMG, or both, as the case the may be.

    The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger:

  •
  by the mutual consent of RBMG and NetBank, or
  •
  by RBMG or NetBank:
  •
  in the event of any material breach of any representation or warranty of the other party that cannot be cured prior to September 30, 2002 and would provide the terminating party the ability to refuse to complete the merger;
  •
  in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement that cannot be cured prior to September 30, 2002;
  •
  in the event the merger is not consummated by September 30, 2002;
  •
  in the event any approval of any regulatory authority required for completion of the merger and the other transactions contemplated by the merger agreement has been denied by final, non-appealable action or if any action taken by such authority is not appealed within the time limit for appeal, provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement; or
  •
  in the event the shareholders of NetBank or RBMG fail to vote their approval of the merger agreement.

    If the merger agreement is terminated, the merger agreement will generally become void and have no effect. In addition, termination of the merger agreement will not relieve any breaching party from possible legal liability, and may give rise to the payment of a termination payment of up to $3 million to the other party.

The Rights of RBMG Shareholders will Vary from the Rights of NetBank Shareholders (Page 70)

    The rights of RBMG shareholders are governed by Delaware law, as well as RBMG's certificate of incorporation and bylaws. After completion of the merger, however, the rights of RBMG shareholders will be governed by Georgia law, as well as NetBank's articles of incorporation and bylaws. While Georgia law and NetBank's articles of incorporation and bylaws are similar in many ways to Delaware law and RBMG's certificate of incorporation and bylaws, there are some substantive and procedural differences that will affect RBMG shareholders' rights.

RBMG and NetBank Executive Officers and Directors Have Some Interests in the Merger that are Different From and in Addition to Your Interests as Shareholders (Page 58)

    Some members of NetBank's and RBMG's executive officers and directors have interests in the merger that are in addition to and may be different from the interests shared with you as a NetBank shareholder and/or RBMG shareholder. The NetBank and RBMG boards of directors were aware of these different interests and considered them, among other matters, in adopting the merger agreement and the transactions it contemplates. These interests include:

  •
  the terms of the new employment agreement to be entered into by Douglas K. Freeman, who is currently RBMG's chief executive officer and will serve as NetBank's chief executive officer after the merger;
  •
  the amended terms of the employment agreements between NetBank and each of D.R. Grimes, its current vice chairman and chief executive officer, Robert E. Bowers, its current chief financial officer, and Michael R. Fitzgerald, its current president and chief operating officer. With the exception of Mr. Grimes, each of these individuals will continue to serve NetBank in the same capacity after the merger;
  •
  the appointment of Stuart M. Cable, Douglas K. Freeman, David W. Johnson, Jr., and Joel A. Smith, III to NetBank's board of directors after the merger;
  •
  the payment of a retainer to NetBank's current chairman for his efforts in connection with the merger;
  •
  the change of control agreements between certain RBMG executive officers and RBMG which provide for payments to such officers following the merger;
  •
  the treatment of RBMG stock options in the merger, which will result in the acceleration of unvested RBMG stock options prior to the merger and the conversion of unexercised stock options into either NetBank options or the right to receive $2.00 per share of RBMG stock previously subject thereto upon the completion of the merger; and
  •
  the termination of the RBMG supplemental executive retirement plan in connection with the merger, which will result in the crediting of additional years of vesting service thereunder for certain RBMG executive officers and a lump-sum payment of their plan benefit.

Management of NetBank After Completion of the Merger (Page 57)

    After completion of the merger, the total number of persons serving on the board of directors of NetBank will be eleven, which will include six directors from the pre-merger NetBank board, four from the pre-merger RBMG board and Mr. Robin Kelton, a director common to both boards. Currently, the six nominees of NetBank are:

  •
  T. Stephen Johnson
  •
  Ward H. Clegg
  •
  Donald S. Shapleigh, Jr.
  •
  J. Stephen Heard
  •
  Thomas H. Muller, Jr.
  •
  W. James Stokes

    The four current nominees of RBMG are:

  •
  Stuart M. Cable
  •
  Douglas K. Freeman
  •
  David W. Johnson, Jr.
  •
  Joel A. Smith, III

    Mr. T. Stephen Johnson will continue to serve as chairman of the board of directors of NetBank after the merger until NetBank announces quarterly operating earnings of at least $.25 per share or until his earlier resignation. After that date, Mr. Freeman will succeed Mr. Johnson as chairman of NetBank's board of directors and will serve for a term expiring on December 31, 2005. Additionally, after completion of the merger, Mr. Freeman will assume the office of chief executive officer of NetBank.

Comparative Per Share Data

    The following table shows certain data relating to income (loss), cash dividends and book value on:

  •
  an historical basis for NetBank and RBMG;

  •
  a pro forma combined basis per share of NetBank common stock, giving effect to the acquisition of Market Street Mortgage and the pending merger with RBMG; and

  •
  an equivalent pro forma basis per share of RBMG common stock, giving effect to the acquisition of Market Street Mortgage and the pending merger with RBMG.

    The pro forma combined consolidated financial information and RBMG pro forma equivalent information gives effect to the acquisition of Market Street Mortgage and the pending merger with RBMG under the purchase method of accounting and reflects the exchange ratio of 1.1382 shares of NetBank common stock for each share of RBMG common stock. The pro forma combined consolidated statements of operations do not reflect the estimated impact of non-recurring severance costs and success fees ($2.8 million) and compensation expense for the repurchase of certain NetBank stock options ($2.6 million) related to the merger with RBMG.

    You should read this data in conjunction with the unaudited pro forma combined consolidated financial statements and the separate historical financial statements of NetBank and RBMG and notes that are included or incorporated by reference in this joint proxy statement/prospectus. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger. See "Where You Can Find More Information About NetBank and RBMG".

	As of and for the
	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Income (Loss) From Continuing Operations Before Extraordinary Gain and Cumulative Effect of Change in Accounting Principle Per Common and Potential Common Share—Basic
NetBank historical	$0.13	$(0.04)
RBMG historical	$0.93	$(2.27)
NetBank and RBMG pro forma combined(1)	$0.44	$(0.82)
RBMG pro forma equivalent(2)	$0.50	$(0.93)
Income (Loss) From Continuing Operations Before Extraordinary Gain and Cumulative Effect of Change in Accounting Principle Per Common and Potential Common Share—Diluted
NetBank historical	$0.13	$(0.04)
RBMG historical	$0.92	$(2.27)
NetBank and RBMG pro forma combined(1)	$0.43	$(0.82)
RBMG pro forma equivalent(2)	$0.49	$(0.93)
Cash Dividends Declared Per Common Share Outstanding at Period End
NetBank historical	$—	$—
RBMG historical	$0.33	$0.44
NetBank and RBMG pro forma combined(1)	$—	$—
RBMG pro forma equivalent(2)	$—	$—
Book Value Per Common Share Outstanding at September 30, 2001
NetBank historical(3)	$8.96
RBMG historical(3)	$9.10
NetBank and RBMG pro forma combined(1)	$8.62
RBMG pro forma equivalent(2)	$9.81

(1)
Represents the pro forma combined consolidated information of NetBank, Market Street Mortgage and RBMG as if the mergers were consummated on January 1, 2000, and were accounted for as purchases. The effect of non-recurring severance costs and success fees of $2.8 million and compensation expense of $2.6 million related to the repurchase and cancellation of certain stock NetBank options has not been included in the pro forma combined consolidated statements of operations.

(2)
Represents the pro forma combined per common share amounts multiplied by the exchange ratio of 1.1382 shares of NetBank common stock for each share of RBMG common stock.

(3)
Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

Selected Historical Consolidated Financial Data of NetBank and RBMG

    The following tables present certain selected historical financial information for NetBank and RBMG and are derived from the consolidated financial statements (and related notes) of NetBank and RBMG. This information is only a summary and should be read in conjunction with each company's historical financial statements (and related notes), and other financial information concerning NetBank and RBMG contained in or incorporated by reference to this joint proxy statement/prospectus.

    On June 29, 2001, NetBank acquired the outstanding common stock of Market Street Mortgage. The results of operations of Market Street Mortgage are included in the consolidated financial statements of NetBank from the date of acquisition.

    Interim unaudited data for the nine-month periods ended September 30, 2001 and 2000 of NetBank and RBMG reflect, in the opinion of the respective managements of NetBank and RBMG, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of such information. Results for the nine-month period ended September 30, 2001 is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

NetBank, Inc.

	For the Nine Months Ended September 30,		For the Year Ended December 31,				For the Period from February 20, 1996 (Date of Incorporation) to December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands, except per share and account data)
Income statement data:
Interest income	$109,464	$81,409	$116,320	$54,773	$18,088	$2,223	$8
Interest expense	75,110	54,523	78,564	31,401	11,425	1,260	—

Net interest income	34,354	26,886	37,756	23,372	6,663	963	8

Provision for loan losses	253	267	393	107	20	471	—
Net interest income after provision for loan losses	34,101	26,619	37,363	23,265	6,643	492	8
Non-interest income	24,329	1,916	3,411	1,659	683	63	60
Non-interest expense	52,422	29,564	43,181	20,560	5,187	6,132	3,907

Income (loss) before income taxes and extraordinary gain	6,008	(1,029)	(2,407)	4,364	2,139	(5,577)	(3,839)
Income tax benefit (expense)	(2,283)	350	1,289	(1,316)	2,325	—	—

Income (loss) before extraordinary gain	3,725	(679)	(1,118)	3,048	4,464	(5,577)	(3,839)
Extraordinary gain on early extinguishment of debt(1)(2)	—	8,232	9,711	—	—	—	—

Net income (loss)	$3,725	$7,553	$8,593	$3,048	$4,464	$(5,577)	$(3,839)

Income (loss) before extraordinary gain per common share-basic	$0.13	$(0.02)	$(0.04)	$0.11	$0.24	$(0.55)	$(1.44)
Income (loss) before extraordinary gain per common and potential common share- diluted	$0.13	$(0.02)	$(0.04)	$0.11	$0.23	$(0.55)	$(1.44)
Net income (loss) per common share-basic	$0.13	$0.25	$0.29	$0.11	$0.24	$(0.55)	$(1.44)
Weighted average common shares outstanding-basic	29,214	29,706	29,667	27,052	18,447	10,062	2,658
Weighted average common and potential common shares outstanding-diluted	29,777	30,652	30,340	28,045	19,151	10,062	2,658
Balance sheet data-at period end:
Total assets	$2,484,444	$1,701,123	$1,842,690	$1,257,885	$388,437	$93,220	$1,246
Total deposits	$1,342,539	$909,261	$980,752	$653,901	$283,589	$58,727	$—
Total debt	$779,698	$517,784	$590,926	$355,935	$60,000	$—	$—
Shareholders' equity (deficit)	$263,844	$251,017	$250,607	$238,421	$38,755	$34,117	$(386)
Book value per share outstanding at end of year	$8.96	$8.36	$8.62	$8.11	$2.10	$1.85	$(0.10)
Percentage of net income (loss) to:
Average total assets (ROA)continuing operations-Basic (2)	0.24%	(0.69)%	(0.55)%	0.37%	1.85%	(11.81)%	N/M
Average shareholders' equity (deficit)(ROE)	1.93%	(4.06)%	(3.51)%	2.20%	12.25%	(33.07)%	N/M
Percentage of average shareholders' equity (deficit) to average total assets	12.51%	16.91%	15.77%	16.84%	15.13%	35.71%	(30.97)%
Number of accounts at period end	232,000	133,000	162,000	66,000	17,000	5,000	—

(1)
During the year ended December 31, 2000, NetBank repurchased $87.7 million of convertible subordinated notes outstanding for $62.5 million in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $9.7 million.

(2)
During the nine months ended September 30, 2000, NetBank repurchased $57.1 million of convertible subordinated notes outstanding for $43.0 million in cash and 595,000 shares of NetBank common stock and recorded an extraordinary gain on early extinguishment of debt of $8.2 million.

Resource Bancshares Mortgage Group, Inc.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share and account data)
Income Statement Data:
Net interest income	$18,201	$13,427	$15,876	$25,839	$21,242	$17,644	$16,902
Net gain on sale of mortgage loans	$87,511	$26,456	$37,343	$84,390	$162,452	$103,370	$79,178
(Loss) gain on sale of mortgage servicing rights	$(2,329)	$2,212	$2,222	$7,262	$1,753	$7,955	$1,105
Servicing Fees	$26,446	$26,351	$34,981	$42,223	$39,379	$30,869	$28,763
Total revenues	$129,007	$33,936	$57,234	$159,495	$230,391	$161,018	$126,617
Salary and employee benefits	$38,497	$38,302	$50,280	$64,547	$75,084	$62,235	$55,578
Total expenses (including taxes)	$113,707	$70,773	$97,424	$153,991	$182,872	$139,220	$106,994
Net income (loss) from continuing operations	$15,300	$(36,837)	$(40,190)	$5,504	$47,519	$21,798	$19,623
Net income (loss) from discontinued operations	$—	$(2,267)	$(2,108)	$418	$1,152	$—	$—
Cumulative effect of change in accounting principles- SFAS No. 133, net of tax	$(149)	$—	$—	$—	$—	$—	$—
Net income (loss)	$15,151	$(39,104)	$(42,298)	$5,922	$48,671	$21,798	$19,623
Selected Balance Sheet Data:
Mortgage loans held-for-sale and mortgage-backed securities	$617,958	$517,188	$541,574	$480,504	$1,441,458	$1,179,188	$802,335
Lease receivables	$195,263	$185,463	$191,777	$155,559	$102,029	$51,494	$—
Mortgage servicing rights, net	$144,979	$150,875	$160,766	$177,563	$191,022	$127,326	$109,815
Residual interests in subprime securitizations	$—	$20,384	$—	$54,382	$45,782	$19,684	$—
Total assets	$1,158,461	$1,014,085	$1,069,753	$1,027,182	$1,969,635	$1,556,929	$1,028,394
Total long-term borrowings	$6,054	$6,175	$6,145	$6,259	$6,364	$6,461	$—
Total liabilities	$1,007,506	$855,390	$917,984	$814,710	$1,717,477	$1,341,790	$871,093
Shareholders' equity	$150,955	$158,695	$151,769	$212,472	$252,158	$215,139	$157,301
Statistics:
Total mortgage loan and lease production	$8,968,816	$4,668,722	$6,403,980	$8,940,991	$15,640,342	$10,777,294	$9,995,725
Total agency-eligible servicing portfolio (including subservicing)	$12,361,327	$8,732,393	$8,672,296	$9,078,226	$13,595,736	$10,195,354	$8,658,742
Managed lease servicing portfolio(1)	$193,144	$187,836	$192,641	$166,572	$136,521	$123,509	$—
Return on average assets	1.70%	(4.87)%	(4.01)%	0.47%	2.73%	1.78%	1.91%
Return on average equity	13.51%	(26.85)%	(22.86)%	2.52%	21.01%	12.82%	14.43%
Per Share Data:
Net income (loss) per common share from continuing operations—basic(2)	$0.93	$(2.04)	$(2.27)	$0.27	$2.06	$1.07	$1.02
Net income (loss) per common share from discontinued operations—basic	0.00	(0.13)	(0.12)	0.02	0.04	—	—
Net income (loss) per common share from continuing operations—diluted	0.91	(2.04)	(2.27)	0.26	2.02	1.05	1.00
Net income (loss) per common share from discontinued operations—diluted	0.00	(0.13)	(0.12)	0.02	0.05	—	—
Book value per common share at end of period	9.10	9.10	8.97	11.08	10.96	9.21	8.16
Cash dividends paid per common share	0.33	0.33	0.44	0.43	0.29	0.13	0.06

(1)
Managed lease servicing portfolio consists of $192,298, $182,444, $188,912, $152,300, $98,956 and $49,104 of leases owned by the company and $846, $5,392 $3,729, $14,272, $37,565 and $74,405 of leases serviced for investors as of September 30, 2001, 2000, December 31, 2000, 1999, 1998 and 1997, respectively.

(2)
Net of $0.01 per share resulting from the cumulative effect of change in accounting principle.

Selected Unaudited Combined Consolidated Pro Forma Financial Data

    The following selected unaudited pro forma combined consolidated financial information has been derived from the historical financial statements of NetBank, Market Street Mortgage and RBMG. The unaudited pro forma combined consolidated balance sheet as of September 30, 2001 has been presented as if the pending merger with RBMG had been consummated on that date. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 have been presented as if the pending merger with RBMG and the acquisition of Market Street Mortgage had been consummated on January 1, 2000. The share information was calculated using the exchange ratio of 1.1382. NetBank acquired Market Street Mortgage on June 29, 2001.

    The selected unaudited pro forma combined consolidated financial information gives effect to the acquisition of Market Street Mortgage and the pending merger with RBMG under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated financial information. See "Pro Forma Combined Consolidated Financial Information" on page 80.

	For the Nine Months ended September 30, 2001	For the Year ended December 31, 2000
	(dollars in thousands, except per share amounts)
Income statement data:
Interest income	$176,575	$200,352
Interest expense	$121,640	$145,791
Net interest income	$54,935	$54,561
Provision for loan losses	$11,897	$8,182
Non-interest income	$168,024	$93,004
Non-interest expense	$176,085	$206,119
Income (loss) before income taxes, extraordinary gain and cumulative effect of change in accounting principle	$34,977	$(66,736)
Income tax (expense) benefit	$(13,132)	$25,402
Income (loss) from continuing operations before extraordinary gain and cummulative effect of change in accounting principle	$21,845	$(41,334)
Per share data:
Income (loss) from continuing operations before extraordinary gain and cummulative effect of change in accounting principle per common and potential common share outstanding:
Basic	$0.44	$(0.82)

Diluted	$0.43	$(0.82)

Balance sheet data:
Total assets	$3,677,469
Total deposits	$1,342,539
Total debt	$1,661,982
Shareholders' equity	$416,390

Comparative Market Prices And Dividends

    NetBank common stock is traded on the Nasdaq Stock Market under the symbol "NTBK." RBMG common stock is traded on the Nasdaq Stock Market under the symbol "RBMG." The following table sets forth, for the periods indicated, the high and low bid prices per share of NetBank and RBMG common stock on the Nasdaq Stock Market and the dividends declared per share of NetBank and RBMG common stock for the indicated periods. All per share amounts have been adjusted to reflect the effect of previous stock splits.

	NetBank			RBMG
	High	Low	Cash Dividend	High	Low	Cash Dividend
2001
Fourth Quarter (through December 14, 2001)	$10.10	$6.95	$—	$11.19	$7.75	$0.11
Third Quarter	$10.70	$7.10	$—	$9.30	$6.94	$0.11
Second Quarter	$11.90	$8.44	$—	$8.05	$6.75	$0.11
First Quarter	$10.88	$6.69	$—	$8.81	$6.44	$0.11
2000
Fourth Quarter	$11.94	$6.00	$—	$7.06	$5.56	$0.11
Third Quarter	$13.38	$9.75	$—	$6.06	$3.88	$0.11
Second Quarter	$14.44	$8.56	$—	$5.06	$3.00	$0.11
First Quarter	$22.00	$12.06	$—	$4.81	$3.50	$0.11
1999
Fourth Quarter	$34.38	$17.00	$—	$6.50	$4.44	$0.11
Third Quarter	$40.25	$16.50	$—	$11.00	$4.50	$0.11
Second Quarter	$83.00	$22.75	$—	$13.63	$9.00	$0.11
First Quarter	$25.00	$8.67	$—	$17.00	$11.81	$0.10

    The market price of NetBank common stock at the effective time of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the merger agreement was executed, at the time of mailing of this joint proxy statement/prospectus, or at the times of the special meetings. Holders of RBMG common stock are not assured of receiving any specific market value of NetBank common stock at the effective time of the merger, and that value may be substantially more or less than the current market price of NetBank common stock.

    NetBank has not declared or paid any cash dividends on its common stock. NetBank has no present plan to pay dividends, but the board will consider paying a moderate dividend in the future. In addition, the Office of Thrift Supervision regulates the amount of dividends that NetBank's subsidiary thrift can pay to NetBank. The merger agreement prohibits NetBank from paying any dividends and limits RBMG's dividends to its normal scheduled dividend of $0.11 per share prior to the closing of the merger.

RISK FACTORS

    In evaluating the merger, you should carefully consider the discussion of risks and uncertainties below and you should refer to the matters discussed under the caption "Statements Regarding Forward Looking Information" in this joint proxy statement/prospectus on page 22.

    By voting in favor of the merger, RBMG shareholders will be choosing to invest in NetBank common stock. An investment in NetBank common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, the combined company, NetBank and RBMG in deciding whether to vote for the merger.

Risks Related to the Merger

The value of the NetBank common stock to be received by RBMG shareholders will fluctuate with NetBank's share price, and no adjustment to the exchange ratio will be made as a result of changes in the market price of NetBank or RBMG common stock.

    At the closing of the merger, each outstanding share of RBMG common stock will be exchanged for 1.1382 shares of NetBank common stock. This exchange ratio will not be adjusted for changes in the market price of NetBank common stock or RBMG common stock. RBMG shareholders will not know the exact market value of NetBank's common stock that will be issued to them in the merger at the time of the special meeting of RBMG shareholders. Neither NetBank nor RBMG may terminate or renegotiate the merger agreement or resolicit the vote of their respective shareholders solely because of changes in the market price of NetBank common stock or RBMG common stock. If NetBank's common stock price declines prior to or on the closing of the merger, the NetBank common stock received by RBMG shareholders at the closing will have a market value that will be less than the current market value of NetBank common stock.

    The market price of NetBank's common stock, like that of the shares of many other technology companies, has been and is expected to continue to be volatile. For example, since the beginning of 1999, NetBank common stock traded as high as $83.00 per share and as low as $6.00 per share. The market price of NetBank common stock is expected to continue to fluctuate significantly.

We face uncertainties relating to the integration of NetBank's and RBMG's operations, systems and personnel.

    Integrating the operations, systems and personnel of NetBank and RBMG will be a complex process, and NetBank and RBMG are uncertain that the integration will be completed in a timely manner or will achieve the anticipated benefits of the merger. The challenges involved in this integration include:

  •
  retaining existing customers and business partners of each company;

  •
  retaining and integrating management and other key employees of both NetBank and RBMG;

  •
  generating deposits sufficient to provide greater liquidity for loan funding;

  •
  generating a consistent volume of varied loan products to retain as investments;

  •
  combining product and service offerings effectively, quickly and without disruption to NetBank's or RBMG's ongoing businesses;

  •
  transitioning all systems to a common information technology system;

  •
  persuading employees that the business cultures of NetBank and RBMG are compatible; and

  •
  developing, maintaining and combining uniform standards, controls, procedures and policies.

    The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The diversion of the attention of NetBank's and RBMG's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of NetBank's and RBMG's businesses. In addition, there may be unanticipated expenses related to integration of the two companies. Further, neither NetBank nor RBMG can assure you that the growth rate of the combined company will equal the historical growth rates experienced by either company.

Current NetBank shareholders will face substantial dilution of their ownership interests following the merger.

    In connection with the merger, NetBank intends to issue approximately 21,000,000 shares of its common stock in exchange for the outstanding shares of RBMG common stock and upon exercise of RBMG stock options that are converted into NetBank stock options in the merger. Following the merger, NetBank shareholders will own approximately 60% of the combined company's outstanding shares of common stock. Therefore, by voting in favor of the merger, NetBank shareholders are voting for a transaction that will result in substantial dilution of their ownership interest in NetBank.

If NetBank does not successfully integrate RBMG or the merger's benefits do not meet the expectations of investors or financial or industry analysts, the market price of NetBank common stock may decline after the merger.

    The market price of NetBank common stock may decline as a result of the merger if:

  •
  the integration of NetBank and RBMG is not completed in a timely and efficient manner;

  •
  the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial or industry analysts; or

  •
  the effect of the merger on the combined company's financial results is not consistent with the expectations of financial or industry analysts.

Failure to complete the merger could cause NetBank and RBMG to pay significant termination fees and could negatively impact the market prices of NetBank common stock and RBMG common stock.

    If the merger is not completed for any reason, NetBank and RBMG will be subject to a number of material risks, including:

  •
  under the terms of the merger agreement, each of NetBank and RBMG could be required to pay fees and expense reimbursements to the other party aggregating up to $3.0 million for terminating the merger agreement;

  •
  the market prices of NetBank common stock and RBMG common stock may decline to the extent that the current market price of those shares reflects a market assumption that the merger will be completed;

  •
  significant costs related to the merger, such as filing fees, printing costs, legal and accounting fees and some of the investment banking fees, must be paid even if the merger is not completed; and

  •
  benefits that NetBank and RBMG expect to realize from the merger, such as the potentially enhanced competitive position of the combined company, may not be realized.

    If the merger agreement is terminated and the RBMG board of directors seeks another merger or business combination, RBMG shareholders cannot be certain that RBMG will be able to find another party willing to pay an equivalent or more attractive price than the price to be paid by NetBank in the merger.

The merger will result in significant costs to NetBank and RBMG.

    Costs associated with combining the operations of the two companies are difficult to estimate. Direct transaction costs to NetBank, which will be included as part of the total purchase price for accounting purposes, are estimated at approximately $3.0 million. Direct transaction costs to RBMG, which will be included as part of the total purchase price for accounting purposes, are estimated at approximately $3.0 million. These costs are expected to consist primarily of fees for investment bankers, attorneys and accountants. The aggregate amount of these costs may be greater than currently anticipated. A substantial amount of these costs will be incurred whether or not the merger is completed. NetBank believes the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the businesses and operations of NetBank and RBMG. The combined company could incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Risks Relating to the Business of the Combined Company

Changes in interest rates may decrease our net interest income, capital and liquidity.

    An increase or decrease in interest rates could have a material adverse effect on the combined company's net interest income, capital and liquidity. NetBank's profitability depends substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and investments, and the interest expense paid on its interest-bearing liabilities, such as deposits and other borrowings. NetBank's consolidated earnings are affected by changes in market interest rates and other economic factors beyond its control. Its measures to decrease interest rate risks may not be effective in minimizing exposure to that risk.

    In the case of RBMG, loans held for sale are generally funded by borrowings under its revolving warehouse credit line. RBMG's net warehouse interest income is the difference between the interest income it earns on loans held for sale (generally based on long-term interest rates) and the interest it pays on its borrowings (generally based on short-term interest rates). The factors that can affect this spread include interest rates charged by lenders, the relationship between long-term and short-term interest rates and the use of compensating balances (escrow funds held on deposit with lending banks) to decrease interest rates charged on borrowed funds. There can be no assurance that this spread will not decrease from its current level. A decrease in the spread would have a negative effect on the net interest income of RBMG and of the combined company.

    Additionally, in a declining rate environment, production volumes rise, reducing excess capacity to produce in the industry. This may result in a reduction in price competition and an improvement in gain on sale margins. In a rising rate environment, production volumes shrink, creating excess capacity. This may result in increasing price competition and a decline in gain on sale margins.

    Furthermore, in a declining rate environment, borrowers have an increased tendency to prepay their mortgages and refinance at the then lower rates. This may reduce the value of mortgage servicing rights recorded in RBMG's balance sheet. Although RBMG hedges a portion of the interest rate risk inherent in its servicing portfolio, there can be no assurance that decreases in the value of servicing rights will be offset by increases in the value of RBMG's hedges.

Changes in economic conditions could reduce our net interest margin and earnings.

    An unexpected change in general economic conditions could negatively affect the combined company in several ways. If management does not plan adequately for these fluctuations, the combined company's net interest margin and earnings could suffer. For example, an economic downturn could cause the quality of the combined company's loan portfolio to deteriorate as borrowers are increasingly unable to repay their loans. This could in turn decrease net interest income and our net interest margin and require that we increase our provision for loan losses. Economic conditions also affect the value of collateral supporting loan portfolios, administrative costs in evaluating and processing mortgage loan applications and the cost and availability of funds that management would rely upon to make or purchase loans. Competition could also be affected by fluctuations in interest rates and general and localized economic conditions.

The combined company will face strong competition in the financial services industry and its future profitability will depend on its ability to compete effectively.

    The financial services industry is highly competitive. The combined company's ability to achieve and maintain profitability depends on its ability to compete effectively. NetBank competes with traditional banks and thrifts, other internet banks and other financial services providers such as brokerage and insurance companies. RBMG competes with other mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions. Many of the combined company's competitors will have greater financial resources, better operating efficiencies and longer operating histories than the combined company.

    We believe the combined company's ability to compete successfully will depend on a number of factors, including:

  •
  our interest rates, prices and service fees as compared to those of our competitors;

  •
  industry and general economic trends;

  •
  the scope of our products and services and the rate at which we and our competitors introduce them;

  •
  market presence;

  •
  customer service and satisfaction; and

  •
  the capacity, reliability and security of our network infrastructure.

    If we experience difficulty in any of these areas, our revenues and profitability could be adversely affected.

RBMG could experience losses on the sale of mortgage loans if interest rates rise unexpectedly.

    Gains or losses on the sale of mortgage loans may result from changes in interest rates from the time the interest rate on a customer's mortgage loan application is established to the time RBMG sells the loan. At any given time, RBMG has committed to sell substantially all of its mortgage loans that are closed and a percentage of the mortgage loans that are not yet closed but for which the interest rate has been established. To manage the interest rate risk of these "pipeline loans," RBMG continuously projects the percentage of the pipeline loans it expects to close and, on the basis of such projections, enters into forward sales commitments to sell such loans. RBMG employs a variety of techniques, including mandatory forward sales commitments for mortgage-backed securities, to reduce the effect of interest rate changes.

    If interest rates make an unanticipated change, the actual percentage of pipeline loans that close may differ from the projected percentage. A sudden increase in interest rates can cause a higher percentage of pipeline loans to close than projected. To the degree that this may not have been anticipated, RBMG may not have made forward sales commitments to sell these additional loans and consequently may incur significant losses upon their sale at current market prices, adversely affecting results of operations. Likewise, if a lower percentage of pipeline loans closes than was projected, due to a sudden decrease in interest rates or otherwise, RBMG may have committed to sell more loans than actually close and as a result may incur significant losses in fulfilling these commitments, also adversely affecting results of operations. This risk is greater during times of volatile interest rates.

RBMG could experience losses resulting from defaults on forward purchase contracts.

    In connection with its mortgage loan sales and mortgage servicing rights sales programs, which involve the sale of mortgage loans, mortgage-backed securities and servicing rights on a forward or other deferred delivery and payment basis, RBMG has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of RBMG's counterparties is currently secured or subject to margin requirements. Although RBMG has never suffered a loss as a result of a default by a forward contract counterparty, RBMG attempts to limit its credit exposure on forward sales arrangements on mortgage loans and mortgage-backed securities by entering into forward contracts only with institutions that RBMG believes are acceptable credit risks and by limiting exposure to any single counterparty by selling to a number of investors.

Mortgage servicing rights are difficult to value and could decline in value if we do not accurately predict loan prepayment rates.

    The value of RBMG's servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. In periods of declining interest rates, the economic advantages to borrowers of refinancing their mortgage loans become greater. Increases in the rate of mortgage loan prepayments reduce the period during which RBMG receives servicing income from such loans. RBMG capitalizes the cost of the acquisition of servicing rights from third parties and also capitalizes servicing rights on loans that it originates. The value of servicing rights is based upon the net present value of combined estimated future cash flows, which is in turn based upon various economic assumptions and projections regarding future events. It is therefore difficult to value these rights, and a change in any assumption could have a significant effect on the value at which these assets are carried on the company's balance sheet. If the rate of prepayment of the related loans exceeds the rate assumed by RBMG, due to a significant reduction in interest rates or otherwise, the value of the RBMG servicing portfolio will decrease and accelerated amortization of servicing rights or recognition of an impairment provision may become necessary, thereby decreasing earnings.

The combined company's operations could be interrupted if its network or computer systems were to fail or experience a security breach.

    Interruptions in the combined company's operations resulting from damage or failure of its network or computer system could cause it to lose customers and other sources of revenue. Because NetBank conducts its business over the Internet and outsources several critical functions to third parties, its operations depend on its ability, as well as that of its third party service providers, to protect its computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar unforeseen problems and catastrophic events. The same will be true for the combined company as the technological resources of NetBank and RBMG are integrated after the merger.

    In addition, a significant barrier to on-line financial transactions is the secure transmission or confidential information over public networks. NetBank relies, and the combined company will rely, on encryption and authentication technology for secure transmission of confidential information. Advances in computer capabilities or similar developments could result in a compromise or breach of the algorithms used to protect customer transaction data. Such an event could cause significant adverse publicity, customer and revenue loss, litigation, or regulatory sanctions.

NetBank may be unable to prevent third parties from infringing on its name.

    NetBank regards the form and substance of its name as proprietary and attempts to protect it by relying on intellectual property laws. It owns a federal service mark registration for NETBANK® and also owns "netbank.com" as its principal Internet domain name. Policing registration is difficult, however, and can result in costly, time consuming litigation. We cannot assure you that all litigation involving NetBank's intellectual property rights will be successful.

Regulatory requirements could make it more difficult for us to conduct our business.

    Both NetBank and RBMG are, and the combined company will be, subject to significant government regulation. NetBank is regulated by the Office of Thrift Supervision and the Georgia Department of Banking and Finance, while its thrift subsidiary is regulated by the Office of Thrift Supervision and the FDIC. The mortgage banking business of NetBank's subsidiary, Market Street Mortgage, and of RBMG is subject to the rules and regulations of the Department of Housing and Urban Development, the Federal Housing Administration, the Veterans Administration, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Governmental National Mortgage Association and other regulatory agencies. Both NetBank and RBMG are also subject to various laws and regulations relating to commercial and consumer transactions generally, including the Equal Credit Opportunity Act, the Federal Truth-In-Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act and the Real Estate Settlement Procedures Act of 1974.

    Changes in these laws and regulations or the adoption of new ones could subject the combined company to more demanding compliance requirements and could impair its ability to conduct, or cost of conducting, business. For example, failure to comply with any of the regulatory requirements regulating mortgage origination or mortgage servicing activities can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. In addition, NetBank's ability to conduct its business may be adversely affected by legislative and regulatory proposals concerning on-line content, user privacy, taxation, access charges, liability for third party activities and jurisdiction. The adoption of new laws or the application of existing laws could decrease use of the Internet, which could in turn decrease the demand for NetBank's products and services or increase its cost of doing business.

The combined company's loan volume and resulting revenue will depend upon its ability to attract and retain business from independent mortgage bankers and mortgage brokers who are not contractually obligated to do business with the company.

    RBMG depends, and the combined company will depend, largely upon independent mortgage bankers, including smaller mortgage companies and commercial banks, and, to a lesser extent, upon independent mortgage brokers, for its originations and purchases of mortgage loans. Substantially all of the independent mortgage brokers and mortgage bankers with whom RBMG does business deal with multiple loan originators for each prospective borrower. Wholesale originators, such as RBMG, compete for business based upon pricing, service, loan fees and costs and other factors. RBMG's competitors also seek to establish relationships with such independent mortgage bankers and mortgage brokers, none of whom is obligated by contract or otherwise to continue to do business with RBMG. Future operating and financial results of RBMG may be more susceptible to fluctuations in the volume and cost of its broker and mortgage banker-sourced loans resulting from, among other things, competition from other purchasers of such loans.

The combined company may not pay cash dividends.

    RBMG's shareholders have received consistent quarterly dividends of $0.11 per share during the past two fiscal years. In contrast, NetBank has never paid cash dividends on its common stock.

NetBank does not presently intend to pay cash dividends on its common stock after the merger and may never pay such dividends.

The combined company's articles of incorporation and bylaws could deter a change in control and deprive you of an opportunity to sell your stock at a premium over market prices.

    The combined company's articles of incorporation and bylaws will contain provisions that may deter an attempt to change or gain control of the company. As a result, you may be deprived of opportunities to sell some or all of your shares of NetBank common stock at prices that represent a premium over market prices. These provisions include the existence of blank check preferred stock, a shareholder rights plan, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements and flexibility in evaluating acquisition proposals. See "Description of NetBank Capital Stock" on page 70 of this document.

STATEMENTS REGARDING FORWARD LOOKING INFORMATION

    You should not rely on forward looking statements in this joint proxy statement/prospectus. This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to NetBank's and RBMG's financial condition, operating results and businesses and on the expected impact of the merger on the combined company's financial performance. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements.

    Some of the factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities:

  •
  the businesses of NetBank and RBMG may not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

  •
  NetBank may not attract sufficient deposits to provide RBMG greater liquidity for loan funding;

  •
  RBMG may not generate a consistent volume of varied loan products for NetBank to retain as investments;

  •
  key executive officers and personnel could leave the combined company unexpectedly;

  •
  revenues following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;

  •
  the regulatory approval required for the merger may not be obtained on the proposed terms or on the anticipated schedule;

  •
  the shareholders of NetBank and RBMG may not approve the merger;

  •
  competitive pressures among financial services institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues;

  •
  the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality, including the resulting effect on the combined company's loan portfolio and allowance for loan losses;

  •
  the United States and foreign legal and regulatory framework may change in ways that make it more difficult to operate our business profitably; and

  •
  adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could inhibit the company's ability to obtain financing through the capital markets.

    Some of these factors and additional risks and uncertainties are further discussed under the other factors identified in the "Risk Factors" section beginning on page 15.

THE NETBANK SPECIAL MEETING

Date, Time and Place of the NetBank Special Meeting

    This joint proxy statement/prospectus is being furnished to shareholders in connection with the solicitation of proxies by the NetBank board of directors for use at the NetBank special meeting to be held on      , 2002 at      , local time, at            , and at any adjournments or postponements thereof.

    This joint proxy statement/prospectus and the accompanying form of proxy are first being mailed by NetBank to its shareholders on or about            , 2002.

Matters to Be Considered

    At the NetBank special meeting, you will be asked to:

  (1)
  consider and vote upon a proposal to approve and adopt the merger agreement pursuant to which, among other things, Merger Sub will merge with and into RBMG upon the terms and subject to the conditions set forth in the merger agreement;

  (2)
  consider and vote upon an amendment to NetBank's 1996 Stock Incentive Plan, which would allow NetBank to increase the number of shares of NetBank common stock available for issuance under the plan from 3,750,000 to 7,500,000; and

  (3)
  act on any other business that properly comes before the NetBank special meeting or any adjournments or postponements of the NetBank special meeting.

Record Date for the NetBank Special Meeting

    The NetBank board of directors has fixed the close of business on            , 2002 as the record date for determination of the shareholders entitled to notice of, and to vote at, the NetBank special meeting. On the record date, there were      shares of NetBank common stock outstanding, held by approximately      holders of record. At the NetBank special meeting, each holder of NetBank common stock will have one vote for each share of NetBank common stock held.

Quorum

    If a majority of the shares of NetBank common stock outstanding on the record date is represented either in person or by proxy at the NetBank special meeting, a quorum will be present at the NetBank special meeting. Shares held by persons attending the NetBank special meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the NetBank special meeting for purposes of determining the presence or absence of a quorum.

    A broker who holds shares in nominee or "street name" for a customer who is the beneficial owner of those shares is prohibited from giving a proxy to vote those shares on the matters to be considered and voted upon at the NetBank special meeting without specific instructions from such customer with respect to such proposal. These so-called "broker non-votes" will be counted as present at the NetBank special meeting for purposes of determining whether a quorum exists.

Votes Required for Approval of the Proposals

    The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of NetBank common stock outstanding as of the record date, while approval of the proposed amendment to the stock incentive plan will require that the number of shares voted in favor of the amendment exceed the number of shares voted against it. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve and adopt the merger agreement, but will have no effect on the proposal to amend the stock incentive plan. The board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

    As of the record date, directors and executive officers of NetBank owned approximately      shares of NetBank common stock, representing approximately      % of the voting power of the NetBank common stock entitled to vote at the NetBank special meeting. We currently anticipate that all of these people will vote their shares of NetBank common stock in favor of each of the proposals. As of the record date, neither RBMG nor its subsidiaries owned, directly or indirectly, any shares of NetBank common stock.

Proxies

    All shares of NetBank common stock represented by properly executed proxies received before or at the NetBank special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If you make no specification, your proxy will be voted "FOR" approval and adoption of the merger agreement and "FOR" the amendment to the stock incentive plan. You are urged to mark the box on your proxy card to indicate how to vote your shares. Please check the voting form used by your broker to see if you can vote your shares by telephone or the Internet.

    NetBank does not expect that any other matters will be brought before the NetBank special meeting. If, however, other matters are properly presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters, including any proposal to adjourn or postpone the NetBank special meeting. No proxy that is voted against approval of the adoption of the merger agreement will be voted in favor of any adjournment or postponement of the NetBank special meeting for the purpose of soliciting additional proxies.

    If you are a holder of record, you may revoke your proxy at any time before it is voted by:

  •
  submitting a written notice of revocation to NetBank at 11475 Great Oaks Way, Suite 100, Alpharetta, Georgia 30022, Attention: Corporate Secretary;

  •
  executing and delivering a subsequently dated proxy; or

  •
  appearing in person and voting at the NetBank special meeting if you are a holder of record.

    Attendance at the NetBank special meeting will not in and of itself constitute revocation of a proxy. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Solicitation of Proxies

    NetBank will bear the entire cost of soliciting proxies from NetBank shareholders except that RBMG will pay one-half of the cost of preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail, NetBank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. NetBank will reimburse those record holders for their reasonable expenses in so doing. NetBank has also made arrangements with Georgeson Shareholder to assist in soliciting proxies for the merger, the amendment to the stock incentive plan and the special meeting and in communicating with shareholders and has agreed to pay Georgeson approximately $10,000 plus expenses for its services.

THE RBMG SPECIAL MEETING

Date, Time and Place of the RBMG Special Meeting

    This joint proxy statement/prospectus is being furnished to shareholders in connection with the solicitation of proxies by the RBMG board of directors for use at the RBMG special meeting to be held on            at            , local time, at 9710 Two Notch Road, Columbia, South Carolina, and at any adjournments or postponements thereof.

    This joint proxy statement/prospectus and the accompanying form of proxy are first being mailed by RBMG to its shareholders on or about            , 2002.

Matters to be Considered

    At the RBMG special meeting, you will be asked to:

  (1)
  consider and vote upon a proposal to approve and adopt the merger agreement pursuant to which, among other things, Merger Sub will merge with and into RBMG upon the terms and subject to the conditions set forth in the merger agreement; and

  (2)
  act on any other business that properly comes before the RBMG special meeting or any adjournments or postponements of the RBMG special meeting.

Record Date for the RBMG Special Meeting

    The RBMG board of directors has fixed the close of business on            , 2002 as the record date for determination of the shareholders entitled to notice of, and to vote at, the RBMG special meeting. On the record date, there were            shares of RBMG common stock outstanding, held by approximately      holders of record. At the RBMG special meeting, each holder of RBMG common stock will have one vote for each share of RBMG common stock held.

Quorum

    If a majority of the shares of RBMG common stock outstanding on the record date is represented either in person or by proxy at the RBMG special meeting, a quorum will be present at the RBMG special meeting. Shares held by persons attending the RBMG special meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the RBMG special meeting for purposes of determining the presence or absence of a quorum.

    A broker who holds shares in nominee or "street name" for a customer who is the beneficial owner of those shares is prohibited from giving a proxy to vote those shares on the matters to be considered and voted upon at the RBMG special meeting without specific instructions from such customer with respect to such proposal. These so-called "broker non-votes" will be counted as present at the RBMG special meeting for purposes of determining whether a quorum exists.

Votes Required for Approval and Adoption of the Merger Agreement

    The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of RBMG common stock outstanding as of the record date. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve and adopt the Merger Agreement. Accordingly, the board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

    As of the record date, directors and executive officers of RBMG owned approximately      shares of RBMG common stock, representing approximately      % of the voting power of the

RBMG common stock entitled to vote at the RBMG special meeting. We currently anticipate that all of these people will vote their shares of RBMG common stock in favor of each of the proposals. As of the record date, neither NetBank nor its subsidiaries owned, directly or indirectly, any shares of RBMG common stock.

Proxies

    All shares of RBMG common stock represented by properly executed proxies received before or at the RBMG special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If you make no specification, your proxy will be voted "FOR" approval and adoption of the merger agreement. You are urged to mark the box on your proxy card to indicate how to vote your shares. Please check the voting form used by your broker to see if you can vote your shares by telephone or the Internet.

    RBMG does not expect that any other matters will be brought before the RBMG special meeting. If, however, other matters are properly presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters, including any proposal to adjourn or postpone the RBMG special meeting. No proxy that is voted against approval of the adoption of the merger agreement will be voted in favor of any adjournment or postponement of the RBMG special meeting for the purpose of soliciting additional proxies.

    If you are a holder of record, you may revoke your proxy at any time before it is voted by:

  •
  submitting a written notice of revocation to RBMG at 9710 Two Notch Road, Columbia, South Carolina 29223, Attention: Corporate Secretary;

  •
  executing and delivering a subsequently dated proxy; or

  •
  appearing in person and voting at the RBMG special meeting if you are a holder of record.

    Attendance at the RBMG special meeting will not in and of itself constitute revocation of a proxy. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Solicitation of Proxies

    RBMG will bear the entire cost of soliciting proxies from RBMG shareholders except that NetBank will pay one-half of the cost of preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail, RBMG will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. RBMG will reimburse those record holders for their reasonable expenses in so doing. RBMG has also made arrangements with Georgeson Shareholder to assist in soliciting proxies for the merger and the special meeting and in communicating with shareholders and has agreed to pay Georgeson approximately $5,500 plus expenses for its services.

THE MERGER

    The following information describes the material aspects of the merger. This description is not complete and is qualified in its entirety by reference to the appendices attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Appendix A and incorporated herein by reference. All shareholders are urged to read the merger agreement in its entirety.

General

    The merger agreement provides for the merger of Merger Sub, with and into RBMG. As a result of the merger, RBMG will become a wholly owned subsidiary of NetBank and the former shareholders of RBMG will become shareholders of NetBank. The Merger Sub has been formed solely for the purpose of effecting the merger and will have no other activity. The merger will become effective at the time and date specified in the certificate of merger filed with the Secretary of State of the State of Delaware. It is currently anticipated that the merger will be completed in the first half of 2002. There can be no assurance, however, that the required approvals will be obtained or that the other conditions to the merger will be satisfied by such date, or at all, or that the merger agreement will not be terminated.

Background of the Merger

    The following describes events leading to the execution of the merger agreement among NetBank, Merger Sub and RBMG.

    As part of NetBank's 2001 strategic plan, the NetBank board believed that NetBank needed to acquire an integral asset generating capability in order to attain significant earnings growth. This capability would allow NetBank to generate a higher margin on assets held by the bank as well as ancillary fee income. Specifically, NetBank's 2001 business plan and management objectives included the targeted acquisition of two asset generating businesses, at least one of which was to be focused on the mortgage market. No specific candidates had yet been identified, however.

    In February 2001, the RBMG board formed a strategic planning committee to consider RBMG's full range of strategic alternatives, including the sale of RBMG and an acquisition of a depository institution to lower funding costs and enhance access to liquidity and the RBMG board authorized the engagement of Sandler O'Neill as its independent financial advisor to explore these strategic alternatives.

    In February 2001, one of NetBank's directors, Robin Kelton, suggested to the NetBank board that it should consider RBMG as an acquisition candidate because of RBMG's asset generating business. Mr. Kelton disclosed that he was also a member of the RBMG board. After discussion and consultation with an independent financial advisor, however, the NetBank board did not feel it was appropriate at that time to pursue an acquisition of RBMG based on its relatively large size and limited profitability since its restructuring in 2000.

    On March 26, 2001, T. Stephen Johnson, NetBank's chairman, met with Douglas K. Freeman, RBMG's chief executive officer, in Mr. Johnson's capacity as a bank consultant. The purpose of the meeting was to develop a relationship with RBMG whereby Mr. Johnson could recommend some of his community bank clients to RBMG as a potential mortgage source through RBMG's correspondent banking program. During the course of this meeting, Mr. Freeman mentioned that RBMG was seeking funding sources such as an arrangement with a bank or the acquisition of a bank charter.

    At RBMG's regular board meeting on May 2, 2001, Sandler O'Neill and the strategic planning committee gave their respective reports to the RBMG board regarding the strategic alternatives for RBMG, including the sale of RBMG and an acquisition of a depository institution.

    As part of its restructuring process, RBMG had announced that it was exiting all businesses that were not directly related to its core mortgage origination and servicing business. RBMG had a small business leasing operation, Republic Leasing, that generated approximately $8.0 million of leases per month. NetBank had previously held some Republic leases in its asset portfolio and participated in a marketing program in which it referred potential lease inquiries to Republic Leasing. On May 14, 2001, members of NetBank's management team met with representatives of Republic Leasing and commenced acquisition due diligence. On July 6, 2001, RBMG and NetBank signed a letter of intent for an acquisition by NetBank of Republic Leasing and began to negotiate a definitive agreement.

    On July 13, 2001, NetBank was notified by Sandler O'Neill that RBMG was seeking a sale of the company. Shortly thereafter, Sandler O'Neill sent NetBank additional information regarding RBMG.

    At RBMG's regular board meeting on August 1, 2001, Sandler O'Neill presented a report to the board regarding the strategic alternatives for RBMG, including a possible strategic combination with NetBank.

    At an informal discussion following NetBank's regular board meeting on August 16, 2001, the board updated NetBank's strategic plan and again discussed RBMG as a possible acquisition candidate. Mr. Johnson, Mr. Kelton and D. R. Grimes, NetBank's vice chairman and chief executive officer, recommended that NetBank's chief financial officer, Robert E. Bowers, explore the possibility of acquiring RBMG in its entirety.

    On August 21, 2001, while negotiating the Republic Leasing definitive agreement, Mr. Bowers asked Steven F. Herbert, RBMG's chief financial executive, whether RBMG might have any interest in meeting with NetBank's senior management team to explore a possible acquisition of RBMG by NetBank. Mr. Herbert indicated that he would discuss the issue with Mr. Freeman.

    Commencing in mid August 2001, members of RBMG's senior management team met with members of NetBank's senior management team and held preliminary meetings to discuss issues relating to a possible business combination between the two companies and conduct some preliminary due diligence.

    On September 20, 2001, the senior management of NetBank reviewed with the NetBank board the status of the discussion with RBMG and the issues related to a possible business combination. After considering these matters, the NetBank board determined that the senior management of NetBank should continue discussions with RBMG and conduct further due diligence.

    On October 4, 2001, the NetBank board held a special meeting to review the results of the further due diligence analysis and to allow the NetBank board to meet Mr. Freeman. The Board voted to proceed with the negotiation of an acquisition agreement and authorized the engagement of Raymond James & Associates, Inc. as NetBank's independent financial advisor for the transaction.

    During the following week, numerous discussions took place among the members of NetBank's and RBMG's senior management teams and their respective financial advisors regarding the terms of the proposed acquisition.

    At NetBank's regular board meeting on October 18, 2001, management updated the board on the status of the negotiations with RBMG. The board discussed the terms of the proposed acquisition and representatives of Raymond James joined the board for a portion of the meeting and presented an extensive analysis of the proposed transaction. In addition, NetBank's outside legal counsel reviewed with the board the legal principles applicable to the proposed merger, including the board's fiduciary duties and authority in considering the proposed merger. Following additional discussion, the board approved the terms of a letter of intent for an acquisition of RBMG on substantially similar terms as those stated in this joint proxy statement/prospectus. It authorized its chairman and senior management to deliver the letter of intent and, if the letter of intent were accepted by RBMG, to proceed with the negotiation of a definitive merger agreement.

    On October 24, 2001, the RBMG board held a special meeting at which senior management of RBMG reviewed with the RBMG board the status of the discussions with NetBank and the issues related to a possible business combination. All the members of RBMG's board were present, except for Mr. Kelton who did not participate in any RBMG board meetings relating to the transaction. After considering these matters, the RBMG board determined that the senior management of RBMG should continue discussions with NetBank and conduct further due diligence analysis.

    On October 29, 2001, RBMG and NetBank entered into customary confidentiality agreements with respect to the exchange of information in connection with their mutual consideration of a potential business combination. Between October 29, 2001 and November 14, 2001 the parties conducted on site due diligence at NetBank's offices in Alpharetta, Georgia and Clearwater, Florida and RBMG's offices in Columbia, South Carolina and Jacksonville, Florida.

    On November 2, 2001, Powell, Goldstein, Frazer, & Murphy LLP, NetBank's outside counsel, distributed a draft merger agreement and related transaction documents to RBMG and its outside counsel, Skadden, Arps, Slate, Meagher & Flom, LLP. From November 2, 2001 through November 18, 2001, representatives of NetBank and Powell, Goldstein and RBMG and Skadden, Arps engaged in discussions regarding the proposed merger agreement and related documents.

    On November 14, 2001, the RBMG board held a special meeting at which senior management of RBMG reviewed the results of its due diligence investigation of NetBank.

    On November 15, 2001, the NetBank board held a special meeting to discuss and review a draft of the merger agreement in detail. NetBank's management and outside legal counsel reviewed the results of the business and legal due diligence conducted on RBMG. NetBank's outside legal counsel also reviewed the draft merger agreement and summarized the few remaining open issues. Representatives of Raymond James then presented a report concerning certain financial aspects of the proposed merger and delivered its oral opinion, subsequently confirmed in writing, that as of the date of such opinion, the consideration to be issued in the merger was fair from a financial point of view to NetBank and its shareholders. The board of directors, excluding Mr. Kelton, who excused himself from all deliberations and abstained from voting due to his membership on the RBMG board, voted unanimously to approve the merger agreement and the transactions contemplated by the agreement.

    At about the same time as senior management of NetBank was meeting with the NetBank board, the RBMG board held a special meeting to discuss and review a draft of the merger agreement and the status of its discussions with NetBank. At the meeting, Sandler O'Neill presented an analysis of the financial terms of the merger, reviewing among other things those matters described below under    "—Opinion of RBMG's Independent Financial Advisor." Also, at this meeting, the RBMG board discussed with counsel to RBMG the terms of the merger agreement and the legal standards applicable to its decision to approve the merger agreement and the transactions contemplated by the merger agreement. The RBMG board engaged in discussion regarding NetBank, RBMG and the objectives and strategic benefits of a merger with NetBank, including those matters described below under        "—Recommendation of the RBMG Board and Reasons for the Merger." As a result of these discussions, the RBMG board instructed RBMG's management to continue merger negotiations with NetBank.

    Between November 15, 2001 and November 18, 2001, Mr. Johnson and Mr. Freeman communicated on a regular basis regarding the potential transaction, including the post closing integration of the two companies. Negotiations regarding the remaining open issues in the merger agreement also continued through November 18, 2001.

    In the evening of November 18, 2001, a special telephonic board meeting of the RBMG board was held. At this meeting, Sandler O'Neill rendered its oral opinion, subsequently confirmed in writing, that, as of November 18, 2001, the exchange ratio in the merger was fair to RBMG shareholders from a financial point of view and the legal advisors updated the RBMG board on the final terms of the merger agreement. Following these presentations and further discussion, the RBMG board (excluding Mr. Kelton) unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

    On the evening of November 18, 2001, NetBank and RBMG entered into the merger agreement and the related documents. Prior to the commencement of trading on November 19, 2001, NetBank and RBMG issued a joint press release announcing the execution of the merger agreement.

Joint Reasons for the Merger

    The boards of directors of NetBank and RBMG believe that the proposed merger will position the combined company for increased earnings and significant business synergies by providing, among other things:

  •
  a lower cost source of funding for RBMG's mortgage business through NetBank's proven efficiency in attracting deposits on the internet;

  •
  an improved means for NetBank to deploy its deposits into sound, higher-yielding assets;

  •
  increased diversification of NetBank's income stream, including increased fee income;

  •
  significant cross-selling opportunities to deepen customer relationships; and

  •
  management depth and experience in asset generation, technology and new media marketing expertise.

Recommendation of the NetBank Board and Reasons for the Merger

    The NetBank Board of Directors believes the terms of the merger agreement are fair to, and in the best interest of, NetBank and its shareholders. Accordingly, the NetBank board of directors has approved the merger agreement and recommends that NetBank shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. In the course of reaching its determination, the NetBank board of directors consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The NetBank board of directors also consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with senior management regarding, among other things, operational matters. The terms of the merger agreement were the result of arm's length negotiations.

    In reaching its conclusion that the merger is fair to, and in the best interests of, NetBank and its shareholders, the NetBank board of directors carefully considered the following material factors:

  •
  the information presented to the directors by the management of NetBank concerning the business, operations, earnings, asset quality, and financial condition of RBMG, including the composition of the earning assets portfolio of RBMG and the results of NetBank's due diligence review of RBMG;

  •
  the financial terms of the merger, including:

  •
  the relationship of the value of the consideration issuable in the merger to the market value, book value, tangible book value, and earnings per share of RBMG common stock; and

  •
  the anticipated effect of the merger on the combined company's earnings per share, income, book value per share and tangible book value per share.

  •
  the nonfinancial terms of the merger, including:

  •
  the composition and strength of the combined company's board of directors and management team after the merger, particularly in the areas of asset generation, technology and new media marketing; and

  •
  the expected treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes.

  •
  the opportunity for increasing earnings through:

  •
  the employment of NetBank's available economic resources to fund sound, higher-yielding investments generated by RBMG;

  •
  the availability to NetBank of earning assets and fee income generated through RBMG's operations; and

  •
  increased cross-selling opportunities.

  •
  the attractiveness of the RBMG franchise, RBMG's market position in the financial services industry, the compatibility of RBMG's operations with those of NetBank and RBMG's ability to contribute to NetBank's business strategy and competitive position;

  •
  the opportunity to leverage NetBank's infrastructure, particularly in the area of technology;

  •
  the board's knowledge and analysis of the current financial services industry environment, including:

  •
  national and local economic conditions;

  •
  the competitive environment for financial institutions generally;

  •
  the trends toward consolidation in the financial services industry; and

  •
  the likely effect of these factors on NetBank's potential growth and profitability;

  •
  the financial presentation of Raymond James & Associates, Inc., NetBank's independent financial advisor, and the opinion of Raymond James that as of the date of its opinion, the consideration to be issued in the merger was fair from a financial point of view to NetBank and the holders of NetBank common stock (see "—Opinion of NetBank's Independent Financial Advisor");

  •
  the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

  •
  the board's review with its legal and financial advisors of the terms and conditions of the merger agreement and other documents executed in connection with the merger.

    This discussion is not intended to be exhaustive but includes all material factors considered by the NetBank board. In reaching its determination to approve and recommend the merger, NetBank's board of directors did not collectively assign any specific or relative weight to the factors considered and did not make any determination with respect to any individual factor. Individual directors may have given different weights to different factors. The NetBank board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of NetBank and its shareholders.

    After taking into consideration all of the factors set forth above, the members of NetBank's board of directors, excluding Robin Kelton, who abstained from voting due to his membership on the RBMG board of directors, unanimously concluded that the merger is fair to, and in the best interests of, NetBank and its shareholders and that NetBank should proceed with the merger.

Recommendation of the RBMG Board and Reasons for the Merger

    After taking into consideration all of the factors set forth below, the members of RBMG's board of directors, excluding Robin Kelton, who did not participate in any RBMG board meetings relating to the transaction due to his membership on the NetBank board, unanimously concluded that the terms of the merger agreement are fair to, and in the best interests of, RBMG and its shareholders. Accordingly, the RBMG board of directors has approved the merger agreement and recommends that RBMG shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. In the course of reaching its determination, the RBMG board of directors consulted with special legal counsel with respect to its legal duties and the terms of the merger agreement. The RBMG board of directors also consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view, and with senior management regarding, among other things, operational matters. The terms of the merger agreement were the result of arm's length negotiations.

    In reaching its determination that the merger is fair to, and in the best interests of, RBMG's shareholders, the RBMG board of directors considered a number of factors, including, without limitation, the following:

  •
  the business, operations, asset quality, financial condition, earnings and prospects of each of RBMG and NetBank. In making its determination, the RBMG board took into account the results of RBMG's due diligence review of NetBank's businesses;

  •
  the RBMG board's knowledge and analysis of the current financial services industry environment, characterized by;

  •
  increased opportunities for cross industry expansion,

  •
  evolving trends in technology and increasing nationwide competition, and

  •
  the need to anticipate, and best position RBMG in light of, industry trends;

  •
  the RBMG board's belief that a combination of RBMG and NetBank will enhance the combined company's ability to compete effectively with other financial service providers;

  •
  the current and prospective environment in which RBMG operates, including national, regional and local economic conditions, the competitive environment for financial institutions generally, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on RBMG's potential growth and profitability;

  •
  the financial presentation of Sandler O'Neill, RBMG's independent financial advisor, and the opinion of Sandler O'Neill that, as of the date of such opinion, the exchange ratio in the merger was fair from a financial point of view, to the holders of RBMG common stock (see "—Opinion of RBMG's Independent Financial Advisor");

  •
  The financial terms of the merger, including:

  •
  the relationship of the value of the merger consideration to the market value, book value, tangible book value and earnings per share of NetBank common stock, and

  •
  the anticipated effect of the merger on the combined company's earnings per share, income, book value per share and tangible book value per share;

  •
  the non-financial terms of the merger, including that:

  •
  the merger is expected to be treated as a tax-free reorganization for U.S. federal income tax purposes,

    •
    the board of directors of the combined company will consist of 11 members—6 from the NetBank board, 4 from the RBMG board and one member who currently serves on both boards,

    •
    Mr. Freeman will serve as chief executive officer of the combined company,

    •
    Mr. Freeman will become chairman of the board on the date of the public announcement of $.25 per share or more for operating earnings in a quarter,

    •
    the terms of the corporate succession will be set forth in the NetBank bylaws, and

    •
    the combined company will have greater depth of management talent than either company on its own;

  •
  the board's review of the strategic alternatives available to RBMG, including the alternative of remaining independent;

  •
  the belief of senior management of RBMG and of the RBMG board that the cultures of RBMG and NetBank are compatible and that their respective managements possess complementary skills and expertise, including the new media marketing expertise of NetBank and the asset-generation experience of RBMG;

  •
  the RBMG board's belief that, while no assurances could be given, the level of execution risk in connection with the merger was moderate, and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable timeframe;

  •
  the likelihood of the merger being approved by the appropriate regulatory authorities; and

  •
  the review by the RBMG board of directors with its legal and financial advisors of the terms and conditions of the merger agreement and other documents executed in connection with the merger.

    This discussion of the information and factors considered by the RBMG board is not intended to be exhaustive but includes all material factors considered by the RBMG board. In reaching its determination to approve and recommend the merger, the RBMG board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Opinion of NetBank's Independent Financial Advisor

    NetBank retained Raymond James to act as its financial advisor in connection with the merger. On November 15, 2001, NetBank's board of directors held a meeting, in which Raymond James participated, to evaluate the proposed merger. At the meeting, Raymond James rendered its oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, and contingent upon receipt and review of the final merger agreement, the consideration was fair, from a financial point of view, to NetBank and to NetBank's shareholders. This opinion was subsequently confirmed in writing after review of the merger agreement dated November 18, 2001.

    The full text of the Raymond James opinion dated November 18, 2001 that describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Raymond James, is attached as Appendix B to this document and is incorporated in this document by reference. NetBank shareholders are urged to, and should, read Raymond James's opinion carefully and in its entirety.

    Raymond James's opinion is directed to NetBank's board of directors and addresses only the fairness of the consideration, from a financial point of view, to NetBank and NetBank's shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in the merger agreement;

  •
  reviewed the audited financial statements of NetBank and RBMG as of and for the years ended December 31, 1998, 1999 and 2000, and the unaudited financial statements for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001;

  •
  reviewed NetBank's and RBMG's annual and quarterly reports filed on Forms 10-K and 10-Q, respectively for the periods ended December 31, 1998, 1999, 2000 and March 31, 2001, June 30, 2001, and September 30, 2001;

  •
  reviewed other NetBank and RBMG financial and operating information requested from and/or provided by NetBank and RBMG;

  •
  reviewed the market prices and certain valuation multiples for NetBank's common stock and RBMG's common stock and compared them with those of certain publicly traded companies that Raymond James deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Raymond James deemed to be relevant;

  •
  reviewed the potential pro forma impact of the merger;

  •
  reviewed certain other publicly available information on NetBank and RBMG;

  •
  discussed with members of the senior management of NetBank and RBMG certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry; and

  •
  reviewed other financial studies and analyses and took into account other matters that Raymond James deemed necessary, including Raymond James' assessment of general economic, market and monetary conditions.

    In rendering its opinion, Raymond James assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Raymond James, or that was discussed with, or reviewed by or for Raymond James, or that was publicly available. Raymond James also did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of NetBank or RBMG, and Raymond James has not been furnished any evaluation or appraisal on these matters.

    Raymond James is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of NetBank or RBMG, nor reviewed any individual credit files of NetBank or RBMG. As a result, Raymond James has assumed that the aggregate allowances for loan losses for both NetBank and RBMG are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Raymond James did not assume any obligation to conduct, and Raymond James did not conduct, any physical inspection of the properties or facilities of NetBank or RBMG. With respect to the financial and operating information, including, without limitation, valuations of contingencies and projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger, in each case furnished to or discussed with Raymond James by NetBank or RBMG, Raymond James assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of NetBank and

RBMG as to the future financial and operating performance of NetBank, RBMG or the combined entity, as the case may be, and the expected cost savings, revenue enhancements and related expenses. Raymond James's opinion is based upon market, economic and other conditions as in effect on, and on the information made available to Raymond James as of, the date of its opinion.

    For purposes of rendering its opinion, Raymond James assumed that, in all respects material to its analysis:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  NetBank and RBMG will perform all of the covenants and agreements required to be performed by them under the merger agreement and any related documents;

  •
  all conditions to completing the merger will be satisfied without any waivers; and

  •
  in the course of obtaining any necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of NetBank, RBMG or the combined entity, or on the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

    Raymond James also assumed that the merger will be accounted for as a purchase under generally accepted accounting principles in the United States of America, which we refer to in this document as GAAP, and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Raymond James's opinion is not an expression of an opinion as to the prices at which shares of NetBank common stock or shares of RBMG common stock will trade following the announcement of the merger, or the prices at which the shares of common stock of the combined entity will trade following the completion of the merger.

Analyses of Raymond James

    In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Raymond James, NetBank and RBMG. Any estimates contained in the analyses performed by Raymond James are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Raymond James opinion was among several factors taken into consideration by NetBank's board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the merger. In addition, NetBank's board did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of NetBank's board or management with respect to the fairness of the consideration.

    The summary that follows is not a complete description of the analyses underlying the Raymond James opinion or the presentation made by Raymond James to NetBank's board but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

    In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

    The following is a summary of the material financial analyses presented by Raymond James to NetBank's board of directors at its meeting on November 15, 2001. Raymond James has reviewed and consented to the inclusion of the disclosure relating to its fairness opinion that follows.

Calculation of Transaction Value

    Raymond James reviewed the terms of the merger. It noted that approximately 21,000,000 shares of NetBank common stock would be issued for all the outstanding capital stock of RBMG and upon exercise of RBMG stock options that are converted into NetBank stock options in the merger. Based upon the closing price of NetBank of $7.97 on November 14, 2001, the transaction also had an implied aggregate value of approximately $168 million.

Contribution Ratio Analysis

    Raymond James also analyzed selected balance sheet, income statement, and stock market data of NetBank and RBMG to determine the estimated pro forma ownership of the combined entity based on each company's contributions. The results of Raymond James's analysis are set forth in the following table.

	% Contribution
	NTBK	RBMG
Total Equity (9/30/01)	63.6%	36.4%
Tangible Equity (9/30/01)	64.0%	36.0%
Estimated Total Equity (12/31/01)	66.3%	33.7%
Estimated Tangible Equity (12/31/01)	66.9%	33.1%
Current Market Capitalization	62.4%	37.6%
60 Day Average Market Capitalization	60.8%	39.2%
RJ 2002 Estimated Income	34.9%	65.1%
RJ 2002 Estimated Cash Income	34.1%	65.9%
NTBK Management Estimated 2002 Income	45.5%	54.5%
NTBK Management Estimated Cash 2002 Income	44.6%	55.4%
Proforma Shares Outstanding	58.0%	42.0%

Historical Market-for-Market Exchange Ratio Analysis

    Raymond James also analyzed the prices of NetBank common stock and RBMG common stock for certain selected periods during the past three months to illustrate the exchange ratio that existed between the companies' common stock for those periods and against which the exchange ratio could be compared, in order to determine the implied control premium paid for this acquisition for the selected periods. Based on the range of exchange ratios derived from this analysis, the implied control premium ranges between approximately 5.4% and 7.4%.

	Price
			Implied Exchange Ratio (x)
	NTBK ($)	RBMG ($)
Current (November 14, 2001)	7.97	8.45	1.06
Last 5 Days Average	7.84	8.43	1.08
Last 30 Days Average	8.00	8.60	1.07
Last 3 Months Average	8.08	8.57	1.06

Peer Group Stock Trading Multiple Analysis—NetBank, Inc.

    Raymond James also reviewed and compared selected financial and stock market information of NetBank to the publicly available corresponding data for the following publicly traded banks and thrifts that Raymond James believed to be comparable to NetBank.

Selected Comparable Companies:

• BankUnited Financial Corporation	• Eagle Bancshares, Inc.
• Yardville National Bancorp	• Patriot Bank Corp.
• FirstFed America Bancorp	• MASSBANK Corp.
• CFS Bancorp, Inc.	• First Bell Bancorp, Inc.
• Metropolitan Financial Corp.	• Fidelity Bancorp, Inc.
• Parkvale Financial Corp.	• Harleysville Savings Financial
• AmeriServ Financial, Inc.	• First Midwest Financial, Inc.
• ESB Financial Corporation	• Ameriana Bancorp

    The following tables compares the information for NetBank with corresponding average and median data for the companies listed above for the purpose of evaluating NetBank's performance against those companies in the categories listed. The information is generally based on financial data as of September 30, 2001, earnings per share estimates from I/B/E/S, and market prices as of November 14, 2001. The calculations of price-to-trailing twelve months, price-to-2001 and price-to-2002 estimated earnings per share are based on I/B/E/S estimated earnings per share calculated in accordance with GAAP. I/B/E/S is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts.

			Price as a multiple of:
	Price/ Book Value (%)	Price/ Tg Bk Value (%)
			LTM EPS (x)	2001E EPS (x)	2002E EPS (x)	Div Yield (%)	Payout Ratio (%)
Raymond James Selected Company Average	97	103	12.4	12.6	11.2	3.34	(1.4)
Raymond James Selected Company Median	98	99	11.2	10.4	9.4	3.45	35.8
NetBank, Inc.	89	96	NM	41.9	24.9	0.00	0.0

    No company used in the analyses described above is identical to NetBank or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the average or median, are not of themselves meaningful methods of using comparable company data.

Peer Group Stock Trading Multiple Analysis—RBMG

    Raymond James also reviewed and compared selected financial and stock market information of RBMG to the publicly available corresponding data for the following publicly traded mortgage banking companies that Raymond James believed to be comparable to RBMG.

Selected Comparable Companies:

  •
  Ocwen Financial Corporation

  •
  New Century Financial Corporation

  •
  Wilshire Financial Services Group, Inc.

  •
  Capital Trust, Inc.

  •
  Resource America, Inc.

  •
  American Homes Mortgage Holdings, Inc.

    The following tables compares the information for RBMG with corresponding average and median data for the companies listed above for the purpose of evaluating RBMG's performance against those companies in the categories listed. The information is generally based on financial data as of September 30, 2001, earnings per share estimates from I/B/E/S, and market prices as of November 14, 2001. The calculations of price-to-trailing twelve months, price-to-2001 and price-to-2002 estimated earnings per share are based on I/B/E/S estimated earnings per share calculated in accordance with GAAP. The price-to-2001 and price-to-2002 multiples for RBMG are based on Raymond James research estimates.

			Price as a Multiple of:
	Price/ Book Value (%)	Price/ Tg. Bk Value (%)
			LTM EPS (x)	2001 EPS (x)	2002 EPS (x)
Raymond James Selected Company Average	117.82	133.71	10.25	9.16	8.74
Raymond James Selected Company Median	103.82	105.15	9.11	9.60	8.47
Resource Bancshares Mortgage Group, Inc.	92.83	102.16	11.72	6.41	7.38
Resource Bancshares Mortgage Group, Inc.(1)	111.60	122.81	14.09	7.71	8.87

(1)
Values are based on implied transaction price.

    No company used in the analyses described above is identical to RBMG or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the average or median, are not of themselves meaningful methods of using comparable company data.

Discounted Cash Flow Analysis—RBMG

    Raymond James performed a discounted cash flow analysis to estimate a range of present values per share of RBMG common stock assuming RBMG continued to operate as a stand-alone entity. Raymond James calculated a range of net present values of free cash flows for the years 2002 through 2006 using discount rates ranging from 11.5% to 15.5%. In calculating a terminal value of RBMG common stock, Raymond James applied multiples ranging from 8.0x to 10.0x to year 2006 forecasted free cash flow. In performing this analysis, Raymond James used Raymond James research earnings estimates for 2001 and 2002 and used growth rates consistent with management estimates for the periods after 2002.

    Based on the foregoing criteria and assumptions, Raymond James determined that the stand-alone present value of the RBMG common stock ranged from $12.81 to $16.76 per share.

    The discounted cash flow analysis of RBMG does not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to RBMG referred to in these paragraphs above were based on several factors, including the financial advisor's knowledge of RBMG and the industry in which they operate, the business risk of the company and the overall interest rate environment as of November 14, 2001. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, terminal values and discount rates.

Pro Forma Financial Impact

    Raymond James also analyzed the pro forma per share financial impact of the merger on NetBank's GAAP earnings per share under various earnings projection scenarios. For purposes of these analyses, Raymond James assumed the effectiveness of certain anticipated modifications to GAAP that are expected to take effect at the end of 2001. The anticipated modifications to GAAP assume that all new and existing goodwill will cease being amortized and instead be subject to at least annual assessments for impairment based on a fair value test. Raymond James also analyzed the pro forma financial impact of the merger on return on cash earnings per share, book value per share, and tangible book value per share for the combined entity. The analyses indicated that the merger would be accretive, or additive, to NetBank on a cash and GAAP earnings per share basis and that such accretion would range between approximately 16% and 56% over the three-year period analyzed. The analyses further indicated that the merger would be initially dilutive to, or decrease, NetBank's book value per share by 3% to 4% and tangible book value per share by approximately 12%. Over the period of the analyses, this dilution was expected to moderate to between 0% dilution and 2% accretion to book value and to between 5% and 7% dilution to tangible book value.

    In analyzing the pro forma financial impact of the merger, Raymond James also assumed that there would be an estimated one time, after-tax restructuring charge of $6.25 million and net synergies of approximately $3.1 million in 2002 and 2003.

Precedent Transaction Analysis

    Raymond James performed a precedent transaction analysis, which calculated financial ratios for seven selected precedent company combination transactions announced since 1999. The precedent transactions consisted of:

  •
  Washington Mutual, Inc. acquiring Fleet Mortgage Corporation

  •
  Chase Manhattan Corporation acquiring Advanta Mortgage

  •
  Prudential Insurance Company of America acquiring WMF Group Ltd.

  •
  Royal Bank of Canada acquiring Prism Financial Corporation

  •
  Washington Mutual, Inc. acquiring Long Beach Financial Corporation

  •
  National City Corporation acquiring First Franklin Cos. Inc.

  •
  Citigroup, Inc. acquiring Source One Mortgage Services Corp. & Subsidiaries

    Raymond James examined the following financial ratios for these seven selected precedent company combinations: acquisition price to book value, last twelve months earnings per share, and origination dollar volume. The financial ratios were calculated using financial statistics for the twelve months prior to the consummation of the precedent company combinations. Raymond James calculated the following financial ratio ranges for the selected precedent transactions:

	Price/ Book (%)	Price/ LTM EPS (x)	Price/ Orig. (%)
Raymond James Selected Transactions Average	223.96	13.05	7.21
Raymond James Selected Transactions Median	254.87	11.92	4.23
Resource Bancshares Mortgage Group	109.10	13.77	1.54

    No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to NetBank or RBMG. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

    The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, and the timing, amount and costs associated with achieving cost savings and revenue enhancements, if any, as well as other factors.

    NetBank retained Raymond James based upon its experience and expertise. Raymond James is a nationally recognized investment banking and advisory firm. As part of its investment banking business, Raymond James is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In connection with the merger, NetBank contracted with Raymond James to provide external investment banking services, pursuant to which NetBank requested that Raymond James provide the fairness opinion summarized herein. NetBank's board of directors retained Raymond James because of Raymond James' qualifications, expertise, and reputation. NetBank paid Raymond James a fee $300,000 for the fairness opinion, and will pay additional advisory fees upon the consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of NetBank and RBMG for its own account and for the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

Opinion of RBMG's Independent Financial Advisor

    By letter agreement dated as of March 20, 2001, RBMG retained Sandler O'Neill as an independent financial advisor in connection with the board's strategic planning and its consideration of certain business combinations involving RBMG and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    As part of its engagement, Sandler O'Neill acted as financial advisor to RBMG in connection with the proposed merger with NetBank. At the request of the RBMG board, representatives of Sandler O'Neill participated in the November 18, 2001 meeting at which the board considered and approved the merger agreement. At that meeting, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio in the merger was fair to RBMG shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

    Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the RBMG board and only addresses the fairness of the exchange ratio to RBMG shareholders from a financial point of view. It does not address the underlying business decision of RBMG to engage in the merger or any other aspect of the merger and is not a recommendation to any RBMG shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

    In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

    (1) the merger agreement and certain of the exhibits and schedules thereto;

    (2) certain publicly available financial statements and other historical financial information of RBMG that they deemed relevant;

    (3) certain publicly available financial statements and other historical financial information, including certain financial statements and other historical financial information of Market Street Mortgage Corporation provided by NetBank, that they deemed relevant;

    (4) financial projections for RBMG for the years ending December 31, 2001 through 2006 prepared by and reviewed with management of RBMG and the views of senior management of RBMG, based on limited discussions with members of senior management, regarding RBMG's business, financial condition, results of operations and future prospects;

    (5) financial projections for NetBank for the years ending December 31, 2001 and 2002 prepared by and discussed with management of NetBank, earnings per share estimates for NetBank for the years ending December 31, 2001 through 2003 published by I/B/E/S, and the views of senior management of NetBank, based on limited discussions with members of senior management, regarding NetBank's business, financial condition, results of operations and future prospects;

    (6) the pro forma financial impact of the merger, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of RBMG;

    (7) the relative contributions of assets, liabilities, equity, earnings and market capitalization of RBMG and NetBank to the resulting institution;

    (8) the publicly reported historical price and trading activity for RBMG's and NetBank's common stock, including a comparison of certain financial and stock market information for RBMG and NetBank with similar publicly available information for certain other companies the securities of which are publicly traded;

    (9) the current market environment generally and the financial institutions environment in particular; and

    (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

    The RBMG board of directors did not limit the investigations made or the procedures followed by Sandler O'Neill in giving its opinion.

    In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of RBMG and NetBank that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of RBMG or NetBank or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not made an independent evaluation of the adequacy of the allowance for loan losses of RBMG or NetBank, nor did it review any individual credit files relating to RBMG or NetBank. With RBMG's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both RBMG and NetBank were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of RBMG or NetBank.

    Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed that there has been no material change in RBMG's and NetBank's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that RBMG and NetBank will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

    In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to RBMG or NetBank. Accordingly, an analysis of comparable companies involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of RBMG or NetBank and the companies to which they are being compared.

    In performing its analyses, Sandler O'Neill relied, with RBMG's consent, on the reports of the independent accountants of RBMG and NetBank for the accuracy and completeness of the audited financial statements furnished to them. The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal projections of RBMG and I/B/E/S estimates for NetBank. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, RBMG's management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance of RBMG and NetBank, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by RBMG and NetBank were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

    In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of RBMG, NetBank and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the RBMG board at the November 18th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of RBMG's or NetBank's common stock or the prices at which RBMG's or NetBank's common stock may be sold at any time.

    Summary of Proposal.  Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of NetBank's common stock on November 16, 2001 of $7.85 and an exchange ratio of 1.1382, Sandler O'Neill calculated an implied transaction value of $8.93 per share. The aggregate transaction value was approximately $165.5 million, assuming all in-the-money options are either exercised prior to the closing of the merger or are converted into options for NetBank shares upon consummation of the merger, and all other options are converted into the right to receive a payment of $2.00 per share upon consummation of the merger. Sandler O'Neill noted that the transaction value represented a 7% premium over the November 16, 2001 closing price of RBMG's common stock of $8.35. Based upon RBMG's September 30, 2001 financial information, Sandler O'Neill calculated the following ratios.

Transaction Value / LTM Net Income	13.85	x
Transaction Value / Book Value	109.67%
Transaction Value / Tangible Book Value	120.68%

    Stock Trading History.  Sandler O'Neill reviewed the history of the reported trading prices and volume of RBMG's common stock and NetBank's common stock and the relationship between the movements in the prices of RBMG's common stock and NetBank's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded financial institutions selected by Sandler O'Neill. During the one year period ended November 16, 2001, RBMG's common stock outperformed all the indices to which it was compared. Over the same period, NetBank's common stock outperformed the S&P 500 Index, but underperformed the other indices to which it was compared.

	Beginning Index Value November 16, 2000	Ending Index Value November 16, 2001
RBMG	100.00%	132.28%
Nasdaq Bank Index	100.00	120.47
Composite Group(1)	100.00	120.30
S&P 500 Index	100.00	82.97

(1)
The Composite Group consisted of the following specialty finance companies: Countrywide Credit Industries, Pelican Financial Inc., American Home Mortgage Holdings, and First Mortgage Corp.

	Beginning Index Value November 16, 2000	Ending Index Value November 16, 2001
NetBank	100.00%	109.22%
Nasdaq Bank Index	100.00	120.47
Composite Group(1)	100.00	152.39
S&P 500 Index	100.00	82.97

(1)
The Composite Group consisted of the following savings institutions: PFF Bancorp Inc., Coastal Bancorp Inc., Sterling Financial Corp., Dime Community Bancshares Inc., First Federal Capital Corp., Connecticut Bancshares Inc., First Financial Holdings Inc., St. Francis Capital Corp., Fidelity Bankshares Inc., First Sentinel Bancorp Inc.

    Comparable Company Analysis.  Sandler O'Neill used publicly available information to compare selected financial and market trading information for RBMG and two groups of selected financial institutions. The first group consisted of the following five publicly traded depository institutions:

IndyMac Bancorp Inc.	Flagstar Bancorp Inc.	Doral Financial Corp.
R & G Financial Corp.	Irwin Financial Corp.

    Sandler O'Neill also compared RBMG to a group of four publicly traded specialty finance institutions. This group was comprised of the following four institutions:

Countrywide Credit Industries	Pelican Financial Inc.
American Home Mortgage Hldgs.	First Mortgage Corp.

The analysis compared publicly available financial information for RBMG and the median data for each of the Depository Group and Specialty Finance Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended

September 30, 2001. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2001, with pricing data as of November 16, 2001.

	RBMG		Depository Median		Specialty Finance Median
Total assets	$1,158,461		$6,107,149		$318,744
Total servicing rights	$144,979		$72,563		$12,800
Total loans originated	$10,698,073		$3,066,679		$4,250,798
Tangible equity / total assets	11.84%		10.45%		13.27%
Intangible assets / total equity	9.13%		1.04%		0.00%
Total borrowings/total assets	76.16%		43.79%		66.04%
Net interest margin	2.12%		2.70%		2.88%
Return on average assets	1.07%		1.53%		2.07%
Return on average equity	7.94%		21.65%		13.61%
Price / book value per share	89.83%		176.06%		111.27%
Price / tangible book value per share	98.86%		176.16%		111.27%
Price / LTM EPS	11.60	x	11.60	x	9.13	x
Price / 2001 Estimated EPS	6.33	x	11.05	x	9.12	x
Price / 2002 Estimated EPS	7.26	x	9.69	x	8.42
Dividend payout ratio	61.11%		13.61%		2.54%
Dividend yield	5.27%		1.39%		0.28%
Market capitalization	$135,606		$584,516		$88,855

    Additionally, Sandler O'Neill used publicly available information to compare selected financial and market trading information for NetBank and two groups of selected financial institutions. The first group consisted of the following ten publicly traded savings institutions:

PFF Bancorp Inc.	Coastal Bancorp Inc.	Sterling Financial Corp.
Dime Community Bancshares, Inc.	First Federal Capital Corp.	Connecticut Bancshares Inc.
First Financial Holdings Inc.	St. Francis Capital Corp.	Fidelity Bankshares Inc.
First Sentinel Bancorp Inc.

    Sandler O'Neill also compared NetBank to a group of eleven publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) greater than 14% and a price-to-tangible book value greater than 160%. This group was comprised of the following eleven institutions:

Webster Financial Corp.	New York Community Bancorp	Roslyn Bancorp Inc.
Washington Federal Inc.	Flagstar Bancorp Inc.	MAF Bancorp Inc.
First Federal Capital Corp.	First Financial Holdings Inc.	WSFS Financial Corp.
First Essex Bancorp Inc.	Coastal Financial Corp

    The analysis compared publicly available financial information for NetBank and the median data for each of the two groups as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended September 30, 2001. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2001, with pricing data as of November 16, 2001.

NetBank	Comparable Group Median	High Performing Median
Total assets	$2,484,444	$2,506,456	$5,233,580
Tangible equity/total assets	9.82%	6.59%	6.29%
Intangible assets/total equity	7.51%	7.57%	6.77%
Net loans/total assets	63.69%	69.87%	62.09%
Gross loans/total deposits	119.20%	106.09%	99.08%
Total borrowings/total assets	31.38%	25.44%	28.12%
Non-performing assets/total assets	0.14%	0.34%	0.51%
Loan loss reserve/gross loans	1.12%	0.87%	0.83%
Net interest margin	2.32%	2.98%	3.23%
Non-interest income/average assets	1.15%	0.59%	1.01%
Fees/revenues	33.83%	16.79%	24.21%
Non-interest expense/average assets	3.28%	2.16%	2.27%
Efficiency ratio	96.63%	58.86%	53.81%
Return on average assets	0.24%	0.90%	1.06%
Return on average equity	1.86%	12.00%	15.27%
Price/tangible book value per share	94.69%	136.89%	191.34%
Price/ LTM EPS	49.06	x	11.55	x	12.06	x
Price / 2001 Estimated EPS	39.25	x	11.78	x	11.30	x
Price / 2002 Estimated EPS	23.09	x	10.75	x	10.20	x
Dividend yield	0.00%	2.06%	2.16%
Dividend payout ratio	0.00%	25.44%	34.56%

    Discounted Dividend Stream and Terminal Value Analysis.  Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of RBMG through December 31, 2004 under various circumstances, assuming RBMG's projected dividend stream and that RBMG performed in accordance with the earnings projections reviewed with management. To approximate the terminal value of RBMG common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 6x to 16x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 17% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of RBMG common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of RBMG common stock of $6.04 to $16.98 when applying the price/earnings multiples and $6.52 to $18.40 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $8.93.

	Price / Earnings			Price / Tangible Book
Discount Rate
	6x	10x	16x	75%	125%	200%
11%	$7.01	$11.00	$16.98	$7.57	$11.91	$18.40
14	6.50	10.18	15.70	7.02	11.02	17.02
17	6.04	9.44	14.55	6.52	10.22	15.77

    Sandler O'Neill performed a similar analysis which estimated the future stream of after-tax dividend flows of NetBank through December 31, 2004 under various circumstances, assuming NetBank's projected dividend stream and that NetBank performed in accordance with the earnings projections reviewed with management. To approximate the terminal value of NetBank common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 16% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NetBank common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of NetBank common stock of $3.82 to $8.96 when applying the price/earnings multiples and $4.72 to $14.75 when applying multiples of tangible book value.

	Price / Earnings			Price / Tangible Book
Discount Rate
	10x	14x	20x	75%	125%	200%
10%	$4.48	$6.27	$8.96	$5.53	$9.22	$14.75
13	4.13	5.78	8.26	5.10	8.51	13.61
16	3.82	5.35	7.64	4.72	7.86	12.58

    In connection with its analyses, Sandler O'Neill considered and discussed with the RBMG board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

    Contribution Analysis.  Sandler O'Neill reviewed the relative contributions to be made by RBMG and NetBank to the combined institution, based on financial information at and for the twelve months ended September 30, 2001. The percentage of pro forma shares owned was determined using the exchange ratio of 1.1382. This analysis indicated that the implied contributions to the combined entity were as follows:

	RBMG	NetBank
Total assets	31.8%	68.2%
Total cash and securities	3.0	97.0
Total net loans	37.7	62.3
Total goodwill	41.0	59.0
Total deposits	0.0	100.0
Total borrowings	51.0	49.0
Tangible equity	36.0	64.0
Total equity	36.4	63.6
YTD 2001 net income	77.2	22.8
2002 estimated net income	69.2	30.8
Percentage of pro forma shares owned	41.6	58.4

    Pro Forma Merger Analysis.  Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon (1) an exchange ratio of 1.1382, (2) the earnings per share estimates and projections of RBMG and NetBank referred to above, and (3) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of RBMG. The actual results achieved by the combined company will vary from projected results and the variations may be material.

			NetBank
	RBMG
			Stand alone
	Stand-alone	Pro Forma(1)		Pro Forma
Projected 2002 GAAP EPS	$1.35	$0.82	$0.35	$0.72
Projected tangible book value at December 31, 2002	9.88	9.70	8.71	8.53

(1)
Determined by multiplying the NetBank pro forma value by the exchange ratio.

    Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of the pro forma institution through December 31, 2004 under various circumstances, assuming NetBank's projected dividend stream and that the combined company performed in accordance with the pro forma analysis referenced above. To approximate the terminal value of the combined institution's common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 16% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the combined institution's common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of RBMG common stock of $6.91 to $16.21 when applying the price/earnings multiples and $5.68 to $17.76 when applying multiples of tangible book value.

RBMG Pro Forma Terminal Value Analysis (1):

	Price / Earnings			Price / Tangible Book Value
Discount Rate
	10x	14x	20x	75%	125%	200%
10%	$8.11	$11.35	$16.21	$6.66	$11.10	$17.76
13	7.48	10.47	14.96	6.14	10.24	16.38
16	6.91	9.68	13.83	5.68	9.46	15.14

(1)
Determined by multiplying the combined company value by the exchange ratio.

    RBMG has agreed to pay Sandler O'Neill a transaction fee of approximately $1.6 million in connection with the merger, of which approximately $396,000 has been paid, and the balance of which is contingent, and payable, upon closing of the merger. Sandler O'Neill has also received a fee of $100,000 for rendering its opinion, which will be credited against that portion of the fee due upon the closing of the merger. RBMG has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $25,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

    Sandler O'Neill has in the past provided certain other investment banking services to RBMG. During the two years ended December 31, 2001, fees paid to Sandler O'Neill for such services totaled $30,000. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to RBMG and NetBank or their affiliates and may actively trade the debt and/or equity securities of RBMG and NetBank for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Conversion of Stock

    At the effective time of the merger, each outstanding share of RBMG common stock will be converted into the right to receive 1.1382 shares of NetBank common stock, plus cash, without interest, in lieu of any fractional share of NetBank common stock that would otherwise be issued.

    NetBank will not adjust the 1.1382 exchange ratio based on changes in the market value of NetBank common stock before the effective time of the merger. RBMG shareholders should be aware that the market value of NetBank common stock will fluctuate and that neither NetBank nor RBMG can give you any assurances as to what the price of NetBank common stock will be when the merger becomes effective or when certificates for those shares are delivered following surrender and exchange of a holder's RBMG common stock certificates. Additionally, because consummation of the merger is subject to satisfaction of various conditions, the merger may not be completed until a substantial period of time following the special meeting of RBMG shareholders. We urge you to obtain information on the market value of NetBank common stock on the Nasdaq Stock Market at 4:00 p.m., Eastern time, on the date the merger becomes effective.

    NetBank will not issue fractional shares. Instead, NetBank will pay cash, without interest, in lieu of any fractional share to which any RBMG shareholder would otherwise be entitled to receive upon consummation of the merger. NetBank will calculate the cash value of any fractional shares as the amount equal to the fractional part of a share of NetBank common stock multiplied by the last reportable sale price of NetBank common stock on the Nasdaq Stock Market on the closing date, as defined in the merger agreement, of the merger.

    As of the RBMG record date of            , 2002, RBMG had      shares of RBMG common stock issued and outstanding. Based on the number of shares of RBMG common stock outstanding on the RBMG record date and the exchange ratio of 1.1382, it is anticipated that upon completion of the merger and upon the exercise of RBMG stock options that are converted into NetBank stock options in the merger, NetBank would issue approximately 21,000,000 shares of NetBank common stock to holders of RBMG common stock. Accordingly, NetBank would then have issued and outstanding approximately            shares of NetBank common stock based on the number of shares of NetBank common stock issued and outstanding on the RBMG record date. Following the merger, the current shareholders of RBMG will beneficially own approximately 40% of the outstanding NetBank common stock.

Conversion of Stock; Treatment of Options

  NetBank Common Stock

    Each share of NetBank common stock outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

  RBMG Common Stock

    When the merger becomes effective, without any action on the part of RBMG or its shareholders, shares of RBMG common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing such shares as described below, whole shares of NetBank common stock (and any declared and unpaid dividends on such shares) and cash in lieu of any fractional share interest. Promptly after the merger becomes effective, the exchange agent will deliver or mail to each RBMG shareholder a form of letter of transmittal and instructions to be used by holders of RBMG common stock in surrendering their RBMG stock certificates. When a holder of RBMG common stock properly surrenders his, her or its certificates, or provides other satisfactory evidence of ownership, and returns the letter of transmittal duly executed and completed in accordance with its instructions and any other documents which may be reasonably requested, the exchange agent will promptly deliver to such shareholder the number of shares of NetBank common stock (and any declared and unpaid dividends on such shares) and cash, if any, to which the shareholder is entitled.

    RBMG shareholders should not send in their stock certificates until they receive a letter of transmittal and corresponding instructions.

    After the merger becomes effective, and until surrendered as described above, each outstanding RBMG stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration. With respect to any RBMG stock certificate that has been lost or destroyed, the exchange agent will deliver the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond or other adequate assurance of indemnity, as required by NetBank, in addition to evidence reasonably satisfactory to NetBank of ownership of the shares in question. After the merger becomes effective, RBMG's transfer books will be closed and no transfer of the shares of RBMG common stock outstanding immediately before the time that the merger becomes effective will be made on RBMG's stock transfer books. If RBMG declares a dividend on the RBMG common stock, to the extent permitted by the merger agreement, with a record date before the effective time of the merger and that dividend has not been paid before consummation of the merger, NetBank will pay the dividend to the former RBMG shareholders.

    To the extent permitted by law, after the merger becomes effective, former RBMG shareholders will be entitled to vote at any meeting of NetBank shareholders the number of whole shares of NetBank common stock into which their shares of RBMG common stock are converted, regardless of whether they have exchanged their RBMG stock certificates for NetBank stock certificates. Whenever NetBank declares a dividend or other distribution on the NetBank common stock, which has a record date after the merger becomes effective, the declaration will include dividends or other distributions on all shares of NetBank common stock issuable as a result of the merger agreement. However, no dividend or other distribution payable to the holders of record of NetBank common stock will be delivered to former RBMG shareholders until they surrender their respective RBMG stock certificates as described above. When a holder of RBMG common stock surrenders his, her, or its RBMG stock certificates, the certificates representing the NetBank common stock into which such shares of RBMG stock have been converted will be delivered and paid to the holder, together with cash in lieu of any fractional share of NetBank common stock to which the holder would otherwise be entitled and any undelivered dividends, without interest.

  NetBank Stock Options

    Each option to acquire NetBank common stock outstanding and unexercised immediately prior to completion of the merger will continue on the same terms and conditions in effect immediately prior to completion of the merger.

    As soon after completion of the merger as is practicable, and contingent upon completion of the merger, NetBank plans to offer to purchase certain outstanding NetBank stock options for $2.00 per underlying share in cash. The offer will not be subject to a minimum or maximum number of options to be repurchased. The offer will be restricted to stock options with a fair value of less than $2.01 per share as of the date the offer is made. Holders of NetBank options will receive, and should review upon receipt, separate written materials containing important information about the proposed offer. Copies of these materials and other documents filed by NetBank with the SEC will be available at the SEC's website at www.sec.gov or from NetBank at the address and telephone number shown on page 3 of this joint proxy statement/prospectus.

  RBMG Stock Options

    Prior to completion of the merger, RBMG will cause each option to acquire RBMG common stock outstanding to become fully vested and exercisable in accordance with its terms. Unless the option holder elects, with the consent of RBMG, to have his or her RBMG options converted into options to acquire NetBank common stock, each option to acquire RBMG common stock that is outstanding immediately prior to the closing date of the merger will be converted into the right to receive $2.00 in cash for each share of RBMG common stock subject to the unexercised portion of the option. The terms of each option to acquire RBMG common stock that is converted into an option to acquire NetBank common stock will remain in place other than with respect to adjustments to the exercise price and amount of NetBank common stock issuable under the converted option, as provided in the merger agreement. The shares of NetBank common stock issuable upon exercise of such converted options will be registered under the Securities Act.

The Merger Agreement

  Effective Time of the Merger

    The merger agreement provides that the closing of the merger will take place either five business days following the satisfaction of the conditions to the completion of the merger or on a date mutually acceptable to the parties. Additionally, the merger will become effective at the time and date specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. We anticipate that the merger will be completed in the first half of 2002. However, completion of the merger could be delayed if there is delay in satisfying any conditions to the merger. There can be no assurance as to whether or when NetBank and RBMG will complete the merger. If the merger is not completed on or before September 30, 2002, either NetBank or RBMG may terminate the merger agreement. See "—Conditions to Completion of the Merger" and "—Waiver, Amendment, and Termination."

  Conditions to Completion of the Merger

    The obligations of NetBank and RBMG to carry out the merger are subject to satisfaction, unless waiver is permitted, of the following conditions at or before the time the closing date of the merger:

  •
  all necessary corporate action to authorize the execution, delivery and performance of the merger agreement and the transaction contemplated by the merger agreement, including, without limitation, the approval of the merger agreement by the shareholders of NetBank and RBMG, as required by law or by the provisions of their respective governing instruments;

  •
  receipt of certain regulatory approvals required for consummation of the merger (see "—Regulatory Approvals");

  •
  receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit;

  •
  the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the merger agreement;

  •
  the registration statement on Form S-4 filed in connection with the merger being declared effective by the Securities and Exchange Commission and shall not be subject to any stop order or proceeding seeking a stop order;

  •
  the shares of NetBank common stock issuable as a result of the merger having been authorized for listing on the Nasdaq Stock Market; and

  •
  receipt of a tax opinion by RBMG and NetBank from their respective tax counsels regarding the qualification of the merger as a "reorganization" for U.S. federal income tax purposes (see "—Material United States Federal Income Tax Consequences").

    The obligations of NetBank to complete the merger are also subject to the satisfaction or waiver, at or prior to the closing date of the merger, of each of the following conditions:

  •
  the consolidated balance sheet of RBMG stating total shareholders' equity, as defined in the merger agreement, of not less than $142 million as of a month end within 63 days prior to the closing date of the merger, which consolidated balance sheet must be accompanied by a "Report of Independent Auditors" by RBMG's independent auditors;

  •
  the merger of Resource Bancshares Corporation with and into its parent, RBMG (which was completed on November 30, 2001);

  •
  the accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the representations and warranties of RBMG, as set forth in the merger agreement;

  •
  the performance of all other agreements contemplated by, and the compliance with all other covenants of RBMG set forth in, the merger agreement; and

  •
  satisfaction of other conditions, including without limitation the receipt of various certificates from the officers of RBMG.

    The obligations of RBMG to complete the merger are also subject to the satisfaction or waiver, at or prior to the closing date of the merger, of each of the following conditions:

  •
  amendments to various sections of NetBank's bylaws;

  •
  the accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the representations and warranties of NetBank, as set forth in the merger agreement;

  •
  the performance of all other agreements contemplated by, and the compliance with all other covenants of NetBank set forth in, the merger agreement; and

  •
  satisfaction of other conditions, including without limitation the receipt of various certificates from the officers of NetBank.

    NetBank and RBMG cannot assure you when or whether all of the conditions to the completion of the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before September 30, 2002, the merger agreement may be terminated and the merger abandoned by either RBMG or NetBank, unless the failure to complete the merger by that date is the result of a breach of the merger agreement by the party seeking termination. See "—Waiver, Amendment, Termination and Expenses."

  Representations and Warranties

    The merger agreement contains reciprocal representations and warranties of NetBank and RBMG as to, among other things:

  •
  the corporate organization and existence of each party and its subsidiaries and the valid ownership of its subsidiaries;

  •
  authorization, validity and enforceability of the merger agreement;

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  the capitalization of each party;

  •
  financial statements, corporate books and records and governing corporate documents of each party;

  •
  absence of undisclosed liabilities for each party since December 31, 2000;

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  absence of changes or events for each party since December 31, 2000;

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  accounting, tax and regulatory matters;

  •
  assets of each party;

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  intellectual property rights;

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  environmental matters;

  •
  each party's compliance with applicable laws;

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  labor relations;

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  employees, compensation and benefit plans of each party;

  •
  material contracts of each party;

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  legal and disciplinary proceedings of each party;

  •
  regulatory reports;

  •
  required consents and approvals;

  •
  each party's lender and servicer qualifications, loan and mortgage servicing portfolio, mortgage servicing agreements and commitments, investor commitments, custodial accounts and pool certificates;

  •
  equipment leasing activities of each party; and

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  fairness opinions obtained by each party.

  Waiver, Amendment, Termination, and Expenses

    To the extent permitted by applicable law, RBMG and NetBank may amend the merger agreement by written agreement at any time before or after the approval of the merger agreement by either the shareholders of NetBank or RBMG, or both. If an amendment is made after the approval of the merger agreement by either the shareholders of NetBank or RBMG, or both, to the extent required by applicable law, the amendment will be ratified by subsequent vote by the shareholders of NetBank or RBMG, or both, as the case may be. In addition, prior to or at the effective time of the merger, either RBMG or NetBank may, under various circumstances:

  •
  waive any default in the performance of any term of the merger agreement by the other party; and

  •
  waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement, except for any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation and would have individually or in the aggregate a material adverse effect on the party offering the waiver.

    No such waiver will be effective unless written and signed by a duly authorized officer of RBMG or NetBank, as the case may be.

    The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

  •
  by the mutual consent of RBMG and NetBank, or

  •
  by RBMG or NetBank:

  •
  in the event of any material breach of any representation or warranty of the other party contained in the merger agreement that cannot be cured prior to September 30, 2002 and would provide the terminating party the ability to refuse to consummate the merger under applicable standards set forth in the merger agreement, provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  •
  in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement that cannot be cured prior to September 30, 2002, provided that the terminating party is not been in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  •
  in the event the merger is not consummated by September 30, 2002;

  •
  in the event any approval of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, non-appealable action or if any action taken by such authority is not appealed within the time limit for appeal, provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement; or

  •
  in the event the shareholders of NetBank and RBMG fail to vote their approval of the merger agreement at the special meeting held for such purpose.

    If the merger agreement is terminated, the merger agreement will become void and have no effect, except that various provisions of the merger agreement, including those provisions relating to the obligations of the parties to maintain the confidentiality of specified information obtained from the other party, will survive. In addition, termination of the merger agreement will not relieve any breaching party from liability for any uncured, willful breach of any representation, warranty, covenant, or agreement giving rise to the merger agreement's termination.

    In addition, NetBank or RBMG, as the non-terminating party, may be required to pay a termination fee in the event the merger agreement is terminated because:

  •
  the non-terminating party is in breach of any representation or warranty that would permit the terminating party the ability to refuse to consummate the merger under the standards set forth in the merger agreement and such breach cannot be cured prior to September 30, 2002;

  •
  the non-terminating party is in material breach of a covenant or agreement contained in the merger agreement and such material breach cannot be cured prior to September 30, 2002; or

  •
  the non-terminating party's shareholders fail to approve the merger agreement at a meeting of shareholders called for the purpose of voting on the merger agreement.

    The termination fee specified in the merger agreement would be $2.0 million, plus up to $1.0 million for outside accounting and legal fees incurred by the terminating party in connection with the merger.

    The merger agreement also provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement, including without limitation fees and expenses related to financial or other consultants, investment bankers, accountants, and legal counsel. The merger agreement does provide, however, that NetBank and RBMG will bear equally any payment obligations arising from any filing and printing fees associated with the registration statement filed by NetBank on Form S-4 with the SEC, as well as the printing fees incurred in connection with this joint proxy statement/prospectus.

  Conduct of Business Pending the Merger

    As set forth in the merger agreement, NetBank and RBMG have agreed that, unless the prior written consent of the other party has been obtained and except as otherwise expressly contemplated in the merger agreement, each company will, and will cause its respective subsidiaries to:

  •
  preserve intact its business organization and assets and maintain its rights and franchises;

  •
  take no action which would:

  •
  materially adversely affect the ability of any person to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of a condition or restriction that would either have a material adverse impact on the financial condition of RBMG or a material adverse impact on the economic or business benefits of the merger to the extent that, if such impact would have been known, the merger agreement would not have been entered into, or

  •
  materially adversely affect the ability of any person to perform its covenants and agreements under the merger agreement; and

  •
  furnish, upon request of the other party, copies of any internal operational management reports or litigation management reports.

    In addition, NetBank and RBMG have each agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, and unless the other party gives its prior written consent or unless it is otherwise expressly contemplated by the merger agreement, each company will not, and shall cause its subsidiaries not to, do or agrees or commit to do any of the following:

  •
  carry on its business other than in the usual, regular and ordinary course or establish, acquire or engage in any new type of activity;

  •
  declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, except that RBMG may continue to pay, on a quarterly basis, a stock dividend of $0.11 per share of its common stock;

  •
  amend its articles of incorporation, charter or bylaws or other governing instruments;

  •
  incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of the business consistent with past practices;

  •
  suffer the imposition on any of its asset any lien or permit any such lien to exist, except in the ordinary course of business;

  •
  repurchase, redeem, or otherwise acquire or exchange, other than exchanges in the ordinary course under employee benefit plans, directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock or make any other distributions in respect of its capital stock, except as to certain unexercised stock options as contemplated by the merger agreement;

  •
  issue, sell, pledge, encumber, or otherwise authorize or permit to become outstanding, any additional shares of capital stock, or any stock appreciation rights, or any option, warrant, or other equity right, except in connection with the exercise of certain stock options specified in the merger agreement;

  •
  adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for its shares of capital stock;

  •
  merge or consolidate with any other entity or acquire control over any other entity, or liquidate, sell, lease, mortgage or otherwise dispose of or encumber any asset or acquire any asset other than in the ordinary course of business;

  •
  fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

  •
  make any material investment for its own account or otherwise acquire direct or indirect control over any entity other than in the ordinary course of business;

  •
  grant any increase in compensation or benefits to any of its employees or officers except in accordance with past practice or as required by law;

  •
  pay any material severance or termination payment or any material bonus other than in accordance with existing benefit plans, written policies or written contracts;

  •
  enter into or amend any severance agreements with its officers, provided that RBMG may extend, for a maximum of one year, the term of certain change of control agreements which would otherwise expire under their existing terms prior to the effective time of the merger;

  •
  grant any material increase in fees or other increases in compensation or other benefits to its directors except in accordance with past practice;

  •
  voluntarily accelerate the vesting of any employee benefits or other equity rights;

  •
  enter into or amend any employment contract, which does not have the unconditional right to terminate without liability (except for services already rendered), involving any person having a salary and incentive plan in excess of $100,000 per year;

  •
  adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plan, unless necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as necessary to comply with law, the terms of such plans, or past practices;

  •
  settle any litigation involving any of its liabilities if such settlement would include either payment of $100,000 or an agreement that would place material restrictions upon the operations of its business;

  •
  change its methods of accounting or systems of internal accounting controls in effect at December 31, 2000, except as required by changes in regulatory accounting requirements or GAAP;

  •
  enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business;

  •
  solicit, encourage or participate in negotiations or discussions concerning a business combination other than the merger;

  •
  incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $100,000, for any one expenditure, or $500,000 in the aggregate, except for expenditures previously disclosed to the other party;

  •
  take any action which would or could reasonably be expected to cause the merger not to constitute a reorganization under Section 368 of the Internal Revenue Code;

  •
  take any action that would result in any inaccuracy of a representation or warranty, which would allow for a termination of the merger agreement; or

  •
  take any action that would cause any of the conditions to which the completion of the merger is contingent to remain unsatisfied.

Management and Operations After the Merger

    The executive officers of NetBank in office immediately prior to the effective time of the merger will continue to serve in their respective capacities with the exception of Mr. Grimes, NetBank's vice chairman and chief executive officer. At the effective time of the merger, Mr. Freeman will assume the position of chief executive officer of NetBank. We expect that the executive officers of RBMG in office immediately prior to the effective time of the merger will continue to serve in their existing capacities.

    T. Stephen Johnson will continue to serve as chairman of the board of directors of NetBank. However, the merger agreement provides that on the date NetBank publicly announces quarterly operating earnings of $.25 per share or more, Mr. Freeman shall become the chairman of the board of NetBank until December 31, 2005. Furthermore, if for any reason Mr. Johnson ceases to serve as chairman of the NetBank board of directors prior to the previously described $.25 per share quarterly earnings announcement, and if Mr. Freeman is then serving as NetBank's chief executive officer, Mr. Freeman will succeed Mr. Johnson as chairman of the board of directors of NetBank.

    At the effective time of the merger, the total number of persons serving on the board of directors of NetBank will be eleven, which will include six directors from the pre-merger NetBank board, four directors from the pre-merger RBMG board, and Robin Kelton, a director common to both boards. The six NetBank directors who are expected to be nominated to continue to serve as directors of NetBank after the effective time of the merger are:

  •
  T. Stephen Johnson

  •
  Ward H. Clegg

  •
  Donald S. Shapleigh, Jr.

  •
  J. Stephen Heard

  •
  Thomas H. Muller, Jr.

  •
  W. James Stokes

    The four RBMG directors who are expected to be nominated to serve as directors of NetBank after the effective date of the merger are:

  •
  Stuart M. Cable

  •
  Douglas K. Freeman

  •
  David W. Johnson, Jr.

  •
  Joel A. Smith, III

    The designation of the nominees listed above as Class I, Class II or Class III directors of NetBank will be such that two of the three director classes will have no more than one person now serving as an RBMG director. If, prior to the effective time of the merger, any nominee listed above is unable or unwilling to serve as a director of NetBank after consummation of the merger, the board of directors which nominated such person will be able to designate another person to fill the anticipated vacancy, provided that NetBank may not nominate, as a replacement, any existing director who is serving or has previously served as an officer of NetBank.

    Additionally, the committees of the board of directors of NetBank, after completion of the merger, will be comprised of an equal number of directors nominated by NetBank and RBMG, and the chairmen of each committee will be drawn equally from the directors nominated by NetBank and RBMG.

Interests of Certain Persons in the Merger

    Some members of NetBank's and RBMG's executive officers and directors have interests in the merger that are in addition to and may be different from the interests shared with you as a NetBank shareholder and/or RBMG shareholder. The NetBank and RBMG boards of directors were aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

    As described below, completion of the merger will constitute a change in control of RBMG for purposes of determining the entitlement of certain executive officers of RBMG to severance and other benefits under existing employment agreements. Furthermore, as described below, some members of the management of NetBank and RBMG have, or are expected to, enter into agreements, the form of which has been or is to be negotiated, relating to their employment with NetBank or RBMG following completion of the merger that provide or will provide employment and severance benefits.

  Employment Agreements

    Mr. Freeman's Employment Agreement.  Douglas K. Freeman and NetBank have entered into an employment agreement dated November 18, 2001, to be effective as of the effective date of the merger. The employment agreement provides that Mr. Freeman will serve as the chief executive officer of NetBank. The employment agreement has an initial term of three years from the date of the merger, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

    NetBank will pay Mr. Freeman an annual base salary of not less than his annual base salary from RBMG as in effect immediately before the effective time of the merger. As of this date, Mr. Freeman's annual base salary from RBMG is $500,000. Mr. Freeman will be entitled to participate in NetBank's annual cash incentive compensation plan and will have an annual cash bonus target, referred to as his Minimum Bonus Amount, that is not less than the amount of the annual bonus earned by Mr. Freeman with respect to the last full completed period before the date of the merger. Mr. Freeman's bonus from RBMG is expected to be $300,000 for the year ended December 31, 2001.

    As of the date of the merger, Mr. Freeman will be granted a nonqualified option to purchase 250,000 shares of NetBank common stock at an exercise price per share equal to the closing price per share of NetBank common stock on the effective time of the merger. The option will be 20% vested initially and will vest 20% per year of service thereafter. The option will become fully vested in the event that a change in control of NetBank occurs. If Mr. Freeman dies or becomes disabled, his employment is terminated by NetBank without cause or he voluntarily resigns for good reason or with the approval of the NetBank board of directors, his option will become fully vested. If Mr. Freeman's employment is terminated by NetBank without cause, or if he resigns for good reason or with the approval of the board of directors, his option will remain exercisable for the remainder of the ten year term. If Mr. Freeman's employment is terminated for cause, the option will immediately terminate. Mr. Freeman will also receive additional equity awards commensurate with his position and at a level required to be competitive in the marketplace.

    If NetBank terminates Mr. Freeman's employment without cause, or Mr. Freeman terminates his employment for good reason, NetBank will be required to pay Mr. Freeman a lump sum equal to three times the sum of (a) his annual base salary, plus (b) the greater of (i) the Minimum Bonus Amount, and (ii) the maximum annual incentive bonus opportunity for which Mr. Freeman was eligible for the year in which the date of termination of employment occurs. In such event, Mr. Freeman would also be entitled to continued welfare benefits (or reimbursement for the cost of such benefits) for the greater of one year following the date of termination of employment or the unexpired portion of the term. Additionally, Mr. Freeman's outstanding equity awards would become fully vested and remain exercisable for their maximum remaining term.

    If Mr. Freeman's employment is terminated due to his death or disability, he will be entitled to receive a prorated bonus for the year of his termination. If Mr. Freeman's employment is terminated for cause or if he voluntarily terminates employment during the term without good reason, he will not be entitled to further payments under the employment agreement, except for accrued salary and any compensation and benefits payable under the terms of NetBank's compensation and benefit plans.

    If any payment or benefit received by Mr. Freeman is a "parachute payment" as defined in Section 280G of the Internal Revenue Code, and as a result Mr. Freeman incurs an excise tax, NetBank will pay him such additional amount as is required to put him in the same after-tax position as if no excise tax were incurred.

    During the term of employment and for twelve months thereafter, Mr. Freeman may not solicit employees of NetBank or solicit customers of NetBank with whom he had material dealings while he was an employee. In the event of a dispute relating to Mr. Freeman's employment, the dispute will be settled by arbitration, and NetBank will be required to pay all of Mr. Freeman's legal fees and expenses, except to the extent that his claim is determined to be frivolous. NetBank will be required to cause any successor to all or substantially all of the business and/or assets of NetBank to assume the employment agreement.

    Mr. Grimes' Employment Agreement.  D.R. Grimes, NetBank, and NetBank's banking subsidiary (the "Bank") entered into an employment agreement dated January 4, 1999, which was amended as of December 17, 2001. The employment agreement, as amended, provides that Mr. Grimes will continue to serve as the chief executive officer of NetBank and the Bank on an at-will basis.

    The employment agreement, as amended, provides that NetBank and the Bank will pay Mr. Grimes an annual base salary of $200,000 per year, subject to discretionary increases by the board of directors, an annual incentive bonus based on specific criteria related to NetBank's financial performance, club dues and participation in a contemplated deferred compensation program for senior executives. Mr. Grimes is also entitled to receive the title to the car currently provided to him for his use by NetBank and to receive a special bonus equal to $800,000 upon the closing of the merger unless he voluntarily resigns or is involuntarily terminated for cause prior to the closing.

    All of Mr. Grimes' outstanding nonqualified stock options will remain exercisable for the lesser of two years from the date of his termination of employment or the expiration of the options' maximum terms. If, following termination of his employment, NetBank offers to cancel existing options to purchase shares of NetBank common stock in exchange for a cash payment of $2.00 per share, Mr. Grimes will be entitled to receive a cash payment for cancellation of any of his outstanding options on the same terms. In addition, if NetBank initiates such an offer prior to June 30, 2002, Mr. Grimes is entitled to receive a cash payment equal to $1.00 per share for each share subject to options that he cancelled during the 2000 calendar year.

    If NetBank terminates Mr. Grimes' employment for any reason, or Mr. Grimes voluntarily resigns his employment for any reason or Mr. Grimes dies while employed, NetBank will be required to pay Mr. Grimes a lump sum severance payment equal to 36 times his average monthly compensation. Average monthly compensation for this purpose is the sum of Mr. Grimes' annual base salary as of his termination date and the greater of his bonus earned for the most recent calendar year or the annualized annual bonus for the year of termination divided by twelve. In addition, Mr. Grimes would also be entitled to continue employee benefits (other than an automobile allowance) provided to similarly situated executives (or the cost to NetBank of such benefits) for 36 months following the date of termination.

    Mr. Grimes' employment agreement contains confidentiality and cooperation provisions and a general release of claims.

    Mr. Bowers' Employment Agreement.  Robert E. Bowers, NetBank, and the Bank entered into an employment agreement dated January 1, 2000 which was amended as of December 17, 2001. The employment agreement, as amended, provides that Mr. Bowers will serve as the chief financial officer of NetBank and the Bank. The employment agreement has an initial term of three years from its original effective date, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal. Mr. Bowers will resign from his position on the NetBank board upon the closing of the merger.

    The employment agreement, as amended, provides that NetBank and the Bank will pay Mr. Bowers an annual base salary of $200,000 per year, subject to discretionary increase by the chief executive officer and board of directors, an annual incentive bonus based on specific criteria related to NetBank's financial performance with a target of no less than 40% and no more than 100% of Mr. Bowers' annual base salary, and other benefits provided to similarly situated executives, including vacation, club dues, an automobile allowance and participation in the contemplated deferred compensation program for senior executives. In addition, Mr. Bowers is entitled to receive the title to the automobile currently provided to him by NetBank for his use and is entitled to receive a special bonus equal to $250,000 if the effective date of the merger occurs on or before September 30, 2002 and one of the following conditions is satisfied: (i) he remains employed by the Bank through the date that the bonus will be paid; (ii) he is terminated by NetBank without cause on or after November 1, 2001, (iii) he resigns on or before January 31, 2002 for any reason; or (iv) he dies or becomes disabled after the effective date of the merger but before the bonus is to be paid.

    As of the effective date of the merger or as soon as practicable thereafter, Mr. Bowers will be granted a nonqualified option to purchase 100,000 shares of NetBank common stock, provided that Mr. Bowers remains employed by NetBank through that date. If NetBank offers to cancel existing options to purchase shares of NetBank common stock in exchange for a cash payment of $2.00 per share, Mr. Bowers will be entitled to receive a cash payment for cancellation of any of his outstanding options on the same terms. In addition, if NetBank initiates such an offer prior to September 30, 2002, Mr. Bowers is entitled to receive a cash payment equal to $200,000.

    If Mr. Bowers terminates employment for any reason before January 31, 2002 or resigns with cause after that date, if NetBank terminates Mr. Bowers' employment at any time without cause, or if Mr. Bowers resigns within twelve months following a change in control, NetBank will be required to pay Mr. Bowers a lump sum severance payment equal to 36 times his average monthly compensation. Average monthly compensation for this purpose is the sum of Mr. Bowers' annual base salary as of the termination date and the greater of his bonus earned for the most recent calendar year or the annualized bonus for the year of termination divided by twelve. In addition, Mr. Bowers would also be entitled to continue employee benefits provided to similarly situated executives (or the cost to NetBank of such benefits) for 36 months following the date of termination.

    If Mr. Bowers terminates employment for any reason during the 30-day period beginning on the date which is 11 months after the effective date of the merger, Mr. Bowers is entitled to receive a lump sum severance payment equal to 18 times his average monthly compensation and to continue employee benefits for 18 months following the termination.

    If any payment or benefit received by Mr. Bowers is a "parachute payment" as defined in Section 280G of the Internal Revenue Code and would otherwise cause Mr. Bowers to incur an excise tax, the total amount payable to Mr. Bowers will be reduced so that no excise tax will be incurred.

    During the term of his employment and, unless he is involuntarily terminated by NetBank without cause or he voluntarily resigns for cause, for 12 months thereafter, Mr. Bowers may not solicit employees of NetBank and the Bank or solicit customers of NetBank and the Bank with whom he had material dealings while he was an employee. In such events and for the same periods, Mr. Bowers is subject to a covenant restricting his ability to compete with NetBank and the Bank.

    Mr. Fitzgerald's Employment Agreement.  Michael R. Fitzgerald and the Bank entered into an employment agreement dated March 20, 2001 which was amended as of December 17, 2001. The employment agreement, as amended, provides that Mr. Fitzgerald will serve as the President of the Bank. The employment agreement has an initial term of three years from its original effective date, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

    The employment agreement provides that the Bank will pay Mr. Fitzgerald an annual base salary of $200,000 per year, subject to discretionary increase by the chief executive officer and board of directors of the Bank, an annual incentive bonus based on specific criteria related to NetBank's financial performance with a target of no less than 60% and no more than 90% of Mr. Fitzgerald's annual base salary, and other benefits provided to similarly situated executives, including vacation, club dues, a car allowance and participation in a contemplated deferred compensation program for senior executives. In addition, Mr. Fitzgerald is entitled to receive a special bonus equal to $75,000 if the effective date of the merger occurs on or before September 30, 2002 and one of the following conditions is satisfied: (i) he remains employed by the Bank through the date that the bonus will be paid; (ii) he is terminated by the Bank without cause on or after November 1, 2001, or (iii) he dies or becomes disabled after the effective date of the merger but before the date the bonus is to be paid.

    As of the effective date of the merger or as soon as practicable thereafter, Mr. Fitzgerald will be granted a nonqualified option to purchase 100,000 shares (less the number of options granted to him in calendar year 2001) of NetBank common stock, provided that Mr. Fitzgerald remains employed by the Bank through that date. If NetBank offers to cancel existing options to purchase shares of NetBank common stock in exchange for a cash payment of $2.00 per share, Mr. Fitzgerald will be entitled to receive a cash payment for cancellation of any of his outstanding options on the same terms.

    If the Bank terminates Mr. Fitzgerald's employment at any time without cause, or Mr. Fitzgerald terminates employment with cause, or Mr. Fitzgerald resigns within twelve months following a change in control, the Bank will be required to pay Mr. Fitzgerald a lump sum severance payment equal to 36 times his average monthly compensation (as defined in the employment agreement). In addition,

Mr. Fitzgerald would also be entitled to continue employee benefits provided to similarly situated executives (or the cost to the Bank of such benefits) for 36 months following the date of termination.

    If Mr. Fitzgerald terminates employment for any reason during the 30-day period beginning on the date which is 11 months after the effective date of the merger, Mr. Fitzgerald is entitled to receive a lump sum severance payment equal to 18 times his average monthly compensation and to continue employee benefits for 18 months following the termination.

    If any payment or benefit received by Mr. Fitzgerald is a "parachute payment" as defined in Section 280G of the Internal Revenue Code and would otherwise cause Mr. Fitzgerald to incur an excise tax, the total amount payable to Mr. Fitzgerald will be reduced so that no excise tax will be incurred.

    During the term of his employment and, unless he is involuntarily terminated by the Bank without cause or he voluntarily resigns for cause, for 12 months thereafter, Mr. Fitzgerald may not solicit employees of NetBank and the Bank or solicit customers of NetBank and the Bank with whom he had material dealings while he was an employee. In such events and for the same periods, Mr. Bowers is subject to a covenant restricting his ability to compete with NetBank and the Bank.

    Mr. Johnson's Retainer.  NetBank's chairman, T. Stephen Johnson, will receive a retainer of $5,000 per month in cash, effective as of November 1, 2001 and continuing until completion of the merger, for his efforts in negotiating and effecting the merger.

    RBMG Change of Control Agreements.  RBMG has entered into change of control agreements with certain of its employees, including Messrs. Freeman, Steven Herbert, Thomas Little, Ron Simpson and Hugh Burgess. The agreements provide for the payment of severance benefits to the executive in the event that the executive's employment is terminated under certain circumstances following a change of control of RBMG. The severance benefits payable under the change of control agreements generally consist of a severance payment equal to one or two times the executive's base salary and most recent annual bonus and continuation of welfare benefit coverage. The change of control agreements between RBMG and certain of its officers, including Mr. Freeman, will be superseded by their new agreements with NetBank upon completion of the merger. Additionally, Messrs. Freeman, Steven Herbert, Thomas Little, Ron Simpson and Hugh Burgess will collectively receive approximately $2.3 million under their RBMG change of control agreements even though their employment will continue.

    Other employment, severance and deferred compensation agreements entered into by RBMG and its subsidiaries with its current and former employees that remain in existence immediately prior to the completion of the merger will be renegotiated by NetBank, RBMG and the applicable employees prior to, and contingent upon, the closing of the merger. The new agreements are expected to be in a form similar to the applicable types of agreements governing NetBank employees.

  RBMG Equity Rights Plans

Officers and directors of RBMG that have outstanding, unexercised options to acquire RBMG common stock will be able to:

  •
  exercise their options, without regard to vesting requirements, prior to the closing date of the merger, in accordance with their existing terms;

  •
  receive, after completion of the merger, $2.00 for each share of RBMG common stock subject to the unexercised portion of such option; or

  •
  at the holder's election and consent of RBMG, convert the holder's unexercised portion into an option to acquire NetBank common stock.

    The terms of an option to acquire RBMG common stock that is converted into an option to acquire NetBank common stock will remain in place other than adjustments to both its applicable exercise price and amount of NetBank common stock issuable under the converted option, as provided in the merger agreement. See "—Conversion of Stock; Treatment of Options—RBMG Options" on page  .

  SERP Vesting

    RBMG maintains a supplemental executive retirement plan in which certain executive officers (including Messrs. Freeman, Little, Herbert, Simpson, Burgess and David Johnson) participate. In connection with the approval of the merger, the board of directors of RBMG has determined to terminate the supplemental executive retirement plan. As a result, executives who have not yet vested in their benefit under the plan will be credited with additional years of service under the plan for purposes of vesting only and all plan participants will receive a payment of the balance of their plan benefits. The approximate aggregate amount of these lump sum payments to active RBMG executives is approximately $3.8 million.

Material United States Federal Income Tax Consequences of the Merger

    The following is a general summary of the material United States federal income tax consequences of the merger to RBMG shareholders who hold RBMG common stock as capital assets, assuming that the merger is effected as described in the merger agreement and this joint proxy statement/prospectus. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (hereafter referred to as the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger (whether or not such transactions are in connection with the merger), including, without limitation, transactions in which RBMG common stock is acquired or NetBank common stock is disposed of.

    The following summary does not address all U.S. federal income tax considerations that may be relevant to particular RBMG shareholders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to market;

  •
  persons who hold RBMG common stock as part of a hedge, straddle or conversion transaction;

  •
  persons who are treated as foreign persons for United States federal income tax purposes;

  •
  persons who acquired or acquire shares of RBMG common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

  •
  persons who do not hold their shares of RBMG common stock as a capital asset.

    ACCORDINGLY, RBMG SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    Consummation of the merger is conditioned upon the receipt by NetBank and RBMG of tax opinions from their respective counsel, each dated the date of the merger, in form and substance reasonably satisfactory to NetBank and RBMG, respectively, that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will rely on certain facts, assumptions, and representations set forth or referred to in the opinions, including representations contained in officers' certificates of NetBank, Merger Sub, RBMG, and others.

    Assuming that the merger is treated in accordance with the opinions of counsel described above, the material United States federal income tax consequences to a RBMG shareholder of the exchange of RBMG common stock for NetBank common stock will be as follows:

  •
  Holders of RBMG common stock will not recognize any gain or loss upon the receipt of NetBank common stock solely in exchange for their RBMG common stock in the merger, except with respect to cash received in lieu of fractional shares of NetBank common stock.

  •
  The aggregate adjusted tax basis of the NetBank common stock received by the RBMG shareholders who exchange all of their RBMG common stock solely for NetBank common stock pursuant to the merger will be the same as the aggregate adjusted tax basis of the RBMG common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received.

  •
  The holding period of the NetBank common stock received by each RBMG shareholder who exchanges all of their RBMG common stock solely for NetBank common stock pursuant to the merger, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the RBMG common stock surrendered in exchange therefor.

  •
  A holder of RBMG common stock receiving cash in the merger in lieu of a fractional interest in NetBank common stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by NetBank. An RBMG shareholder will generally recognize capital gain or loss for U.S. federal income tax purposes with respect to a cash payment in lieu of a fractional share measured by the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in such fractional share interest.

    No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. RBMG shareholders should be aware that the tax opinions described above do not bind the Internal Revenue Service. The closing conditions regarding receipt of tax opinions may not be waived by either NetBank or RBMG and, accordingly, are irrevocable.

    THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, RBMG SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment of the Merger

    The merger will be accounted for as a purchase business combination for financial accounting purposes in accordance with accounting principles generally accepted in the United States of America. For purposes of preparing NetBank's consolidated financial statements, NetBank will establish a new accounting basis for RBMG's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. NetBank believes that any excess of consideration paid over the fair value of the net tangible and identifiable intangible assets of RBMG will be recorded as goodwill. Pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the separately identifiable intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. NetBank will determine the fair value of RBMG's assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing pro forma information in this joint proxy statement/prospectus, NetBank has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Restrictions on Resales by Affiliates

    The shares of NetBank common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for NetBank common stock issued to any person who is deemed to be an affiliate of RBMG. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with RBMG and may include RBMG's officers and directors, as well as its principal shareholders. RBMG's affiliates may not sell their NetBank common stock acquired in the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

No Appraisal Rights

    In accordance with the Georgia Business Corporation Code and Delaware General Corporation Law, there will be no appraisal rights or dissenters' rights available to holders of NetBank or RBMG common stock in connection with the merger.

Listing on the Nasdaq Stock Market of NetBank Common Stock to be Issued in the Merger

    NetBank has agreed to cause the shares of NetBank common stock to be issued and to be reserved for issuance in connection with the merger to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

Delisting and Deregistration of RBMG Common Stock After the Merger

    If the merger is completed, RBMG's common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Regulatory Approvals

    The merger may not be consummated in the absence of the receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approvals. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner, including requirements relating to the raising of additional capital or the disposition of assets, which in the reasonable judgment of the board of directors of NetBank or RBMG would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, neither NetBank nor RBMG would have entered into the merger agreement.

  Antitrust

    The merger is subject to review by the United States Department of Justice and the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976. Under the HSR Act, NetBank and RBMG are required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting period or obtain clearance prior to completing the merger. The statutory waiting period may be extended by a request for additional information and other documentary material from the Federal Trade Commission under the HSR Act in connection with the merger. This request effectively extends the waiting period for the merger under the HSR Act. In practice, complying with a request for additional information or material under the HSR Act can take a significant amount of time. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. On December 10, 2001 RBMG and NetBank filed with the Department of Justice and the Federal Trade Commission the pre-merger notification filings and requested an early termination of the statutory waiting period.

    There can be no assurance that the governmental reviewing authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses.

    In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. NetBank and RBMG cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, NetBank and RBMG will prevail.

  Office of Thrift Supervision and FDIC

    After completion of the merger, to the extent changes in NetBank's corporate structure, if any, causes RBMG or any of its subsidiaries to become a subsidiary of NetBank's banking subsidiary, a notice to establish an operating subsidiary must be filed with the Office of Thrift Supervision and the FDIC. For example, we plan to transfer RBMG's conforming mortgage loan and leasing business to a subsidiary of NetBank's banking subsidiary after the merger. The Office of Thrift Supervision must receive notice of this transfer.

  Other Regulatory Approvals

    RBMG and NetBank are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described above. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

DESCRIPTION OF NETBANK CAPITAL STOCK

    As a result of the merger, RBMG shareholders will become shareholders of NetBank and will be subject to the shareholder rights associated with NetBank common stock. The shareholder rights of NetBank common stock are governed by Georgia law and the articles of incorporation and bylaws of NetBank. The following summarizes the material terms of the capital stock of NetBank, but does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of federal law governing thrift holding companies, Georgia law and the articles of incorporation and bylaws of NetBank.

Common Stock

    NetBank's authorized common stock consists of 100,000,000, $.01 par value, of which      shares were outstanding and held of record by       shareholders as of            , 2002. Subject to the rights of any holders of any class of preferred stock outstanding, holders of NetBank common stock will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and shareholders of NetBank will not have the right to cumulate their votes in the election of directors. Common stock of NetBank will not entitle its holders to any preemptive rights, subscription rights or conversion rights.

    In the event of liquidation, holders of common stock of the combined company would be entitled to receive proportionately any assets legally available for distribution to shareholders of NetBank with respect to shares held by them, subject to any prior rights of any preferred stock of NetBank then outstanding.

    Subject to the rights of holders of any class of preferred stock outstanding, holders of common stock of NetBank will be entitled to receive the dividends or distributions that the board of directors of NetBank may declare out of funds legally available for these payments. The payment of distributions by NetBank will be subject to the restrictions of Georgia law applicable to the declaration of distributions by a corporation. Under Georgia law, a corporation may not make a distribution if, as a result of the distribution, the company would not be able to pay its debts, or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution. As part of its outstanding debt, NetBank continues to have outstanding 4 3/4% convertible subordinated notes. The notes will mature on June 1, 2004 unless previously redeemed. NetBank currently pays interest on the notes semi-annually. Holders of convertible subordinated notes may convert any notes or portions of the notes into shares of NetBank common stock at a conversion price of $35.67 per share, subject to adjustment. NetBank may redeem the notes, in whole or in part, before June 4, 2002, at a specified redemption price, or at any time on or after June 4, 2002, based on a declining redemption prices schedule. In the event of a "change of control," under certain circumstances, holders may require NetBank to repurchase their convertible subordinated notes, in whole or in part, at a repurchase price of 100% of the principal amount plus accrued interest. The notes are unsecured and rank junior to all of NetBank's existing and future senior indebtedness.

    As a thrift holding company, the ability of NetBank to pay distributions will be affected by the ability of its banking subsidiary to pay dividends. The ability of its banking subsidiary to pay dividends in the future currently is, and could be further, influenced by federal regulatory requirements and capital guidelines. Every subsidiary savings association of a thrift holding company must give 30 days' written notice of any proposed declaration of dividends.

    The Home Owners Loan Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a thrift holding company or a financial holding company from acquiring control of NetBank. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing company would be required to obtain the prior approval of the Office of Thrift Supervision before acquiring 5% or more of the voting stock of NetBank. In addition, the Home Owners Loan Act prohibits a person or group of persons from acquiring "control" of a thrift holding company unless the Office of Thrift Supervision has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Office of Thrift Supervision, the acquisition of 10% or more of a class of voting stock of a thrift holding company with a class of securities registered under Section 12 of the Exchange Act, such as NetBank, would, under the circumstances set forth in the presumption, constitute acquisition of control of the thrift holding company.

    NetBank's articles and bylaws contain various provisions which may discourage or delay attempts to gain control of NetBank. NetBank's articles and bylaws include provisions:

  •
  providing the board additional flexibility to evaluate, among other factors, the social and economic effects of any merger, tender offer, or other business transaction involving NetBank on the employees, customers and the communities served by NetBank or its subsidiaries;

  •
  classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

  •
  authorizing the board of directors to fix the size of the board;

  •
  authorizing directors to fill vacancies on the board occurring between annual shareholder meetings; and

  •
  authorizing only NetBank's chief executive officer or presiding officer of the board to call a special meeting of shareholders.

    NetBank's bylaws include specific conditions governing the conduct of business at annual shareholders' meetings and the nominations of persons for election as NetBank directors at annual shareholders' meetings. For a further description of these, and other, provisions of NetBank's articles and bylaws, see "Comparison of Shareholder Rights."

    The shares to be issued by NetBank in connection with the merger agreement will be, when issued, fully-paid and nonassessable.

Preferred Stock

    NetBank's authorized preferred stock consists of 10,000,000 shares, no par value, of which none are issued and outstanding. The board of directors of NetBank are authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms.

    Of the 10,000,000 authorized shares of preferred stock, 100,000 shares have been designated as Series A Junior Participating Preferred Stock, or Series A Preferred. Subject to the rights of any shares or series of preferred stock ranking superior, Series A Preferred is entitled to receive, when and if declared, quarterly dividends payable in cash in an amount per share equal to the greater of:

  •
  $1.00, or

  •
  subject to adjustment provisions, 1,000 times the aggregate per share amount of:

  •
  all cash dividends, and

  •
  of all non-cash dividends or other dividends (payable in kind), other than a dividend payable in shares of NetBank common stock, declared on NetBank common stock.

    In the event no dividend is declared on NetBank common stock during any quarter, holders of Series A Preferred will nonetheless be entitled to a dividend per share of $1.00 per calendar quarter. Dividends payable to holders of Series A Preferred would be cumulative.

    Also, in the event quarterly dividends or other dividends are in arrears, until such dividends are paid NetBank cannot:

  •
  declare or pay dividends or make distributions on any shares of stock ranking junior to or, under specific circumstances on parity with, the Series A Preferred;

  •
  redeem, purchase or otherwise acquire, except under specific circumstances, any shares of Series A Preferred or shares of stock ranking on a parity with Series A Preferred.

    In addition, each share of Series A Preferred is entitled to 1,000 votes, subject to adjustment, on all matters submitted to a vote of the shareholders of NetBank.

Shareholder Rights Plan

    In January 2000, NetBank's board of directors declared a dividend of one preferred stock purchase right for each outstanding share of NetBank common stock. The rights do not trade separately from the common stock until the acquisition by a third party of beneficial ownership of 20% of the outstanding NetBank common stock; commencement of a tender offer for 20% or more of the common stock; or the occurrence of any "flip-in event" or "flip-over event" discussed below.

    Ten days after the initial trigger, the rights "detach" from the common stock and begin to trade separately. At this time, the rights become exercisable for one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (unless the "flip-in" or "flip-over" provisions described below are triggered) at an exercise price of $150 per share.

    In the event of the acquisition by a third party of beneficial ownership of 20% of the outstanding shares of NetBank common stock, the acquisition of NetBank in a reverse merger in which NetBank survives or certain self-dealing transactions by an acquiror, all rights owned by the acquiror become void. Each right held by other shareholders "flips in" and grants the holder the right to purchase a number of shares of NetBank common stock having a market value of twice the exercise price in exchange for payment of the exercise price. This effectively grants shareholders, other than the acquiror, the ability to purchase NetBank common stock at a 50% discount. The acquiror's voting strength and equity investment in the Company are thereby greatly diluted upon exercise of the rights.

    In the event of the acquisition of NetBank by merger or other business combination, or the sale or transfer of more than 50% of NetBank's assets or earning power in such a way that NetBank or its stock does not survive the transaction, each right "flips over" and grants the holder the right to purchase common stock of the acquiror valued at twice the exercise price of the right in exchange for payment of the exercise price. This effectively grants right holders the ability to purchase equity in the acquiror at a 50% discount. The equity investment of the shareholders of the acquiror is thereby greatly diluted upon exercise of the rights.

    Subsequent to the initial trigger, but prior to the acquisition of 50% of the NetBank common stock by the acquiror, the board may elect to exchange each outstanding right, other than rights held by the acquiror, for one share of NetBank common stock. Upon the board's election, the flip-in and flip-over provisions terminate. Upon the exchange, the voting strength and equity investment of the acquiror in NetBank are greatly diluted. The exchange feature eliminates the formality of exercising the rights and payment of the exercise price but also produces a substantially reduced dilutive effect.

    The rights are initially redeemable by the board of directors at a nominal price. Ten days after the acquiror's acquisition of beneficial ownership of 20% of the outstanding common stock, the rights may no longer be redeemed unless the Board has previously extended the "redemption window." Unless earlier redeemed, the rights expire in ten years.

COMPARISON OF SHAREHOLDER RIGHTS

    The rights of NetBank shareholders are governed by Title 14 of the Official Code of Georgia, or the Georgia Code, NetBank's articles of incorporation and bylaws. The rights of RBMG shareholders are governed by Title 8 of the Official Code of Delaware, or the Delaware Code, RBMG's certificate of incorporation and bylaws. After the merger, the rights of former RBMG shareholders will be governed by the Georgia Code, NetBank's articles of incorporation and bylaws. The following summarizes the material differences between the governing documents of NetBank and RBMG. Where applicable, it also describes changes to the NetBank bylaws that are expected to be made prior to the completion of the merger. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the NetBank articles of incorporation and bylaws, the RBMG certificate of incorporation and bylaws, the Georgia Code and the Delaware Code.

Authorized Capital Stock

  NetBank

    NetBank is authorized to issue up to 100 million shares of common stock, par value $.01 per share, and 10 million shares of preferred stock, no par value per share.

  RBMG

    RBMG is authorized to issue up to 50 million shares of common stock, par value $.01 per share, and 5 million shares of preferred stock, par value $.01 per share.

Size of Board of Directors

  NetBank

    NetBank's bylaws provide for NetBank's board to consist of one or more members, with the precise number to be fixed from time to time by NetBank's board of directors. The merger agreement provides that after completion of the merger the board of directors of NetBank will have 11 members. Furthermore, the composition of NetBank's board will be subject to the bylaw provisions described in this document providing that 40% of the total number of directors will be continuing RBMG directors.

    RBMG

    RBMG's certificate of incorporation provides that RBMG's board must consist of not less than 3 directors and no more than 15, with the exact number fixed by a majority vote by RBMG's board of directors.

Classes of Directors

  NetBank

    NetBank's articles of incorporation provide that NetBank's board of directors, to the extent it consists of 6 or more members, will be divided into 3 classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. After completion of the merger, two of the three director classes will have no more than one person now serving as an RBMG director.

  RBMG

    RBMG's certificate of incorporation also divides the RBMG board of directors into three classes of directors serving staggered, three-year terms.

Removal of Directors

  NetBank

    Under the Georgia Code, except as provided in a corporation's articles of incorporation or a bylaw adopted by the shareholders, a director of the corporation that has a classified board may be removed only for cause. NetBank's articles of incorporation provide that a director may be removed only for cause by a two-thirds vote of its shareholders. NetBank's articles further limit removal for "cause" in the event:

  •
  a director is convicted of a felony;

  •
  any bank regulatory authority having jurisdiction over NetBank requests or demands removal of a director; or

  •
  at least two-thirds of the directors then in office, excluding the director to be removed, determines that the director's conduct has been contrary to the best interests of NetBank.

  RBMG

    Under the Delaware Code, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The RBMG certificate of incorporation and bylaws provide that no director may be removed from office by the shareholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of RBMG then entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors

  NetBank

    Under NetBank's bylaws, any vacancy occurring in NetBank's board shall be filled by a majority of the remaining directors, regardless of whether the vacancy is a result of a director's removal by a vote of the shareholders. If NetBank's board fails to fill a vacancy, the vacancy may be filled by the NetBank shareholders at any meeting held during the existence of such vacancy.

  RBMG

    Under the Delaware Code, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. The RBMG certificate of incorporation and bylaws provide that, subject to any rights of holders of any class of RBMG preferred stock then outstanding, all vacancies on the RBMG board, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors then in office, even if they do not constitute a quorum, or by a sole remaining director. When one or more directors resign from the RBMG board effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

Nomination of Director Candidates by Shareholders

  NetBank

    NetBank's articles of incorporation or bylaws do not establish procedures shareholders must follow to nominate persons for election to NetBank's board, nor does the Georgia Code expressly govern the procedures of director nominees. Consequently, NetBank does not have any governing provision regarding nominations of director candidates by shareholders.

  RBMG

    RBMG's bylaws establish procedures shareholders must follow to nominate persons for election to RBMG's board. The shareholder making the nomination must deliver written notice to the Secretary of RBMG not less than 45 days prior to the anniversary of the date on which RBMG first mailed its proxy materials for the preceding year's annual meeting. If in any year there was no annual meeting the previous year or the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then RBMG must receive the shareholders notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day of public announcement of the date of the annual meeting being made.

Election of Directors

  NetBank

    The NetBank bylaws provide that directors shall be elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of the shareholders at which a quorum is present.

  RBMG

    The RBMG bylaws also provide for a plurality of votes in a manner similar to NetBank's bylaws.

Shareholder Rights Plans

  NetBank

    In January 2000, NetBank's board of directors approved a rights agreement setting forth the terms of a shareholder rights plan. Under the plan, one preferred stock purchase right is attached to each outstanding share of NetBank common stock, and each right entitles the holder to purchase from NetBank one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $150 per share, subject to adjustment, in the event of certain triggering events such as the acquisition of more than 20% of NetBank's outstanding common stock, initiation of a tender offer for the NetBank common stock or the acquisition of control of NetBank through a merger or other business combination. The rights may be redeemed by NetBank at a nominal price prior to their expiration in 2010.

    The rights plan is designed to protect NetBank shareholders in the event of unsolicited attempts to acquire NetBank. For more detailed information about the plan, see "Description of NetBank Capital Stock—Shareholder Rights Plan."

  RBMG

    On February 6, 1998, the RBMG board of directors approved a rights agreement setting forth the terms of a shareholder rights plan. Under the terms of RBMG's shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of RBMG common stock, and each attached right entitles the holder to purchase from RBMG a unit consisting of one one-hundredth of a share of

Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $83 per unit, subject to adjustment, in the event certain triggering events such as the acquisition of more than 15% of RBMG's outstanding common stock, initiation of a tender offer for RBMG common stock or the acquisition of control of RBMG through a merger or other business combination. The rights may be redeemed by RBMG at a nominal price prior to their expiration in February 2008.

Shareholder Action without a Meeting

  NetBank

    NetBank's bylaws provide that any action that may be taken by shareholders at a meeting may be taken without a meeting only if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter and is delivered to NetBank for inclusion in NetBank's corporate minutes or filing with NetBank's corporate records.

  RBMG

    Under the Delaware Code, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The RBMG certificate of incorporation and the RBMG bylaws provide that, so long as RBMG is subject to the reporting requirements of Section 12 or 15(d) of the Exchange Act (or any successor law), any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with Delaware law and may not be taken by written consent of shareholders without a meeting.

Calling Special Meetings of Shareholders

  NetBank

    NetBank's bylaws provide that special meetings of the shareholders may be called at any time for any purpose by NetBank's chief executive officer or the presiding officer of its board of directors. Either the chief executive officer or the secretary of NetBank is required to call a special meeting when:

  •
  requested in writing by any two or more members of NetBank's board of directors; or

  •
  requested in writing by shareholders owning shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such meeting.

  RBMG

    Under the Delaware Code, special meetings of shareholders may be called by the board of directors or by such person or such persons as may be authorized by the certificate of incorporation or bylaws. Under the RBMG certificate of incorporation and bylaws, a special meeting of shareholders may be called by the RBMG board or the chairman of the RBMG board only. Notwithstanding the foregoing, whenever holders of one or more classes or series of RBMG preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call special meetings of such holders for the purpose of electing such directors pursuant to the certificate of designation for such classes or series.

Shareholder Proposals

  NetBank

    NetBank's articles of incorporation or bylaws do not establish procedures shareholders must follow when submitting shareholder proposals for any annual or special meeting of shareholders, nor does the Georgia Code expressly govern the procedures for submitting such a proposal. Consequently, NetBank does not have any governing provision regarding nominations of director candidates by shareholders.

    Proxy rules under the Exchange Act do, however, require NetBank to disclose the date by which a shareholder must submit a proposal to NetBank if the shareholder wishes to have the proposal considered at NetBank's next annual meeting of shareholders.

  RBMG

    RBMG's bylaws establish procedure shareholders must follow to submit a shareholder proposal. The shareholder submitting the proposal must deliver written notice to the Secretary of RBMG not less than 45 days prior to the anniversary of the date on which RBMG first mailed its proxy materials for the preceding year's annual meeting. If in any year there was no annual meeting the previous year or the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then RBMG must receive the shareholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day of public announcement of the date of the annual meeting being made. A shareholder may instead also comply with all applicable requirements of the Securities and Exchange Act of 1934 in these respects.

Record Date

  NetBank

    For the purpose of determining shareholders entitled to notice of or to vote at any meeting, to demand a special meeting, or take any other action, the board may fix a record date in advance (but not retroactively from the date the board takes such action). This record date must not be more than 70 days prior to the meeting or action.

  RBMG

    For the purpose of determining shareholders entitled to notice of or to vote at any meeting, or entitled to receive payment of any dividend or other distribution, or any other action, the board may fix a record date in advance, which cannot be more than 60 nor less than 10 days before the date of the meeting or action.

Indemnification

  NetBank

    NetBank's bylaws provide that if a director or officer has been successful, on the merits or otherwise, in the defense of any claim, issue, or proceeding to which he or she was a party because he or she is or was a director or officer of NetBank, the director or officer will be indemnified against any actual and reasonable expenses incurred.

    Subject to various limitations described below, NetBank may indemnify an individual made a party to a proceeding because he is or was a director or officer of NetBank against liability incurred in the proceeding if the director or officer acted in a manner he or she believed, in good faith, to be in or not opposed to the best interests of NetBank and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet this good faith standard of conduct.

    NetBank's board of directors may not indemnify a director or officer in connection with:

  •
  a proceeding by or in the right of NetBank in which the director or officer was found liable to NetBank; or

  •
  any other proceeding in which the director or officer was found liable on the basis that personal benefit was improperly received by him;

    Additionally, NetBank may not indemnify a director or officer unless a determination has been made in the specific case that indemnification of the director or officer is permissible under the circumstances because he or she has met the standard of conduct of good faith set forth in NetBank's bylaws. This determination may be made:

  •
  by the majority vote of a quorum consisting of directors not at the time parties to the proceeding or, if a quorum cannot be obtained, by majority vote of a committee duly designated by NetBank's board consisting solely of two or more directors not at the time parties to the proceeding;

  •
  by special legal counsel properly selected by the board or its committee (if a quorum cannot be obtained and a committee is not designated, then selected by a majority vote of the full board); or

  •
  by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner specified above, except that if such determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those persons entitled to select such special counsel.

    Regardless of any limitations specified in NetBank's bylaws as to board authorized indemnification, NetBank may, if authorized by the holders of a majority of votes which would be entitled to be cast in a vote to amend NetBank's articles of incorporation, indemnify or obligate itself to indemnify a director or officer made a party to any proceeding, except for:

  •
  any appropriation, in violation of the director's or officer's duties, of any business opportunity of NetBank;

  •
  acts or omissions which involve intentional misconduct or a knowing violation of law;

  •
  any type of liability for any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Code; or

  •
  any transaction from which the director or officer received an improper personal benefit.

    Where approved or authorized by shareholder vote, NetBank may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

  •
  the director or officer furnishes a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior for which indemnification would be prohibited; and

  •
  the director or officer furnishes a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

    The undertaking required above must be an unlimited general obligation of the director or officer, but need not be secured and may be accepted without reference to financial ability to make repayment.

    The indemnification provisions discussed above for NetBank are in accordance with the indemnification provision provided for under the Georgia Code.

  RBMG

    Under Delaware law, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, against expenses, judgments, fines and settlements actually and reasonably incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that his conduct was unlawful.

    In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, against expenses actually and reasonably incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to be indemnified for expenses, and then such indemnification may be made only to the extent that such court shall determine. Delaware law requires that to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

    The RBMG certificate of incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of RBMG or is or was serving at the request of RBMG as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by RBMG to the fullest extent permitted by the Delaware Code. The RBMG certificate of incorporation also provides that the right to indemnification includes the right to be paid by RBMG for expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the Delaware Code, and that the right to indemnification conferred thereunder is a contract right. The RBMG certificate of incorporation also provides that RBMG may, by action of the RBMG Board, provide indemnification to such of the employees and agents of RBMG and such other persons serving at the request of RBMG as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Delaware Code and the RBMG board shall determine to be appropriate.

    Pursuant to the RBMG certificate of incorporation, RBMG may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RBMG, or is or was serving at the request of RBMG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his or her status as such, whether or not RBMG would have the power to indemnify such person against such liability under the Delaware Code.

    The RBMG certificate of incorporation provides that (i) the rights and authority described above are not exclusive of any other right that any person may otherwise have or hereafter acquire and (ii) no amendment, modification or repeal of the RBMG certificate of incorporation, or adoption of any additional provision to the RBMG certificate of incorporation or bylaws or, to the fullest extent permitted by the Delaware Code, any amendment, modification or repeal of law will eliminate or reduce the effect of the provisions in the RBMG certificate of incorporation limiting liability or indemnifying certain persons or adversely affect any right or protection then existing thereunder in respect of any acts or omissions occurring prior to such amendment, modification, repeal or adoption.

    The RBMG certificate of incorporation provides that a director will not be personally liable for monetary damages to RBMG or its shareholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware Code.

Limitation of Liability for Directors

  NetBank

    NetBank's articles of incorporation, subject to various exceptions, eliminates the potential personal liability of a director for monetary damages to NetBank and its shareholders for breach of a duty as a director. Under the Georgia Code, however, there is no elimination of liability for:

  •
  a breach of duty involving appropriation of a business opportunity of the Company;

  •
  an act or omission involving intentional misconduct or a knowing violation of law;

  •
  a transaction from which the director derives an improper personal benefit; or

  •
  as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Code.

    NetBank's articles of incorporation do not eliminate or limit the right of NetBank or its shareholders to seek injunctive or other equitable relief not involving monetary damages. This limitation of liability provision was adopted by NetBank in accordance with the Georgia Code, which allows Georgia corporations, with the approval of their shareholders, to eliminate or limit personal monetary liability of its directors, except in the circumstances described above.

  RBMG

    Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit a director's monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. RBMG's certificate of incorporation provide that its directors shall not be personally liable to RBMG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware Code.

Amendments to Articles of Incorporation and Bylaws

  NetBank

    Under the Georgia Code, an amendment to a corporation's articles of incorporation generally requires the board to recommend the amendment and the approval of the amendment by a majority of all shares entitled to vote on the matter. The Georgia Code also permits a corporation's articles of incorporation to specify a greater vote requirement.

    In accordance with Georgia law, NetBank's articles of incorporation provide that no amendment or repeal may be made of the following articles:

  •
  amendments to NetBank's articles of incorporation;

  •
  terms of directors;

  •
  removal of directors;

  •
  amendment of NetBank's bylaws;

  •
  number of directors;

  •
  liability of directors;

  •
  certain business transactions; and

  •
  factors considered in business transactions.

    For a corporation's bylaws, the Georgia Code generally permits the corporation's board of directors to amend or repeal the corporation's bylaws by a majority vote unless the corporation's shareholders, in amending or repealing a particular bylaws, provides expressly that the board of directors may not amend or repeal that bylaw.

    NetBank's articles of incorporation generally follows Georgia law regarding any amendment or repeal of NetBank's bylaws, except that any change in the number of directors requires a two-third vote by the board of directors or the holders of two-third of the shares entitled to vote at any regular or special meeting of shareholders. Additionally, NetBank's bylaws provide that if any bylaw relating to the approval of a business combinations or transaction with statutorily defined "interested persons" sets a greater quorum or vote requirement than that set by the Georgia Code, such bylaw cannot be amended or repealed by NetBank's board of directors.

  RBMG

    Under the Delaware Code, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

    RBMG's certificate of incorporation provide that it may amend the articles of incorporation in any matter permitted by the Delaware Code. However, the provisions set forth in Articles Fifth, Sixth, Seventh, Eighth, and this Article Ninth (regarding the size and classes of the board, the powers of the board and stockholders, director liability, purchase of voting stock by interested stockholders, and the amendment of the articles of incorporation, respectively) may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than 80% of all outstanding securities in the corporation entitled to vote generally in the election of directors, voting as a single class.

    Under the Delaware Code, an amendment to a corporation's bylaws requires the approval of the shareholders, unless the certificate of incorporation confers the power to amend the bylaws upon the board of directors. The RBMG certificate of incorporation and bylaws provide that the RBMG board may adopt, amend or repeal the RBMG bylaws. Additionally, the RBMG certificate of incorporation provides that the shareholders may adopt, amend or repeal the RBMG bylaws with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of RBMG then entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Approval of Certain Business Combinations

  NetBank

    NetBank's articles of incorporation require approval of any merger or share exchange into another corporation, or any sale, lease, exchange or other disposition of all or substantially all assets of the corporation to another corporation, person or other entity by either: (i) the affirmative vote of two-thirds of the directors of the directors then in office and the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote; or (ii) the affirmative vote of a majority of the directors of the corporation then in office and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote.

  RBMG

    Under the Delaware Code, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. The affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the shareholders, unless the Delaware Code, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement. The RBMG bylaws provide that each shareholder is entitled to one vote for each outstanding share of stock of RBMG held by such shareholder and that in all matters other than the election of directors except as otherwise provided by law, the vote of a majority of the shares of stock of RBMG present, in person or by proxy, at a meeting of shareholders at which a quorum is present and then entitled to vote on the subject matter shall be the act of the shareholders.

    Under the Delaware Code, the principal terms of a merger generally require the approval of the shareholders of each of the merging corporations. Unless otherwise required in a corporation's certificate of incorporation, the Delaware Code does not require the vote of shareholders of a constituent corporation surviving the merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The RBMG certificate of incorporation and the RBMG bylaws do not contain any provisions relating to mergers, tender offers or sales of substantially all of the corporation's assets.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma combined consolidated financial information has been derived from the historical financial statements of NetBank, Market Street Mortgage, and RBMG. The financial statements of NetBank, RBMG and Market Street Mortgage for the year ended December 31, 2000 are derived from their audited historical financial statements that are incorporated by reference. The financial statements of NetBank and RBMG as of and for the nine months ended September 30, 2001 are derived from their unaudited historical financial statements that are also incorporated by reference. The financial statements of Market Street Mortgage for the six months ended June 29, 2001 are derived from their unaudited historical financial statements that are also incorporated by reference. Certain reclassifications have been made to NetBank's, Market Street Mortgage's, and RBMG's historical financial statements to conform to NetBank's current financial statement classifications. The unaudited pro forma combined consolidated balance sheet as of September 30, 2001 has been presented as if the pending merger with RBMG had been consummated on that date. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 31, 2001 have been presented as if the pending acquisition of RBMG and the acquisition of Market Street Mortgage had been consummated on January 1, 2000. NetBank acquired Market Street Mortgage on June 29, 2001. The consideration paid consisted of 1,689,189 shares of NetBank common stock and cash of approximately $4.7 million. The pro forma information also reflects adjustments to reflect the sale of Market Street Mortgage's servicing division as if the transaction occurred on January 1, 2000.

    The unaudited pro forma combined consolidated financial statements gives effect to the acquisition of Market Street Mortgage and the pending merger with RBMG under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated financial statements presented on the following pages. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and the liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined consolidated financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma combined consolidated financial statements. Upon determination of the final fair values of certain RBMG assets and liabilities, assuming completion of the RBMG merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined consolidated financial statements information and the date on which the acquisitions are consummated and such final fair values are determined.

    The pro forma combined consolidated statements of operations do not reflect the estimated impact of non-recurring severance costs and success fees ($2.8 million) and compensation expense for the repurchase of certain NetBank stock options ($2.6 million) related to the merger with RBMG. These expenses will be included in NetBank's statement of operations in the quarter the merger is consummated.

    The unaudited pro forma combined consolidated results are not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated on the date, or at the beginning of the period, for which such transactions have been given effect. In addition, the unaudited pro forma combined consolidated results are not necessarily indicative of the combined consolidated results of future operations.

    The unaudited pro forma combined consolidated financial statements should be read in conjunction with the consolidated financial data appearing under "Selected Historical Consolidated Data" and "Selected Unaudited Combined Pro Forma Financial Data" and the historical consolidated financial statements of NetBank, Market Street Mortgage and RBMG.

NETBANK, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2001

(IN THOUSANDS)

	NetBank	RBMG	Subtotal	<A> RBMG/NetBank Option Repurchase	<B> NetBank Success Fees and Severance Costs	    RBMG Purchase Adjustments	Total Pro Forma Adjustments	NetBank Pro Forma
ASSETS
Cash and cash equivalents:
Cash and due from banks	$10,092	$32,006	$42,098	$(3,114)	$(2,825)	$—	$(5,939)	$36,159
Federal funds sold	31,499	—	31,499	—	—	—	—	31,499

Total cash and cash equivalents	41,591	32,006	73,597	(3,114)	(2,825)	—	(5,939)	67,658
Investment securities available for sale-At fair value	707,669	—	707,669	—	—	—	—	707,669
Stock of Federal Home Loan Bank of Atlanta-At cost	36,141	—	36,141	—	—	—	—	36,141
Loan receivables held for sale	232,633	617,958	850,591	—	—	11,220	11,220	861,811
Loan receivables	1,349,770	—	1,349,770	—	—	—	—	1,349,770
Lease receivables	—	195,263	195,263	—	—	—	—	195,263
Mortgage servicing rights-Net	—	144,979	144,979	—	—	—	—	144,979
Accrued interest receivable	9,569	2,381	11,950	—	—	—	—	11,950
Premises, furniture and equipment-Net	12,238	27,096	39,334	—	—	—	—	39,334
Goodwill and other intangibles- Net	19,287	13,781	33,068	—	—	10,405	10,405	43,473
Due from servicers and investors	51,391	79,653	131,044	—	—	—	—	131,044
Derivatives	—	25,380	25,380	—	—	—	—	25,380
Other assets	24,155	38,842	62,997	—	—	—	—	62,997

Total assets	$2,484,444	$1,177,339	$3,661,783	$(3,114)	$(2,825)	$21,625	$15,686	$3,677,469

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,342,539	$—	$1,342,539	$—	$—	$—	$—	$1,342,539
Other borrowed funds	752,817	882,284	1,635,101	—	—	—	—	1,635,101
Convertible subordinated debt	26,881	—	26,881	—	—	—	—	26,881
Accrued interest payable	20,423	3,383	23,806	—	—	—	—	23,806
Derivatives	4,265	18,878	23,143	—	—	—	—	23,143
Loans in process	55,189	—	55,189	—	—	—	—	55,189
Accounts payable and accrued liabilities	18,486	121,839	140,325	(987)	(1,074)	16,156	14,095	154,420

Total liabilites	2,220,600	1,026,384	3,246,984	(987)	(1,074)	16,156	14,095	3,261,079

Commitments and contingencies	—	—	—	—	—	—	—	—
Shareholders' Equity:
Preferred stock, no par	—	—	—	—	—	—	—	—
Common stock, $.01 par	318	316	634	—	—	(127)	(127)	507
Additional paid-in capital	267,023	298,155	565,178	—	—	(142,436)	(142,436)	422,742
Treasury stock, at cost	(18,220)	(151,548)	(169,768)	—	—	151,548	151,548	(18,220)
Retained earnings	10,413	15,944	26,357	(2,127)	(1,751)	(15,428)	(19,306)	7,051
Unearned shares of deferred compensation plans	—	(4,320)	(4,320)	—	—	4,320	4,320	—
Accumulated other comprehensive loss, net of tax	4,310	(7,592)	(3,282)	—	—	7,592	7,592	4,310

Total shareholders' equity	263,844	150,955	414,799	(2,127)	(1,751)	5,469	1,591	416,390

Total liabilities and shareholders' equity	$2,484,444	$1,177,339	$3,661,783	$(3,114)	$(2,825)	$21,625	$15,686	$3,677,469

See notes to the unaudited proforma combined consolidated financial statements.

NETBANK, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	NetBank	RBMG	Market Street Mortgage	Subtotal	Market Street Mortgage Proforma Adjustments		RBMG Goodwill Amortization		Total Pro Forma Adjustments	NetBank Pro Forma
Interest income:
Loans	$83,188	$57,952	$9,972	$151,112	$(813)	(C)	$—		$(813)	$150,299
Investment securities	24,156	—	—	24,156	—		—		—	24,156
Short-term investments	2,120	—	—	2,120	—		—		—	2,120

Total interest income	109,464	57,952	9,972	177,388	(813)		—		(813)	176,575
Interest expense:
Deposits	45,796	—	—	45,796	—		—		—	45,796
Other borrowed funds	29,314	39,751	8,780	77,845	(2,001	)(C)	—		(2,001)	75,844

Total interest expense	75,110	39,751	8,780	123,641	(2,001)		—		(2,001)	121,640
Net interest income	34,354	18,201	1,192	53,747	1,188		—		1,188	54,935
Provision for loan losses	253	11,644	327	12,224	(327	)(C)	—		(327)	11,897

Net interest income after provision for loan losses	34,101	6,557	865	41,523	1,515		—		1,515	43,038
Non-interest income:
Fee income	16,841	—	—	16,841	—		—		—	16,841
Servicing fees	—	26,446	—	26,446	—		—		—	26,446
Gain on sales of mortgage loans and servicing rights	3,931	85,182	12,454	101,567	19,613	(C)	—		19,613	121,180
Gain on sales of securities	3,557	—	—	3,557	—		—		—	3,557

Total non-interest income	24,329	111,628	12,454	148,411	19,613		—		19,613	168,024
Non-interest expense:
Salaries and benefits	16,547	38,497	21,227	76,271	(132	)(B)	—		(132)	76,139
Customer service	10,329	—	—	10,329	—		—		—	10,329
Loan servicing	4,077	—	—	4,077	—		—		—	4,077
Amortization and provision for impairment of mortgage servicing rights	—	20,065	—	20,065	—		—		—	20,065
Marketing	4,143	906	300	5,349	—		—		—	5,349
Data processing	5,221	1,251	904	7,376	(277	)(C)	—		(277)	7,099
Depreciation and amortization	4,231	7,633	897	12,761	163	(A)(C)	(543	)(E)	(380)	12,381
Office expenses	1,999	2,508	1,717	6,224	(234	)(C)	—		(234)	5,990
Occupancy	1,383	6,166	1,370	8,919	(53)	(C)	—		(53)	8,866
Travel and entertainment	344	1,663	81	2,088	(2)	(C)	—		(2)	2,086
Other	4,148	15,075	4,846	24,069	(365)	(C)	—		(365)	23,704

Total non-interest expense	52,422	93,764	31,342	177,528	(900)		(543)		(1,443)	176,085

Income (loss) before income taxes, extraordinary gain and cumulative effect of change in accounting principle	6,008	24,421	(18,023)	12,406	22,028		543		22,571	34,977
Income tax (expense) benefit	(2,283)	(9,121)	6,308	(5,096)	(7,830	)(D)	(206	)(D)	(8,036)	(13,132)

Income (loss) before extraordinary gain and cumulative effect of change in accounting principle	$3,725	$15,300	$(11,715)	$7,310	$14,198		$337		$14,535	$21,845

Income before extraordinary gain and cummulative effect of change in accounting principle per common and potential common share outstanding:
Basic	$0.13									$0.44

Diluted	$0.13									$0.43

Weighted average common and potential common shares outstanding:
Basic	29,214									49,222

Diluted	29,777									51,160

See notes to the unaudited proforma combined consolidated financial statements.

NETBANK, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	NetBank	RBMG	Market Street Mortgage	Subtotal	Market Street Mortgage Proforma Adjustments		RBMG Goodwill Amortization		Total Pro Forma Adjustments	NetBank Pro Forma
Interest income:
Loans	$84,707	$69,469	$15,511	$169,687	$(948)	(C)	$—		$(948)	$168,739
Investment securities	30,921	—	—	30,921	—		—		—	30,921
Short-term investments	692	—	—	692	—		—		—	692

Total interest income	116,320	69,469	15,511	201,300	(948)		—		(948)	200,352
Interest expense:
Deposits	48,747	—	—	48,747	—		—		—	48,747
Other borrowed funds	29,817	53,593	18,735	102,145	(5,101)	(C)	—		(5,101)	97,044

Total interest expense	78,564	53,593	18,735	150,892	(5,101)		—		(5,101)	145,791
Net interest income	37,756	15,876	(3,224)	50,408	4,153		—		4,153	54,561
Provision for loan losses	393	7,688	1,089	9,170	(988)	(C)	—		(988)	8,182

Net interest income after provision for loan losses	37,363	8,188	(4,313)	41,238	5,141		—		5,141	46,379
Non-interest income:
Fee income	3,045	—	—	3,045	—		—		—	3,045
Servicing fees	—	34,981	—	34,981	—		—		—	34,981
Gain on sales of mortgage loans and servicing rights	—	39,565	48,628	88,193	(393)	(C)	—		(393)	87,800
Loss on residual interests in subprime securitizations	—	(39,338)	—	(39,338)	—		—		—	(39,338)
Gain on sales of securities	366	—	—	366	—		—		—	366
Other income	—	6,150	—	6,150	—		—		—	6,150

Total non-interest income	3,411	41,358	48,628	93,397	(393)		—		(393)	93,004
Non-interest expense:
Salaries and benefits	6,408	50,280	35,018	91,706	(1,363)	(B)	—		(1,363)	90,343
Customer service	9,592	—	—	9,592	—		—		—	9,592
Loan servicing	3,506	—	—	3,506	—		—		—	3,506
Amortization and provision for impairment of mortgage servicing rights	—	24,560	—	24,560	—		—		—	24,560
Marketing	13,091	742	637	14,470	(26)		—		(26)	14,444
Data processing	3,039	1,902	1,897	6,838	(590)	(C)	—		(590)	6,248
Depreciation and amortization	2,612	7,551	2,005	12,168	325(A)	(C)	(812)	(E)	(487)	11,681
Office expenses	940	7,346	3,793	12,079	(453)	(C)	—		(453)	11,626
Occupancy	702	3,454	3,399	7,555	(100)	(C)	—		(100)	7,455
Travel and entertainment	761	2,182	156	3,099	(12)	(C)	—		(12)	3,087
Other	2,530	15,819	5,942	24,291	(714)	(C)	—		(714)	23,577

Total non-interest expense	43,181	113,836	52,847	209,864	(2,933)		(812)		(3,745)	206,119

Income (loss) before income taxes, extraordinary gain and cumulative effect of change in accounting principle	(2,407)	(64,290)	(8,532)	(75,229)	7,681		812		8,493	(66,736)
Income tax (expense) benefit	1,289	24,100	2,959	28,348	(2,637)	(D)	(309)	(D)	(2,946)	25,402

Income (loss) before extraordinary gain and cumulative effect of change in accounting principle	$(1,118)	$(40,190)	$(5,573)	$(46,881)	$5,044		$503		$5,547	$(41,334)

Income before extraordinary gain and cummulative effect of change in accounting principle per common and potential common share outstanding:
Basic	$(0.04)									$(0.82)

Diluted	$(0.04)									$(0.82)

Weighted average common and potential common shares outstanding:
Basic	29,667									50,250

Diluted	29,667									50,250

See notes to the unaudited proforma combined consolidated financial statements.

NetBank,Inc.

Notes To Unaudited Pro Forma Combined Consolidated Financial Statements

(In thousands, except per share amounts)

NOTE 1—BASIS OF PRESENTATION

    The unaudited pro forma combined consolidated financial statements reflect the recording of entries required under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of RBMG and Market Street Mortgage based on their estimated fair values. The acquisition of Market Street Mortgage is presented pursuant to Accounting Principles Board ("APB") Opinion Nos. 16 and 17 since it was completed prior to July 1, 2001. The acquisition of RBMG is presented pursuant to Statements of Financial Accounting Standards ("SFAS") Nos. 141 and 142, which supersede APB Nos. 16 and 17, since the acquisition will be completed after June 30, 2001.

    The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented below. Amounts are in thousands.

Purchase Price

Common stock issued	$149,073
Cash acquired	(31,490)
Fair value of stock options granted to RBMG employees	6,835
NetBank's acquisition costs	3,025
Liabilities assumed	1,029,392

$1,156,835

Preliminary Purchase Price Allocation
Loan receivables held for sale	$629,178
Lease receivables	195,263
Mortgage servicing rights—Net	144,979
Due from servicers and investors	79,653
Derivatives	25,380
Premises, furniture and equipment—Net	27,096
Goodwill	24,186
Other assets	41,223
Deferred income taxes	(2,330)
Other liabilities	(7,793)

$1,156,835

NOTE 2—UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

A
All of RBMG's outstanding stock options vest immediately at the effective date of the transaction and may be exchanged for $2.00 per share or rolled over into NetBank stock options at the discretion of the option holder. As part of the merger with RBMG, NetBank option holders will also have the ability of exchanging certain options for $2.00 per share. The adjustment reflects the payment by RBMG for an estimated 257,880 RBMG options exchanged for cash ($516) which will be recorded as compensation expense in RBMG's financial statements prior to closing and the payment by NetBank for an estimated 1,299,041 NetBank options exchanged for cash ($2,598) at the effective date of the transaction which will be recorded as compensation expense in NetBank's financial statements in the quarter in which the merger closes. The estimate of options to be exchanged represents options whose exercise price is less than NetBank's current market price. The adjustment also reflects the income tax benefit of the compensation expense ($987).

B
Reflects the payment of non-recurring severance costs to NetBank's Chief Executive Officer ($1,500) and success fees ($1,325) to be paid to three executive officers of NetBank upon completion of the merger with RBMG. These expenses will be included in NetBank's statement of operations in the quarter in which the merger is consummated. The adjustment also reflects the income tax benefit of the severance costs and success fees ($1,074).

C
Reflects the acquisition of RBMG by NetBank consisting of 18,893,965 shares of common stock valued at $7.89 per share based on the average closing stock price of NetBank on the Nasdaq National

Market for two days before and after the date the terms of the acquisition were agreed to and announced. The merger will be accounted for under the purchase method of accounting. The total purchase price has been allocated to tangible and intangible assets and liabilities of RBMG based on their estimated fair values. The amounts and components of purchase price, along with the preliminary allocation of the purchase price, are presented in Note 1. Since the Market Street Mortgage acquisition was completed on June 29, 2001, Market Street Mortgage is already included in NetBank's unaudited consolidated balance sheet as of September 30, 2001. The preliminary purchase price allocation to other liabilities represents the adjustment to increase the supplemental executive retirement plan ($5,500) to fair value and the accrual of the change in control liabilities to certain RBMG executives ($2,293).

  The adjustment also reflects the accrual of NetBank's and RBMG's transaction costs ($6,033).

NOTE 3—UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

A
Reflects the net increase in the amortization of goodwill recorded as a result of the acquisition of Market Street by NetBank. The pro forma adjustment assumes goodwill amortization pursuant to APB No. 17 on a straight line basis over a 25-year estimated life. Amortization of goodwill will cease upon the adoption of SFAS 142, "Goodwill and Other Intangibles" on January 1, 2002. Rather, goodwill will be subject to an assessment for impairment by applying a fair value based test.

B
Reflects the decrease in salaries and benefits due to the sale of the servicing division of Market Street subsequent to December 31, 2000 net of the increase in salaries and benefits due to new contractual compensation arrangements with certain Market Street employees.

C
Reflects the adjustment in income and expenses due to the sale of the servicing division of Market Street subsequent to December 31, 2000.

D
Reflects the adjustment for income taxes based on Federal and state statutory tax rates.

E
Reflects the elimination of goodwill amortization included in RBMG's statement of operations. In accordance with SFAS 142, "Goodwill and Other Intangibles", the pro forma statements of operations do not reflect amortization of goodwill resulting from the RBMG merger, as the merger will be consummated after June 30, 2001. Rather, goodwill will be subject to an assessment for impairment by applying a fair value based test.

PROPOSAL TWO

AMENDMENT OF NETBANK'S 1996 STOCK INCENTIVE PLAN

General Information

    The board of directors of NetBank has approved and recommends that NetBank shareholders approve an amendment to NetBank's 1996 Stock Incentive Plan, or the "Plan," to increase the number of shares of common stock authorized for issuance under the Plan from 3,750,000 to 7,500,000. NetBank's board of directors approved the proposed amendment on December 14, 2001. The board of directors has reserved 3,750,000 shares of NetBank common stock for issuance under the Plan and has reserved an additional 3,750,000 shares of NetBank common stock for issuance under the Plan subject to shareholder approval of this proposal. As of December 14, 2001, 3,038,200 shares of NetBank common stock were subject to outstanding options under the Plan.

    The criteria for "non-employee directors" set forth in Rule 16b-3 under the Securities Exchange Act, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code, is considered when appointing members to the committee that administers the Plan. The compensation committee of NetBank's board of directors administers the Plan.

    Prior to the merger, approximately 581 key employees, officers, directors and consultants of NetBank and its affiliate were eligible for awards under the Plan. After the merger, it is expected that approximately 1,922 key employees, officers, directors and consultants of the combined company and its affiliates will be eligible for awards under the Plan. The Plan permits the compensation committee to make awards of shares of common stock, awards of securities related to the value of the common stock and cash awards to individual participants or under a program approved by the compensation committee for the benefit of a group of eligible persons. The compensation committee may award a variety of stock-based incentives, including stock awards, options to purchase shares of common stock and to sell shares of common stock back to NetBank, stock appreciation rights, so-called "cash-out" or "limited stock appreciation rights" (which the compensation committee may make exercisable in the event of certain changes in control or other events), phantom shares, performance incentive rights, dividend equivalent rights and similar rights. The compensation committee determines the number of shares of common stock as to which a stock-based incentive is granted and to whom any stock incentive is granted, subject to the provisions of the Plan. The compensation committee also sets the exercise or settlement price and the termination provisions of a stock-based incentive to the extent not otherwise inconsistent with the terms of the Plan.

    The compensation committee may allow a stock-based incentive to be settled in various ways, depending upon the type of stock-based incentive, including:

  •
  payment in cash,

  •
  payment by the delivery of previously owned shares of common stock,

  •
  payment through a cashless exercise executed through a broker, or

  •
  payment by having withheld a number of shares of common stock otherwise issuable pursuant to the stock-based incentive.

    The terms of particular stock-based incentives may provide that they terminate, among other reasons, upon:

  •
  the holder's termination of employment,

  •
  a specified date,

  •
  the holder's death or disability, or

  •
  the occurrence of a change in control of NetBank.

    Stock-based incentives may also provide exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. In the event of the holder's termination of employment, stock-based incentives may be cancelled, accelerated, paid or continued, subject to the terms of the applicable stock-based incentive agreement and to the provisions of the Plan.

    Stock-based incentives are not generally transferable or assignable during a holder's lifetime. The compensation committee may make cash awards to cover tax obligations of employees that result from the receipt or exercise of a stock-based incentive. The compensation committee may condition delivery of any shares of common stock issuable under the Plan upon compliance with available exemptions from registration under applicable securities laws. The maximum number of shares of NetBank common stock for which options or stock appreciation rights may be granted during any fiscal year as to any eligible employee shall not exceed 596,250, subject to adjustment in the event of a stock split, recapitalization or similar corporate event, to the extent required by Section 162(m) of the Internal Revenue Code for the grant to qualify as qualified performance-based compensation. The number of shares of NetBank common stock reserved for issuance under the terms of outstanding stock-based incentives, and the exercise or settlement price of each stock-based incentive will be adjusted to reflect the effect any recapitalization of NetBank or similar event. In the event of certain corporate reorganizations and similar events, the compensation committee may substitute, cancel, accelerate, cash-out or otherwise adjust the terms of outstanding stock-based incentives, provided such adjustment is not inconsistent with the express terms of the Plan or the applicable stock-based incentive agreement.

    The term of the Plan is indefinite. Although NetBank's board of directors may amend or terminate the Plan without shareholder approval, the board also may condition any amendment or termination upon shareholder approval if it determines that shareholder approval is necessary or appropriate in consideration of tax, securities or other laws.

United States Federal Income Tax Consequences

  Incentive Stock Options

    An optionee will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed when he or she sells the stock purchased upon exercise of the option. The optionee will pay tax on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date he or she exercises the option, the gain will be capital gain, and NetBank will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and NetBank will be entitled to a corresponding deduction. If the optionee sells the stock for more than the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it during the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

  Non-Qualified Stock Option

    An optionee will not recognize income upon the grant of a non-qualified stock option or at any time prior to the exercise of all or part of the option. Generally, when the optionee exercises all or part of a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and NetBank will be entitled to a corresponding deduction. At that time, NetBank will be subject to income tax withholding requirements and will have the right to require an optionee who is or was a NetBank employee to remit in cash to NetBank an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock. A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

  Other Types of Awards.

    A recipient of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the "Equity Incentives") does not recognize any income and is not otherwise taxed upon the grant of an Equity Incentive. Generally, at the time a recipient of an Equity Incentive receives payment under the Equity Incentive, the recipient recognizes compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received, and NetBank would then be entitled to a corresponding deduction.

    THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    NET BANK'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO THE PLAN.

SHAREHOLDER PROPOSALS

    NetBank expects to hold its next annual meeting of shareholders after the merger during April 2002. Proposals with respect to NetBank's 2002 annual meeting of shareholders may be submitted until the date specified in NetBank's 2001 annual meeting proxy statement.

    RBMG will hold a 2002 annual meeting of shareholders only if the merger is not completed before the time of the meeting. In the event that this meeting is held, any proposals of shareholders intended to be presented at the 2002 annual meeting of shareholders may be submitted until the date specified in RBMG's 2001 annual meeting proxy statement.

EXPERTS

    The consolidated financial statements of NetBank, Inc. incorporated in this joint proxy statement/prospectus by reference from NetBank, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Resource Bancshares Mortgage Group, Inc. incorporated by reference in Resource Bancshares Mortgage Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Market Street Mortgage Corporation and subsidiary for the year ended December 31, 2000 appearing in NetBank, Inc.'s Current Report on Form 8-K/A dated September 13, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Resource Bancshares Mortgage Group, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

    The validity of the shares of NetBank common stock to be issued in the merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. In addition, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain United States federal income tax matters relating to the merger for RBMG and Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, will pass upon certain United States federal income tax matters relating to the merger for NetBank.

WHERE YOU CAN FIND MORE INFORMATION ABOUT NETBANK AND RBMG

    NetBank and RBMG file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests for to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at the above address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as NetBank and RBMG that file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

    NetBank filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 to register the shares that NetBank will issue to RBMG shareholders. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, joint proxy statement/prospectus does not include all of the information contained in the registration statement. For further information about NetBank and the securities offered in this proxy statement/ prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facilities at the address listed above.

    The SEC allows NetBank and RBMG to "incorporate by reference" information into the joint proxy statement/prospectus, which means that NetBank and RBMG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

    This joint proxy statement/prospectus incorporates by reference the documents listed below that NetBank previously filed with the SEC. These documents contain important information about NetBank and its finances. Some filings have been amended by later filings, which are also listed.

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  (c)
  Current Report on Form 8-K filed on April 30, 2001;

  (d)
  Current Report on Form 8-K filed on July 13, 2001, as amended on September 13, 2001; and

  (e)
  Current Report on Form 8-K filed on November 30, 2001.

    NetBank also incorporates by reference additional documents that it may file with the SEC between the date of this joint proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

    This joint proxy statement/prospectus also incorporates by reference the documents listed below that RBMG previously filed with the SEC. These documents contain important information about RBMG and its finances.

  (a)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

  (c)
  Current Reports on Form 8-K filed on October 1, 2001 and November 29, 2001.

    RBMG also incorporates by reference additional documents that it may file with the SEC between the date of this joint proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

    Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them from:

For NetBank	For RBMG
Georgeson Shareholder 111 Commerce Road Carlstadt, New Jersey 07072 Toll-free: 866-761-0258	Georgeson Shareholder 111 Commerce Road Carlstadt, New Jersey 07072 Toll-free: 866-761-0258

    In order to ensure timely delivery of the documents, you should make a request for documents no later than            , 2002.

    This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to RBMG and its subsidiaries was provided by RBMG and the information contained in this joint proxy statement/prospectus with respect to NetBank and its subsidiaries was provided by NetBank.

APPENDIX A
AGREEMENT AND PLAN OF MERGER

A–1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETBANK, INC.,

RESOURCE BANCSHARES MORTGAGE GROUP, INC.,

AND

PALMETTO ACQUISITION CORP.

DATED NOVEMBER 18, 2001

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ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF NETBANK		28
4.1	Organization, Standing, and Power of NetBank	28
4.2	Authority of NetBank; No Breach by Agreement	28
4.3	NetBank Stock.	29
4.4	Financial Statements of NetBank	29
4.5	Minute Books	30
4.6	Subsidiaries	30
4.7	Organization, Standing and Authority of the Subsidiaries	30
4.8	Absence of Undisclosed Liabilities	31
4.9	Absence of Certain Changes or Events	31
4.10	Tax Matters	31
4.11	Assets	32
4.12	Intellectual Property	33
4.13	Environmental Matters	33
4.14	Compliance with Laws	34
4.15	Labor Relations	35
4.16	Employees; Compensation; Benefit Plans	35
4.17	Material Contracts	37
4.18	Legal and Disciplinary Proceedings	38
4.19	Reports	38
4.20	Accounting, Tax and Regulatory Matters	39
4.21	Articles of Incorporation Provisions	39
4.22	Statements True and Correct	39
4.23	Consents and Approvals; No Violations	39
4.24	Lender and Servicer Qualifications	39
4.25	Loan and Mortgage Servicing Portfolio	41
4.26	No Recourse	42
4.27	Mortgage Servicing, Agreements	43
4.28	Investor Commitments and Servicing Commitments	43
4.29	Custodial Accounts	44
4.30	Pool Certification	44
4.31	Equipment Leasing	44
4.32	Fairness Opinion	44
4.33	Loan Portfolio	44
ARTICLE 5. COVENANTS		45
5.1	Affirmative Covenants of RBMG	45
5.2	Negative Covenants of RBMG	45
5.3	Affirmative Covenants of NetBank	47
5.4	Negative Covenants of NetBank	47
5.5	Adverse Changes in Condition	49
5.6	Reports	49
5.7	Affiliates	49
ARTICLE 6. ADDITIONAL AGREEMENTS		50
6.1	RBMG Shareholder Meeting	50
6.2	NetBank Shareholder Meeting	50
6.3	Regulatory Matters	50
6.4	Stock Exchange Listing	51
6.5	Access To Information	51
6.6	Agreement as to Efforts to Consummate	52

ii

6.7	Section 401(k) Plan; Other Employee Benefits	52
6.8	Confidentiality	53
6.9	Press Releases	53
6.10	Executive Officers, Succession	54
6.11	POST-MERGER BOARD OF DIRECTORS AND COMMITTEES.	54
ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		55
7.1	Conditions to Obligations of Each Party	55
7.2	Conditions to Obligations of NetBank	56
7.3	Conditions to Obligations of RBMG	57
ARTICLE 8. TERMINATION		57
8.1	Termination	57
8.2	Effect of Termination	58
ARTICLE 9. MISCELLANEOUS		58
9.1	Expenses	58
9.2	Brokers and Finders	59
9.3	Entire Agreement; Third Party Beneficiaries	59
9.4	Amendments	59
9.5	Waivers	59
9.6	Assignment	59
9.7	Notices	59
9.8	Governing Law	60
9.9	Counterparts	60
9.10	Captions, Articles and Sections	60
9.11	Interpretations	60
9.12	Enforcement of Agreement	60
9.13	Severability	61

iii

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 18th day of November, 2001 by and among NETBANK, INC., a Georgia corporation ("NetBank"); RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation ("RBMG"); and PALMETTO ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of NetBank ("Merger Sub").

Recitals

    A.  The authorized shares of capital stock of RBMG consist of 50,000,000 shares of common stock, par value of $.01 per share, of which 16,599,864 shares are issued and outstanding as of October 31, 2001 (the "RBMG Common Stock"); and 5,000,000 shares of preferred stock, par value of $.01 per share, of which none are issued or outstanding (the "RBMG Preferred Stock") (collectively, RBMG Common Stock and RBMG Preferred Stock are referred to as the "RBMG Stock");

    B.  The authorized shares of capital stock of NetBank consist of 100,000,000 shares of common stock, par value of $.01 per share, of which 29,433,604 shares are issued and outstanding as of September 30, 2001 (the "NetBank Common Stock"); and 10,000,000 shares of preferred stock, par value of $.01 per share, of which none are issued or outstanding (the "NetBank Preferred Stock") (collectively, NetBank Common Stock and NetBank Preferred Stock are referred to as the "NetBank Stock");

    C.  The authorized shares of capital stock of Merger Sub consist of 100 shares of common stock, par value of $.01 per share, of which 100 shares are issued and outstanding (the "Merger Sub Common Stock").

    D.  NetBank, RBMG and Merger Sub desire that Merger Sub shall be merged with and into RBMG, with RBMG being the surviving corporation (said transaction being hereinafter referred to as the "Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby.

    E.  Certain terms used in this Agreement are defined in Article 1 of this Agreement.

    NOW, THEREFORE, in consideration of the above recitals and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Parties to this Agreement agree as follows:

ARTICLE 1.
DEFINITIONS

    1.1  Definitions.

    (a) Except as otherwise provided herein, the capitalized terms used herein shall have the following meanings:

    "1933 Act" shall mean the Securities Act of 1933, as amended.

    "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Acquisition Proposal" with respect to a Person shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the shares or assets of, or other business combination involving the acquisition of such Person or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Person or any of its Subsidiaries.

    "Affiliate" of a Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

    "Agency" shall mean the United States Department of Housing and Urban Development, Freddie Mac, the Government National Mortgage Association, Fannie Mae, and the Veteran's Administration.

1

    "Agreement" shall mean this Merger Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

    "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person or any Affiliate of such Person and wherever located.

    "Benefit Plan Determination Date" shall mean, with respect to any Plan maintained by RBMG at the Effective Time, the date determined by NetBank with respect to each such plan or program which shall occur following the Effective Time but shall be not later than December 31, 2003.

    "Certificate" shall have the meaning given in Section 2.6(a) hereto.

    "Closing" has the meaning given in Section 2.7 hereto.

    "Closing Date" shall mean the date on which the Closing occurs as provided for in Section 2.7 hereto.

    "Confidentiality Agreements" shall mean the two confidentiality agreements dated October 29, 2001, between RBMG and NetBank.

    "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    "Consumer Credit Law" shall mean the federal Real Estate Settlement Procedures Act of 1974, the Flood Insurance Protection Act, the Consumer Credit Protection Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, and the Fair Credit Reporting Act, and all state law equivalents of the foregoing, each as amended from time to time, and all regulations promulgated thereunder.

    "Continuing NetBank Director" has the meaning given in Section 6.11(d) hereto.

    "Continuing RBMG Director" has the meaning given in Section 6.11(d) hereto.

    "Contract" shall mean any written or oral agreement (provided such oral agreement is, in any one year period, in excess of $100,000 individually, or $1,000,000 in the aggregate), arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital shares, Assets or business.

    "Custodial Account" has the meaning given in Section 3.29 hereto.

    "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, after failing to cure any such breach, violation, default, contravention or conflict within any applicable grace or cure period (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

    "Deferred Taxes" shall have the meaning given under GAAP.

    "DGCL" means the General Corporation Law of the State of Delaware.

    "Effective Time" has the meaning given in Section 2.3 hereto.

2

    "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and other federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, migrations, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, generation, recycling, transport, or handling of any Hazardous Material.

    "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital shares of a Person or by which a Person is or may be bound to issue additional shares of its capital shares or other Equity Rights.

    "Exchange Act" shall mean the Securities Exchange Act of 1933, as amended.

    "Exchange Agent" has the meaning given in Section 2.6(d) hereto.

    "Exchange Fund" has the meaning given in Section 2.6(d) hereto.

    "Exchange Ratio" has the meaning given in Section 2.5(a) hereto.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "FHLMC" means Freddie Mac.

    "FNMA" means Fannie Mae.

    "Financial Statements of NetBank" shall mean (i) the year-end audited financial statements (including related notes and schedules, if any) of NetBank as of December 31, 1998, 1999 and 2000, consisting of consolidated balance sheets and the related consolidated statements of income, changes in the shareholders' equity, and cash flows (including related notes and schedules, if any) for NetBank for the fiscal years ended on such dates as reported on NetBank's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC under the Exchange Act, and (ii) the unaudited financial statements of NetBank (including related notes and schedules, if any) consisting of consolidated balance sheets and the related consolidated statements of income, changes in the shareholder equity, and cash flows (including related notes and schedules, if any) with respect to periods ended March 31, 2001, June 30, 2001 and September 30, 2001 as reported on NetBank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed with the SEC under the Exchange Act.

    "Financial Statements of RBMG" shall mean (i) the year-end audited financial statements (including related notes and schedules, if any) of RBMG as of December 31, 1998, 1999 and 2000, consisting of consolidated balance sheets and the related consolidated statements of income, changes in the shareholders' equity, and cash flows (including related notes and schedules, if any) for RBMG for the fiscal years ended on such dates as reported on RBMG's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC under the Exchange Act, and (ii) the unaudited financial statements of RBMG (including related notes and schedules, if any) consisting of consolidated balance sheets and the related consolidated statements of income, changes in the shareholder equity, and cash flows (including related notes and schedules, if any) with respect to periods ended March 31, 2001, June 30, 2001 and September 30, 2001 as reported on RBMG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed with the SEC under the Exchange Act.

3

    "GAAP" shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

    "GNMA" means the Government National Mortgage Association.

    "Hazardous Material" shall mean (i) any hazardous substance, hazardous constituent, hazardous waste, solid waste, special waste, regulated substance, or toxic substance (as those terms are listed, defined or regulated by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement. removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

    "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "HUD" means the United States Department of Housing and Urban Development.

    "Intellectual Property" shall mean copyrights, domain names, patents, trademarks, service marks, service names, trade names, applications therefor, and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, inventions, and other intellectual property rights and, with respect to RBMG includes the RBMG Marks, and with respect to NetBank includes the NetBank Marks.

    "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Investor" shall mean any owner, purchaser or beneficiary (other than an Agency) of a Mortgage Loan or of any proceeds of, or interest in or from, a Mortgage Loan, including any owner, purchaser or beneficiary of mortgage servicing rights with respect to a Mortgage Loan other than a lender giving a security interest in mortgage servicing rights or Mortgage Loans.

    "Investor Commitment" means a commitment of a Person to purchase a Mortgage Loan owned by a specified Party.

    "Joint Proxy Statement—Prospectus" shall mean the joint proxy statement-prospectus in definitive form relating to the meeting of RBMG and NetBank shareholders to be held in connection with this Agreement and the transactions contemplated hereby.

    "Knowledge" as used with respect to a Party (including references to being aware of a particular matter) shall mean those facts that are known or should reasonably have been known by (a) with respect to RBMG, its chairman and chief executive officer, chief financial executive, chief portfolio management executive, chief strategic initiatives executive, chief human resources executive, chief legal executive, chief audit executive, or chief technology executive and (b) with respect to NetBank and the NetBank Subsidiaries and each of their chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, or legal officer.

    "Law" shall mean any code, law (including common law), ordinance, regulation, decision, judicial interpretation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, (i) all laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, age and other prohibited discrimination, all other labor laws, including, without limitation, the Family and Medical Leave Act, and (ii) all licensure, disclosure, usury and other consumer credit laws and regulations governing residential, mortgage lending and brokering, including, but not limited to, all applicable rules, regulations, standards and guidelines promulgated by the Board of Governors of the Federal Reserve System, the state agencies and all applicable provisions of the Consumer Credit Laws, each as amended from time to time, and all regulations promulgated thereunder.

4

    "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

    "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, investigation hearing, criminal prosecution, governmental or other examination or other administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, including, without limitation, any such matter that involves any Agency or Investor.

    "Loan Document" means the files, records and documents necessary to originate, close and/or service RBMG Loans or NetBank Loans, as applicable, in accordance with applicable standards.

    "Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of a Party or its Affiliates, taken as a whole, or (ii) the ability of a Party or its Affiliates to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided that a "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in securities, banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to the affected Party, (c) actions and omissions of a Party (or any of its Affiliates) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby, (d) changes in market interest rates, or (e) the direct effects of compliance with this Agreement on the operating performance of the Parties, including, without limitation, expenses incurred by the Parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

    "Material Equipment Leases" shall mean, with respect to a Person, each equipment lease entered into by such Person that, individually during the remaining term of the lease as of the date of this Agreement, would require such Person to make lease payments in excess of $100,000; provided, however, that Material Equipment Leases shall mean all equipment leases entered into by such Person if, during the remaining term of all such leases as of the date of this Agreement, such Person would be required to make lease payments in the aggregate in excess of $500,000.

    "Merger" has the meaning given in Recital D hereto.

    "Merger Sub Common Stock" has the meaning given in Recital C hereto.

    "Mortgage Loan" shall mean a RBMG Loan or a NetBank Loan as determined by the context.

    "NetBank Common Stock" has the meaning given in Recital B hereto.

    "NetBank Contract" has the meaning given in Section 4.17(a) hereto.

5

    "NetBank Director" has the meaning given in Section 6.11(d) hereto.

    "NetBank Loan" shall mean any loan of the type disclosed by NetBank in "Note 4. Loans" in "Note to Consolidated Financial Statements" filed as a part of the Form 10-K for the year ended December 31, 2000 and any other loan authorized for NetBank or any subsidiary to own or originate as to which applications were accepted and processed by NetBank or a NetBank Subsidiary or which otherwise was originated, underwritten, closed, or funded by NetBank or a NetBank Subsidiary, or which was brokered to or by NetBank or a NetBank Subsidiary.

    "NetBank Market Value" has the meaning given in Section 2.5(b) hereto.

    "NetBank Marks" has the meaning given in Section 4.12 hereto.

    "NetBank Option" has the meaning given in Section 2.9(b) hereto.

    "NetBank Preferred Stock" has the meaning in Recital B hereto.

    "NetBank Stock" has the meaning in Recital B hereto.

    "Operating Property" shall mean any property owned, leased, or operated by a Party or its Affiliates and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

    "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

    "Participation Facility" shall mean any facility or property in which a Party or its Affiliates participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

    "Party" shall mean NetBank, RBMG, or Palmetto Acquisition Corp., as applicable.

    "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

    "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

    "Plan" has the meaning given in Section 3.16(b).

    "RBC" shall mean Resource Bancshares Corporation.

    "RBMG Common Stock" has the meaning given in Recital A hereto.

    "RBMG Contract" has the meaning given in Section 3.17(a) hereto.

    "RBMG Director" has the meaning given in Section 6.11(d) hereto.

    "RBMG Option" has the meaning given in Section 2.9(a) hereto.

    "RBMG Loan" shall mean any loan secured by a first or subordinate lien on residential real property (including, without limitation, individual units of condominiums and cooperatives) as to which applications were accepted and processed by RBMG or a RBMG Subsidiary or which otherwise was originated, underwritten, closed, or funded by RBMG or a RBMG Subsidiary, or which was brokered to or by RBMG or a RBMG Subsidiary.

    "RBMG Marks" has the meaning given in Section 3.12 hereto.

6

    "RBMG Preferred Stock" has the meaning given in Recital A hereto.

    "RBMG Stock" has the meaning given in Recital A hereto.

    "Registration Statement" shall mean the registration statement on Form S-4 (or any subsequent form adopted by the SEC to replace or supersede Form S-4), including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NetBank under the 1933 Act with respect to all the shares of NetBank Common Stock to be issued to the holders of RBMG Stock in the transactions contemplated by this Agreement.

    "Regulations" shall mean all applicable rules, regulations, requirements, standards and guidelines promulgated by the United States Department of Housing and Urban Development, Freddie Mac, the Government National Mortgage Association, Fannie Mae, the Veteran's Administration, or any Investor.

    "Regulatory Authorities" shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, the Office of Thrift Supervision, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over any of the Parties or their respective Affiliates (but shall not include any Agency).

    "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

    "Rollover Option" has the meaning given in Section 2.9(a) hereto.

    "SEC" shall mean the Securities Exchange Commission.

    "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Affiliates with any Regulatory Authority pursuant to the Securities Laws.

    "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

    "Servicing Business" shall mean, with respect to a Person, the business of servicing mortgage loans conducted by such Person as of the date of this Agreement, but shall not include loan servicing performed by such Person in the ordinary course of business for the interim period following closing of the loan and before the sale of the loan by such Person to an Investor.

    "Servicing Commitment" means a commitment by a Party or such Party's Subsidiary to sell servicing rights with respect to such Party's Mortgage Loans.

    "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    "Surviving Corporation" has the meaning given in Section 2.1 hereto.

    "Tax" or Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital shares, paid-up capital, profits,

7

withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

    "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    "Transferred Employee" has the meaning given in Section 6.7(a) hereto.

    "Unexercised RBMG Options" has the meaning given in Section 2.9(a) hereto.

    "VA" means the United States Veterans' Administration.

    (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." The use of terms like "he" "his" "she" "hers" "it" "its" "them" and "their" shall not be construed to limit the applicability of any provision of this Agreement to only certain types of Persons.

ARTICLE 2.
THE MERGER

    2.1  Merger.  At the Effective Time and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into RBMG in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. RBMG shall be the surviving corporation resulting from the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of RBMG, NetBank and Merger Sub as set forth herein.

    2.2  Filing; Certificate of Merger.  To effect the Merger, the Parties hereto shall cause a certificate of merger to be executed and filed with the Secretary of State of Delaware on the Closing Date.

    2.3  Effective Time.  The Merger shall be effective at the day and hour specified in the certificate of merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

    2.4  Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of RBMG and NetBank acquired or to be acquired by reason of, or as a result of, the Merger, the Parties hereto each agree that they and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of RBMG and Merger Sub or otherwise to take any and all such actions.

    2.5  Merger Consideration.

    (a) As used herein, the term "Merger Consideration" shall mean the number of shares of NetBank Common Stock (rounded to the nearest ten thousandth of a share) to be exchanged for each share of RBMG Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of NetBank Common Stock which would

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otherwise be distributable to a RBMG shareholder as provided in Section 2.6. Except as otherwise provided in Section 2.9, each share (together with the rights associated with such shares issued pursuant to the Rights Plan, dated as of February 6, 1998, between RBMG and First Chicago Trust Company of New York, as rights agent) of RBMG Common Stock outstanding immediately prior to the Effective Time, plus the shares represented by the Rollover Options, shall be converted into the right to receive 1.1382 shares of NetBank Common Stock (the "Exchange Ratio").

    (b) The amount of cash payable with respect to any fractional share of NetBank Common Stock shall be determined by multiplying the fractional part of such share by the NetBank Market Value. The "NetBank Market Value" shall mean the last reported sale price of NetBank Common Stock on the Nasdaq Stock Market on the Closing Date.

    (c) Each share of Merger Sub Common Stock issued and outstanding at the Effective Time shall, without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation and all such shares of common stock of the Surviving Corporation shall be owned by NetBank.

    2.6  Exchange of Shares; Payment of Merger Consideration

    (a) At the Effective Time, by virtue of the Merger and without any action on the part of RBMG or the holders of record of RBMG Common Stock, each share of RBMG Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate (each, a "Certificate") representing such share of RBMG Common Stock (as provided in subsection (d) below), the Merger Consideration.

    (b) Each share of the NetBank Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

    (c) Until surrendered, each outstanding Certificate shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of RBMG Common Stock.

    (d) At or prior to the Effective Time, NetBank shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by NetBank and reasonably satisfactory to RBMG, for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, certificates representing the shares of NetBank Common Stock and the cash in lieu of fractional shares (such cash and certificate for shares of RBMG Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.6(a) and paid pursuant to Section 2.6(e) in exchange for outstanding shares of RBMG Common Stock.

    (e) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal prepared by RBMG and NetBank (which shall that specify delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of NetBank Common Stock and the cash in lieu of fractional shares into which the shares of RBMG Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore (x) a certificate representing that number of whole shares of NetBank Common Stock to which such holder of RBMG Common Stock shall have become entitled pursuant to the provisions of this Article 2 and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to

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receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

    (f)  The Surviving Corporation shall pay any dividends or other distributions which have been declared prior to the Effective Time or made by RBMG in respect of shares of RBMG Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by RBMG with Section 5.2. To the extent permitted by law, former shareholders of record of RBMG shall be entitled to vote after the Effective Time at any meeting of NetBank shareholders the number of whole shares of NetBank Common Stock into which their respective shares of RBMG Common Stock are converted, regardless of whether such holders have exchanged their certificates representing RBMG Common Stock for certificates representing NetBank Common Stock in accordance with the provisions of this Agreement.

    (g) No dividends or other distributions declared after the Effective Time with respect to NetBank Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article 2. After the surrender of a Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NetBank Common Stock represented by such Certificate.

    (h) If any certificate representing shares of NetBank Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NetBank Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (i)  After the Effective Time, there shall be no transfers on the stock transfer books of RBMG of the shares of RBMG Common Stock which were issued and outstanding immediately prior to the Effective Time, If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of NetBank Common Stock as provided in this Article 2.

    (j)  Any portion of the Exchange Fund that remains unclaimed by the stockholders of RBMG for six months after the Effective Time shall be paid to NetBank. Any stockholders of RBMG who have not theretofore complied with this Article 2 shall thereafter look only to NetBank for payment of their shares of NetBank Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the NetBank Common Stock deliverable in respect of each share of RBMG Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NetBank, RBMG, the Exchange Agent or any other person shall be liable to any former holder of shares of RBMG Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (k) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NetBank, the posting by such person of a bond in such amount as NetBank may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange

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Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NetBank Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

    2.7  Closing.  The consummation of the Merger (the "Closing") shall take place at 10:00 a.m., local time, five (5) business days after the last of the conditions in Article 7 (other than the delivery of items to be delivered at Closing) has been met, at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other time, date or place as the Parties agree (the "Closing Date"), subject to Articles 7 and 8 hereof.

    2.8  Anti-Dilution Provisions.  In the event NetBank changes the number of shares of NetBank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) prior to the Effective Time, the number of shares of NetBank Common Stock to be issued hereunder shall be proportionally adjusted.

    2.9  Conversion of Stock Options.

    (a) Prior to the Effective Time, RBMG shall cause each employee stock option held by any Person to purchase RBMG Common Stock (each an "RBMG Option") to become fully vested and exercisable in accordance with its terms. Except for those RBMG Options as to which the holder elects with the consent of RBMG to survive the Closing (the "Rollover Options"), each RBMG Option which is not exercised prior to the Closing Date (each an "Unexercised RBMG Option") shall be exchanged for Two Dollars ($2.00) per share of RBMG Common Stock subject to the unexercised portion of such option. The Parties agree that, as of the Effective Time, all options to purchase RBMG Stock, with the exception of the Rollover Options, shall have been terminated or exercised.

    (b) As of the Effective Time, each Rollover Option shall automatically be converted into an option to purchase the number of shares of NetBank Common Stock (a "NetBank Option") determined by multiplying (i) the number of shares of RBMG Common Stock subject to such Rollover Option immediately prior to the Effective Time by (ii) the Exchange Ratio (with the result rounded up to the nearest whole share), at an exercise price per share of NetBank Common Stock equal to the exercise price per share of RBMG Common Stock subject to the Rollover Option divided by the Exchange Ratio (with the result increased to the nearest whole cent); provided, however, that in the case of any Rollover Option to which Section 421 of the Internal Revenue Code applies by reason of its qualification as an incentive stock option under Section 422 of the Internal Revenue Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Internal Revenue Code. After the Effective Time, each NetBank Option shall be exercisable upon the same terms and conditions as were applicable to the related Rollover Option other than the changes required by this Agreement. NetBank shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NetBank Common Stock for delivery upon exercise of NetBank Options pursuant to the terms set forth in this Section 2.9(b). As soon as practicable but in any event not later than the Effective Time, the shares of NetBank Common Stock subject to NetBank Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and NetBank shall maintain the effectiveness of such registration statement for so long as the NetBank Options remain outstanding. As soon as practicable following the Effective Time, NetBank shall deliver to the holders of the NetBank Options appropriate notices setting forth such individual's rights pursuant this Section 2.9.

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    2.10  Effect of Merger.

    (a) The articles of incorporation and bylaws of RBMG immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until duly amended or repealed.

    (b) The directors of RBMG serving immediately prior to the Effective Time together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of RBMG in office immediately prior to the Effective Time together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

    (c) NetBank shall continue to have its headquarters in the Atlanta, Georgia area.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF RBMG

    RBMG hereby represents and warrants to NetBank as follows:

    3.1  Organization, Standing, and Power of RBMG.  RBMG is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. RBMG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or the Surviving Corporation. Attached hereto as Schedule 3.1 are certified copies of articles and bylaws of RBMG.

    3.2  Authority of RBMG; No Breach by Agreement.

    (a) RBMG has all requisite corporate power and authority necessary to execute, enter into, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for any required approval by RBMG's shareholders in accordance with the DGCL in connection with consummation of the Merger, have been duly and validly authorized, to the extent required, by all necessary corporate action in respect thereof on the part of RBMG. This Agreement represents a legal, valid, and binding obligation of RBMG, enforceable against RBMG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) The execution and delivery of this Agreement by RBMG, the consummation by RBMG of the transactions contemplated hereby, and compliance by RBMG with any of the provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws or any resolution adopted by the board of directors or shareholders of RBMG, (ii) except as disclosed in Schedule 3.2(b) hereto, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of RBMG under, any Contract or Permit of RBMG, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or the Surviving Corporation, or (iii) subject to receipt of the requisite Consents referred to in Sections 6.3 and 7.1(c), constitute or

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result in a Default under or require any Consent pursuant to, any Law, Regulation or Order applicable to RBMG or any Subsidiary or any of their material Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Stock Market, and other than Consents required from Regulatory Authorities or Agencies, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or the Surviving Corporation, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by RBMG of the transactions contemplated in this Agreement.

    3.3  RBMG Stock.

    (a) The authorized capital stock of RBMG consists of 50,000,000 shares of RBMG Common Stock, par value of $.01 per share, of which 16,599,869 shares are issued and outstanding as of October 31, 2001, and 5,000,000 shares of RBMG Preferred Stock, par value of $.01 per share, of which none are issued and outstanding. All of the issued and outstanding shares of RBMG Stock are duly authorized and validly issued, fully paid and nonassessable. None of the outstanding shares of RBMG Stock has been issued in violation of any preemptive rights of RBMG's current or past shareholders.

    (b) Except as set forth in Schedule 3.3(b) hereto, there are no shares of capital stock or other equity securities of RBMG outstanding, nor are there any outstanding Equity Rights relating to the capital shares of RBMG.

    3.4  Financial Statements of RBMG.

    (a)  (i) The Financial Statements of RBMG as of December 31, 1998, 1999 and 2000 (including, in each case, any related notes) (A) have been prepared in accordance with GAAP, (B) have applied GAAP on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), (C) comply with the requirements of Regulation S-X and the general rules and regulations of the SEC under the Securities Laws, and (D) fairly present in all material respects the financial positions of RBMG as of the respective dates and the results of operations and cash flows for RBMG for the periods indicated.

      (ii) The Financial Statements of RBMG with respect to periods ended subsequent to December 31, 2000 have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial position, results of operations and cash flow activity required by GAAP for complete financial results. Such Financial Statements of RBMG do not contain any material omissions and do not misstate any material fact and, in the opinion of RBMG, all normal recurring adjustments necessary for a fair presentation of results have been included.

    (b) RBMG maintains a system of internal accounting controls, policies and procedures sufficient to ensure that all transactions relating to its business are executed in conformity in all material respects with the applicable rules, regulations, directives and instructions of governmental and regulatory authorities in a manner to permit preparation of proper financial statements and maintain accountability for RBMG's assets.

    3.5  Minute Books.  The minute books of RBMG contain or will contain at Closing accurate records of all meetings and other corporate actions of RBMG's shareholders and board of directors

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(including committees of the board of directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

    3.6  Subsidiaries.  Schedule 3.6 lists all of the Subsidiaries of RBMG and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by RBMG (directly or indirectly), the percentage ownership interest so owned by RBMG and its business activities. The outstanding shares of capital stock or other equity interests of RBMG's Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by RBMG free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Equity Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of RBMG's Subsidiaries, and there are no agreements, understandings or commitments relating to the right of RBMG to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of RBMG's Subsidiaries have been issued in violation of the preemptive rights of any person. Schedule 3.6 also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than RBMG's Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by RBMG. RBMG is not a Subsidiary of any Person.

    3.7  Organization, Standing and Authority of the Subsidiaries.  Each of RBMG's Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of RBMG's Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such qualifications necessary, except for qualifications which if not obtained, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or the Surviving Corporation. No Subsidiary of RBMG is required to be qualified to do business in any other State of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been disclosed on Schedule 3.6.

    3.8  Absence of Undisclosed Liabilities.  Except as disclosed in Schedule 3.8, RBMG has no material Liabilities, except those disclosed Liabilities which are accrued, reserved against or disclosed in the Financial Statements of RBMG. Except as disclosed in Schedule 3.8, RBMG has not incurred or paid any Liability since December 31, 2000, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice, (ii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or the Surviving Corporation or (iii) in connection with the transactions contemplated by this Agreement.

    3.9  Absence of Certain Changes or Events.  Since December 31, 2000, except as disclosed in the Financial Statements of RBMG delivered prior to the date of this Agreement or as disclosed in Schedule 3.9, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG or its Assets.

    3.10  Tax Matters.

    (a) All Tax Returns required to be filed by or on behalf of RBMG and RBMG's Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for such periods, except to the extent that all such failures to file, taken together, will not have a Material Adverse Effect on RBMG, its Subsidiaries, or the Surviving Corporation, and all material Tax Returns filed are complete and accurate in all material respects. All Taxes owed by RBMG and RBMG's Subsidiaries shown on any filed Tax Return have been paid. Neither RBMG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that will result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on RBMG or any RBMG Subsidiary or on the Surviving Corporation, except as reserved against in the Financial

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Statements of RBMG delivered prior to the date of this Agreement or as disclosed in Schedule 3.10(a). All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation involving RBMG or its Subsidiaries have been paid. There are no material Liens with respect to Taxes upon any of the Assets of RBMG or its Subsidiaries.

    (b) RBMG and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (c) Neither RBMG nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

    (d) The unpaid Taxes of RBMG and its Subsidiaries (A) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (not taking into account any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom practice of RBMG and its Subsidiaries in filing their Tax Returns.

    (e) Deferred Taxes, if any, of RBMG and its Subsidiaries have been provided for in accordance with GAAP.

    (f)  Except as disclosed in Schedule 3.10(f), neither RBMG nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and neither RBMG nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for material Taxes of any Person (other than for RBMG and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

    (g) RBMG and each of its Subsidiaries is in material compliance with, and the records of RBMG and each of its Subsidiaries contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

    (h) Neither RBMG nor any of its Subsidiaries has filed a consent under Internal Revenue Code §341(f) concerning collapsible corporations. Except as disclosed in Schedule 3.10(h), neither RBMG nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Internal Revenue Code §§280G and 162(m). Neither RBMG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Internal Revenue Code §897(c)(2) during the applicable period specified in Internal Revenue Code §897(c)(1)(A)(ii).

    (i)  Exclusive of the transactions contemplated herein, there has been no ownership change, as defined in Internal Revenue Code Section 382(g), in RBMG or any of its Subsidiaries during or after any Taxable Period in which RBMG or any of its Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

    (j)  Neither RBMG nor any of its Subsidiaries has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

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    (k) RBMG and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Internal Revenue Code §481(c) or any corresponding or similar provision of state, local or foreign income Tax law, a listing of which is set forth in Schedule 3.10(k)(A);(B) "closing agreement" as described in Internal Revenue Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Internal Revenue Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

    (l)  None of RBMG or any of its Subsidiaries expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any material Tax Liability of RBMG nor any of its Subsidiaries claimed or raised by any authority in writing. Schedule 3.10(l) indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. RBMG has delivered to NetBank correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by RBMG and its Subsidiaries since December 31, 1997.

    (m) The RBMG consolidated group has not made the election permitted by Treasury Regulation Section 1.1502-13(l)(3) (which regulation was adopted and became effective on July 12, 1995 pursuant to Treasury Decision 8597).

    (n) The acquisition of all the stock of RBC by RBMG on December 31, 1997, was not considered to be, for federal income tax purposes, a "reverse acquisition" of all the stock of RBMG by RBC within the meaning Treasury Regulation Section 1.1502-75(d)(3).

    3.11  Assets.

    (a) Except as disclosed in Schedule 3.11(a) hereto or as disclosed or reserved against in the Financial Statements of RBMG, RBMG and each of its Subsidiaries has good and marketable title, free and clear of all Liens, to all of its respective Assets, other than such defects which would not have individually or in the aggregate a Material Adverse Effect on RBMG. All tangible properties used in the respective businesses of RBMG and each of its Subsidiaries are usable in the ordinary course of business consistent with RBMG's or such Subsidiary's past practices.

    (b) All leases or subleases held by RBMG or any of its Subsidiaries, which affect any of RBMG's or RBMG's Subsidiaries' Assets material to its business, are (i) valid contracts enforceable against RBMG or such Subsidiary (as applicable) and to the Knowledge of RBMG or any Subsidiary no counterparty has alleged that it is not enforceable against them (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), (ii) in full force and effect, and (iii) not subject to any material Default. All real property or facilities leases held by RBMG or any RBMG Subsidiary as lessee, and all Material Equipment Leases, are listed on Schedule 3.11(b) hereto.

    (c) RBMG and each of its Subsidiaries currently maintains, and RBMG and each of its Subsidiaries will maintain through the Closing Date (subject to changes in the ordinary course their respective businesses), the property and casualty insurance ("P&C insurance") policies described in Schedule 3.11(c). Neither RBMG nor any of its Subsidiaries has received written notice from any P&C insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of P&C insurance will be

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substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000, or in the aggregate exceeding $1,000,000, pending under such policies of P&C insurance and no written notices of claims in excess of such amounts have been given by RBMG or any of its Subsidiaries under such policies. Schedule 3.11(c) lists all pending claims by RBMG or any of its Subsidiaries under P&C insurance policies as of the Closing Date.

    (d) The respective Assets of RBMG and of each of its Subsidiaries include all material Assets required to operate its respective business as presently conducted, and neither RBMG nor any of its Subsidiaries has disposed of any Assets since December 31, 2000, other than in the ordinary course of business except for dispositions which if not done in the ordinary course, are not likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG.

    3.12  Intellectual Property.  Schedule 3.12 is a complete and accurate list of all copyrights, patents, trademarks, service marks, trade names, domain names, and applications therefor owned by or licensed to RBMG or any of RBMG's Subsidiaries ("RBMG Marks"). RBMG and each of its Subsidiaries owns or has a license to use all of the Intellectual Property used by such entity in the ordinary course of its respective business. Each of RBMG and its Subsidiaries is the owner of or has license to any Intellectual Property sold or licensed by RBMG or such Subsidiary to third parties in connection with the business operations of RBMG or such Subsidiary (as applicable), and possesses the right to convey by sale or license any Intellectual Property so conveyed. Neither RBMG nor any of its Subsidiaries is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending, or, to the Knowledge of RBMG, threatened, which challenge the rights of RBMG or any of its Subsidiaries with respect to any Intellectual Property used, sold or licensed by RBMG or any of its Subsidiaries in the course of the business of RBMG or any of RBMG's Subsidiaries, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of RBMG, no proceedings have been instituted, or are pending, or, threatened, which challenge the rights of any licensor to any Intellectual Property licensed by RBMG and used by RBMG in the course of the business of RBMG or any RBMG Subsidiary, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of RBMG, the conduct of the business of RBMG and of its Subsidiaries does not infringe on the Intellectual Property rights of any other person. Except as disclosed in Schedule 3.12 hereto, and except for such payments which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG, neither RBMG nor any of RBMG's Subsidiaries is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

    3.13  Environmental Matters.

    (a) Except as disclosed in Schedule 3.13(a) hereto, all property owned by RBMG and each of its Subsidiaries is, and has been, in compliance with all Environmental Laws.

    (b) There is no Litigation pending or, to the Knowledge of RBMG, threatened, before any court, governmental agency, or authority or other forum in which RBMG or any of its Subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by RBMG or any of its Subsidiaries or any neighboring property, nor, to the Knowledge of RBMG, is there any reasonable basis for any Litigation of a type described in this sentence.

    (c) Except as disclosed in Schedule 3.13(c) hereto, during the period of (i) any ownership or operation of any current Asset by RBMG or any of its Subsidiaries, or (ii) any participation in the management of any Participation Facility or any Operating Property by RBMG or any of its Subsidiaries, to the Knowledge of RBMG, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or

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potentially affecting) such properties or any neighboring properties. Except as disclosed in Schedule 3.13(c) hereto, prior to the period of (i) any ownership or operation by RBMG or any of its Subsidiaries of any of its respective current properties, (ii) any participation in the management of any Participation Facility or any Operating Property by RBMG or an RBMG Subsidiary, to the Knowledge of RBMG, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

    3.14  Compliance with Laws.  Except as disclosed in Schedule 3.14 hereto, RBMG and each of its Subsidiaries:

    (a) is not in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments); or

    (b) has in effect all Permits necessary for it to own, hold, lease, or operate its respective material Assets and to carry on its respective businesses as now conducted; there has occurred no material Default under any such Permit, and RBMG or its Subsidiaries (as applicable) is not in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

    (c) since December 31, 1998, has not received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (1) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG and where such matter is unresolved as of the date of this Agreement, (2) threatening to revoke any Permits, or (3) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to NetBank; or

    (d) since December 31, 1998, has not received any written notification or written communication from any Agency or the staff thereof (1) asserting that it is not in compliance with any Regulation applicable to RBMG or any of its Subsidiaries where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG and where such matter is unresolved as of the date of this Agreement, or (2) threatening to revoke any authority granted to RBMG or its Subsidiaries by such Agency where the question of the revocation of such authority remains unresolved as of the date of this Agreement (unless the resolution was to revoke such authority) and such revocation is reasonably likely to have, individually or in the aggregate with similar revocations, a Material Adverse Effect on RBMG or the Surviving Corporation.

    3.15  Labor Relations.  Except as disclosed in Schedule 3.15 hereto, neither RBMG nor any RBMG Subsidiary is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is RBMG or any RBMG Subsidiary a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving RBMG or any RBMG Subsidiary pending or to the Knowledge of RBMG threatened, nor to the Knowledge of RBMG, are there any activities involving the employees of RBMG or of any RBMG Subsidiary who are seeking to certify a collective bargaining unit or engaging in any other organization activity.

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    3.16  Employees; Compensation; Benefit Plans.

    (a)  Compensation.  Schedule 3.16(a) is a complete and correct list of the name, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or other benefits that do not rise to the level of a Plan, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of RBMG and each of its Subsidiaries and each other person (in each case other than as an employee) to whom RBMG or any Subsidiary of RBMG pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

    (b)  Employee Benefit Plans.  Except as otherwise disclosed in Schedule 3.16(b):

       (i) Schedule 3.16(b) is an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by RBMG or any Subsidiary of RBMG, to which RBMG or any of its Subsidiaries is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Internal Revenue Code, of which RBMG or any of its Subsidiaries is a member (each, an "RBMG Plan"). For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and defined benefit pension plans, whether or not terminated, (B) an employment agreement, (C) a material personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

      (ii) Neither RBMG nor any of its Subsidiaries contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Internal Revenue Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

      (iii) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of RBMG or any of its Subsidiaries to severance pay, unemployment compensation or any other similar compensation, except as expressly provided in this Agreement, or (ii) accelerate or potentially accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

      (iv) Each RBMG Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all material respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Internal Revenue Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the RBMG Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could reasonably be expected to give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No

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  RBMG Plan that is subject to the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Internal Revenue Code, whether or not waived, and each RBMG Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Internal Revenue Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any RBMG Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such RBMG Plan, and the PBGC has not commenced or threatened the termination of any RBMG Plan. None of the assets of RBMG or any of its Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code, neither RBMG nor any of its Subsidiaries has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject RBMG or any of its Subsidiaries to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Internal Revenue Code or to a fine or penalty under Section 502(c) of ERISA.

      (v) Each RBMG Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Internal Revenue Code of such RBMG Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such RBMG Plan or the tax exempt status of such related trust.

      (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code) of which RBMG or any of its Subsidiaries is a member or was a member during such five-year period.

     (vii) As of December 31, 2000, the fair market value of the assets of each RBMG Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each RBMG Plan that is subject to the funding requirements of Section 412 of the Internal Revenue Code and Section 302 of ERISA, all contributions legally required to be made by the Closing Date for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Internal Revenue Code) shall have been made. With respect to each other RBMG Plan, all payments, premiums, contributions, and reimbursements required to be made by the Closing Date for all periods ending prior to or as of the Closing Date shall have been made.

     (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code, whether by statutory, class or individual exemption) has occurred with respect to any RBMG Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Internal Revenue Code or Section 409 or 502(i) of ERISA. Neither RBMG nor, to the best knowledge of RBMG, any Subsidiary of RBMG, any trustee, administrator or other fiduciary of any RBMG Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject RBMG or any of its Subsidiaries to any liability for breach of fiduciary duty under ERISA.

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      (ix) With respect to each RBMG Plan, all reports and information required to be filed with any government agency or distributed to RBMG Plan participants and their beneficiaries have been duly and timely filed or distributed.

      (x) RBMG and each of its Subsidiaries has been and is presently in compliance in all material respects with all of the requirements of Section 4980B of the Internal Revenue Code.

      (xi) Neither RBMG nor any of its Subsidiaries has a liability as of December 31, 2000 under any RBMG Plan that, to the extent disclosure is required under GAAP, is not included on the consolidated balance sheet or disclosed in the notes thereto included in the Financial Statements of RBMG. With respect to any RBMG Plan that is a self-funded group health plan, RBMG has set aside sufficient reserves or will set aside sufficient reserves prior to the Closing, as reflected on the Financial Statements of RBMG, to satisfy all incurred, but unreported, claims as of the plan's termination date were such plan to be terminated on or prior to the Closing.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) RBMG's or any RBMG Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the RBMG Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the RBMG Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated RBMG Plan assets or by the conversion of all stock options in accordance with Section 2.9).

     (xiii) With respect to each RBMG Plan, RBMG has disclosed or made available to NetBank, true, complete and correct copies of (A) all documents pursuant to which the RBMG Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the RBMG Plans as applied to RBMG and any of its Subsidiaries may be amended or terminated at any time by action of RBMG's board of directors, or such RBMG Subsidiary's board of directors, as the case may be, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the RBMG Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of RBMG or a Subsidiary of RBMG thereunder).

    3.17  Material Contracts.

    (a) Except as disclosed in Schedule 3.17(a) hereto, neither RBMG nor any of its Subsidiaries (nor their respective Assets, business, or operations) is a party to, is bound by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 or such a Contract providing for aggregate payments to any single Person in a period longer than a Calendar Year in the aggregate in excess of $500,000, (ii) any Contract or indemnity under which RBMG or any RBMG Subsidiary has created, incurred, assumed or guaranteed debt including without limitation any indebtedness for borrowed money, or any capitalized lease or purchase money obligation by RBMG or any Subsidiary, or by RBMG's or RBMG's Subsidiaries' employees, officers or directors, or the guarantee by RBMG or a RBMG Subsidiary of any such obligation, (iii) any Contract, including, without limitation, agreements or memoranda of understanding with any Regulatory Authority, which prohibits or restricts RBMG or any RBMG Subsidiary from engaging in any of its business activities, (iv) any Contract

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between RBMG or any RBMG Subsidiary and (A) any Person who directly owns 10% or greater equity or voting interest of RBMG or any of RBMG's Subsidiaries or (B) any Affiliate (not an RBMG Subsidiary), or any extensions of credit outstanding to clients, employees or any third parties (excluding customers in the ordinary course of business on terms commercially available to the general public), (v) any Contract relating to the provision of data processing, network communication, or other technical services provided to or by RBMG or any RBMG Subsidiary, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (vii) any agreement (including all master commitments and loan purchase contracts) between RBMG or any RBMG Subsidiary and any Agency or Investor pursuant to which RBMG or any RBMG Subsidiary sold more than $10 million in principal amount of mortgage loans since December 31, 2000, (viii) any agreement between RBMG or any RBMG Subsidiary and any Investor pursuant to which RBMG or RBMG Subsidiary sold more than $2.5 million in mortgage servicing rights since December 31, 2000, and (ix) any insurance or guaranty contracts, including contracts with any private mortgage insurer or pool insurance provider with respect to the Mortgage Loans (the "RBMG Contracts"). All RBMG Contracts are properly accrued for in accordance with GAAP as of the date hereof and as of the Closing Date.

    (b) With respect to RBMG Contracts and except as disclosed in Schedule 3.17(b) hereto: (i) each RBMG Contract is a valid contract enforceable against RBMG or a RBMG Subsidiary (as applicable) and to the Knowledge of RBMG no counterparty has alleged that it is not enforceable against them; (ii) neither RBMG nor any RBMG Subsidiary is in material Default or alleged to be in material Default thereunder, (iii) neither RBMG nor any RBMG Subsidiary has repudiated or waived any material provision of a RBMG Contract; and (iv) no other party to a RBMG Contract is, to the Knowledge of RBMG, in Default in any respect or has repudiated or waived any material provision thereunder.

    (c) Except as disclosed in Schedule 3.17(c) hereto, no officer, director or employee of RBMG or a RBMG Subsidiary is party to a RBMG Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with RBMG or a RBMG Subsidiary.

    (d) All of the indebtedness in excess of $100,000 of RBMG and of each of its Subsidiaries for any money borrowed is prepayable at any time without penalty or premium.

    3.18  Legal and Disciplinary Proceedings.  Except as disclosed in Schedule 3.18 hereto, there is no Litigation instituted, pending or, to the Knowledge of RBMG, threatened (or unasserted but considered likely of assertion) against RBMG or any RBMG Subsidiary, or against any director, employee or employee benefit plan (acting in such capacity) of RBMG or any RBMG Subsidiary, or against any Asset, interest, or right of RBMG or a RBMG Subsidiary, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against RBMG or any RBMG Subsidiary that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBMG.

    3.19  Reports.  Since December 31, 1998, or the date of organization if later, RBMG and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with any Regulatory Authority or Agency. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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    3.20  Accounting, Tax and Regulatory Matters.  Neither RBMG nor any RBMG Subsidiary has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereunder from qualifying as a tax-free reoganization under Section 368 of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities or Agencies referred to in Sections 6.3 or 7.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(c).

    3.21  Articles of Incorporation Provisions.  RBMG has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its articles of incorporation, bylaws or other governing instruments.

    3.22  Statements True and Correct.  No written statement, certificate, instrument or other writing furnished or to be furnished by RBMG to NetBank pursuant to this Agreement (or any other document, agreement or instrument referred to herein) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that RBMG is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by RBMG or any RBMG Subsidiary for inclusion in the Registration Statement to be filed by NetBank with the SEC will be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

    3.23  Consents and Approvals; No Violations.  Except for the approval of the Office of Thrift Supervision as described in Section 6.3 hereto, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state insurance and mortgage brokerage laws or regulations, and the filing and acceptance for record or recordation of a merger certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Regulatory Authority is necessary for the execution and delivery by RBMG of this Agreement or the consummation by RBMG of the transactions contemplated hereby and thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on RBMG or the Surviving Corporation. Neither the execution, delivery and performance of this Agreement by RBMG nor the consummation by RBMG of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar charter or organizational documents) of RBMG, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which RBMG is a party or by which RBMG or any of its properties or Assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to RBMG or the Merger or any of RBMG's Subsidiaries or any of their respective properties or Assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on RBMG, its Subsidiaries, or the Surviving Corporation.

    3.24  Lender and Servicer Qualifications.

    (a) RBMG or an appropriate RBMG Subsidiary (i) is qualified (A) by FHA as an approved mortgagee and servicer for mortgage loans which are insured by the FHA ("FHA Loans"), (B) by the VA as a lender and servicer for mortgage loans guaranteed by the VA ("VA Loans"), (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and by FNMA under the Delegated Underwriting and Servicing Program, and (D) by GNMA as an authorized issuer and

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servicer of GNMA guaranteed mortgage-backed securities; and (ii) has all other material Permits necessary to conduct its current mortgage banking business, and is in good standing under all applicable Laws, and under all applicable Regulations, as a mortgage broker, lender and servicer. Schedule 3.24(a) lists each jurisdiction in which RBMG or the appropriate RBMG Subsidiary has obtained or applied for a Permit. Except as disclosed in Schedule 3.24(a), RBMG and each RBMG Subsidiary:

      (x) to the Knowledge of RBMG, is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business as interpreted by the respective courts and Agencies having jurisdiction over RBMG or any RBMG Subsidiary as of the date of this Agreement or the Closing Date, nor is there a reasonable probability of the operation or practices of RBMG or any RBMG Subsidiary being held to be in violation of such Laws, Orders or Permits; or

      (y) has not received any written notification or communication from any agency or department of federal, state, or local government or any Agency or the staff thereof (i) asserting that RBMG or any RBMG Subsidiary is not in compliance with any of the Laws or Orders which such governmental authority or Agency enforces which is still outstanding or unresolved, or (ii) threatening to revoke any Permits.

    (b) Except as disclosed in Schedule 3.24(b) hereto, RBMG and its Subsidiaries have been and are in compliance in all material respects with all Laws (including the Regulations) and Orders of any court or governmental authorities applicable to it, its Assets and its conduct of business, the breach of which would require the repurchase of a RBMG Loan or result in RBMG or a RBMG Subsidiary incurring a loss. RBMG and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports required by any Investor, Agency or insurer or by any Law to be filed. To the Knowledge of RBMG, neither RBMG nor its Subsidiaries has done or caused to be done, or has failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, FNMA, FHLMC, GNMA or HUD, (ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA guarantee or commitment of the VA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurers, (ix) any surety or guaranty agreement, or (x) any guaranty issued by GNMA, FNMA or FHLMC to RBMG or any RBMG Subsidiary respecting mortgage-backed securities issued by RBMG or any RBMG Subsidiary and other like guaranties. Except as set forth in Schedule 3.24(b), currently no Agency, Investor or private mortgage insurer has (i) claimed that RBMG or any RBMG Subsidiary has materially violated or has not complied with the applicable underwriting standards with respect to RBMG Loans sold by RBMG or any RBMG Subsidiary to an Investor or Agency, or with respect to any sale of mortgage servicing rights to an Investor, or (ii) imposed restrictions on the activities (including commitment authority) of RBMG or any RBMG Subsidiary.

    (c) Except as set forth in Schedule 3.24(c) hereto, to the Knowledge of RBMG, no RBMG Loan has been originated and/or serviced by RBMG or any RBMG Subsidiary in violation of any Law or Regulation, the violation of which could reasonably result in RBMG or any RBMG Subsidiary incurring a loss for GAAP purposes in excess of $5,000,000 in the aggregate.

    3.25  Loan and Mortgage Servicing Portfolio.

    (a) Each RBMG Loan conforms to the Agency and Investor requirements (including the Regulations), and each RBMG Loan (i) is eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or insurer; or (ii) if RBMG or any RBMG Subsidiary has sold or will sell mortgage servicing rights with respect to a

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RBMG Loan to an Investor, is eligible for the sale of mortgage servicing rights to the applicable Investor. RBMG and its Subsidiaries each have originated, underwritten, funded, serviced and sold (as applicable) each RBMG Loan in compliance with applicable federal, state and local legal and regulatory requirements (including licensing statutes and regulations) and in accordance with Agency and Investor requirements (including the Regulations) and the related RBMG Loan documents. Each RBMG Loan (i) is, except as set forth in Schedule 3.25(a) hereto, evidenced by a note or other evidence of indebtedness with such terms as are customary in the business; (ii) is duly secured by a mortgage, security deed or deed of trust (a "mortgage") with such terms as are customary in the business and which grants the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to loans originated as first mortgages, and with respect to loans originated as second mortgages, a second priority lien on the subject, and which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (iii) is accompanied by a hazard insurance policy covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of RBMG or an RBMG Subsidiary or the assignee of RBMG or an RBMG Subsidiary, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency or requested by the mortgagor. RBMG and its Subsidiaries have complied in all material respects with all of its obligations under the insurance policies described in this clause (iii); and (iv) except as set forth in Schedule 3.25(a), is covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any Law applicable to such loan. RBMG and its Subsidiaries have substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and the Laws related thereto, the insurance or guaranty is in full force and effect with respect to each such loan, and there is no Default that would result in the revocation of any such insurance or guaranty. Except as set forth in Schedule 3.25(a), each warehouse mortgage loan is a RBMG Loan that is or is eligible to be an FHA Loan or a VA Loan or which is a loan eligible to be sold to FNMA or FHLMC ("Conforming Loan") or is subject to an Investor Commitment to RBMG or a RBMG Subsidiary. To the Knowledge of RBMG or an RBMG Subsidiary, no RBMG Loans are in Default except as reflected on the records of RBMG or RBMG Subsidiary.

    (b) To the Knowledge of RBMG, all RBMG Loans are genuine, valid and legally binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state Laws requiring creditors to proceed against the collateral before pursuing the borrower, (iii) state Laws on deficiencies, and (iv) the matters set forth in Schedule 3.25(b) hereto. Except as set forth in Schedule 3.25(b), neither the operation of any of the terms of any RBMG Loan, nor the exercise of any right thereunder, has rendered or will render the related mortgage or note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Loan Documents for all RBMG Loans were in compliance in all material respects with applicable Laws and Regulations and Investor and Agency requirements upon origination of the underlying RBMG Loan and are complete in all material respects.

    (c) All RBMG Loans held for the account of RBMG or a RBMG Subsidiary (whether or not for future sale or delivery to an Investor or Agency) are owned by RBMG or such Subsidiary free and clear of any Lien other than Liens in favor of RBMG's or such Subsidiary's lender banks pursuant to financing arrangements. Such RBMG Loans have been duly recorded or submitted for recordation in

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the appropriate filing office in the name of RBMG or RBMG Subsidiary, as applicable, as mortgagee or, for loans registered through Mortgage Electronic Registration Systems ("MERS"), in the name of MERS. Neither RBMG nor any RBMG Subsidiary has, with respect to any such RBMG Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such RBMG Loan which has not been promptly applied to such RBMG Loan in accordance with the terms thereof. To the Knowledge of RBMG, there exists no physical damage to any property securing a RBMG Loan ("Collateral"), which physical damage is not insured against in compliance with the Regulations or would cause any RBMG Loan to become delinquent or adversely affect the value or marketability of any RBMG Loan, Servicing Rights or Collateral.

    (d) To the Knowledge of RBMG, (i) all monies received with respect to each RBMG Loan have been properly accounted for and applied, (ii) upon origination, all of RBMG Loans were fully disbursed in accordance with applicable law and regulations and (iii) all payoff and assumption statements with respect to each RBMG Loan provided by RBMG or a RBMG Subsidiary to borrowers or their agents were, at the time they were provided, complete and accurate in all material respects.

    (e) The responsibilities of RBMG and each RBMG Subsidiary with respect to all applicable Taxes (including tax reporting for the period prior to the Closing), assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to RBMG Loans have been duly met in all material respects, both individually or in the aggregate. All Tax identifications are correct and complete in all material respects and comply with all applicable Laws in all material respects, and property descriptions contained in any Loan Document for an RBMG Loan are legally sufficient in all material respects.

    (f)  RBMG has provided NetBank with a copy of the internal practices and procedures of RBMG and each RBMG Subsidiary, and RBMG, each RBMG Subsidiary, and employees of RBMG and each RBMG Subsidiary have complied and are in compliance with such practices and procedures. All such practices and procedures and all form disclosures, notices, broker agreements, notes, mortgages, instruments and agreements used in the business of RBMG or any RBMG Subsidiary comply in all material respects with (a) all applicable Consumer Credit Law, (b) all standards imposed by the Agencies and Investors, to the extent applicable, and (c) any other applicable Law or Regulation.

    3.26  No Recourse.

    (a) Neither RBMG nor any RBMG Subsidiary normally or ordinarily incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable mortgage servicing agreement. Except as set forth in Schedule 3.26(a) hereto, neither RBMG nor any RBMG Subsidiary is a party to (i) any Contract with (or otherwise obligated to) any Person, including an Investor, Agency or insurer, to repurchase from any such Person any RBMG Loan, mortgaged property serviced for others or previously disposed loans; or (ii) any Contract to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such RBMG Loan, mortgaged property, or previously disposed loans except in either case where such recourse is based upon a breach by RBMG or a RBMG Subsidiary of a customary representation, warranty or undertaking. Except as set forth on Schedule 3.26(a) hereto, neither RBMG nor any RBMG Subsidiary is a party to any Contract with (or otherwise obligated to) any Person to sell RBMG Loan servicing to any such Person.

    (b) Except as set forth in Schedule 3.26(b) hereto, there are no pooling, participation, servicing or other Contracts to which RBMG or any RBMG Subsidiary is a party which obligate it to make servicing advances with respect to defaulted or delinquent RBMG Loans other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. The amounts that, as of the Effective Date, have been advanced by RBMG or RBMG Subsidiary in connection with servicing RBMG Loans (including principal, interest, taxes and insurance premiums) and which are permitted to be paid by RBMG or RBMG Subsidiary as the servicer of RBMG Loans pursuant to applicable Investor or

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Agency requirements and the terms of the applicable mortgage servicing agreement will be valid and existing amounts owing to RBMG or RBMG Subsidiary, subject to the terms of the applicable mortgage servicing agreement.

    3.27  Mortgage Servicing Agreements.  Schedule 3.27 hereto lists all agreements under which RBMG or any RBMG Subsidiary services loans on behalf of third parties (the "RBMG Mortgage Servicing Agreements") as of the date of this Agreement. Except as set forth in Schedule 3.27, the RBMG Mortgage Servicing Agreements set forth all the terms and conditions of RBMG's or RBMG Subsidiary's (as applicable) rights against and obligations to the Agencies and Investors and they have not been modified in writing to any extent or otherwise in any material respect. All of the RBMG Mortgage Servicing Agreements are valid and binding obligations of RBMG or a RBMG Subsidiary and, to the Knowledge of RBMG, all of the other parties thereto and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Schedule 3.27 hereto, (i) to the Knowledge of RBMG there is no Default by any party under any such RBMG Mortgage Servicing Agreement, (ii) there is no pending or, to the Knowledge of RBMG, threatened cancellation of any RBMG Mortgage Servicing Agreement, (iii) no material sanctions or penalties have been imposed upon RBMG under any Mortgage Servicing Agreement or under any applicable Regulation, and (iv) all of the RBMG Mortgage Servicing Agreements and the rights created thereunder are owned by RBMG free and clear of any Liens other than Liens in favor of RBMG's or such Subsidiary's lenders pursuant to financing arrangements, and upon the consummation of the Merger, will continue to be so owned by RBMG except upon termination by an Investor or Agency pursuant to Contract right. Neither RBMG nor any of its Subsidiaries is a party to any agreement under which a third party services RBMG Loans.

    3.28  Investor Commitments and Servicing Commitments.

    (a) Set forth in Schedule 3.28(a) hereto is a complete and correct list of each Investor Commitment to which RBMG or any RBMG Subsidiary was a party as of the date of this Agreement, and RBMG has made available to NetBank complete and correct copies of all Investor Commitments in effect on such date. Each Investor Commitment to RBMG or an RBMG Subsidiary constitutes a valid and binding obligation of RBMG or a RBMG Subsidiary, and, to the Knowledge of RBMG, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Schedule 3.28(a) hereto, each RBMG Loan or warehouse mortgage loan which is subject to an Investor Commitment is a Conforming Loan or is otherwise readily salable in the secondary market. No Investor Commitments are in Default.

    (b) Set forth in Schedule 3.28(b) hereto is a complete and correct list of each Servicing Commitment of RBMG and each RBMG Subsidiary as of the date of this Agreement, and RBMG has made available to NetBank complete and correct copies of all Servicing Commitments in effect on such date. Each Servicing Commitment of RBMG or a RBMG Subsidiary constitutes a valid and binding obligation of RBMG or the RBMG Subsidiary (as appliable), and, to the Knowledge of RBMG, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). No Servicing Commitments of RBMG or any RBMG Subsidiary are in Default.

    3.29  Custodial Accounts.  RBMG or an appropriate RBMG Subsidiary has full power and authority to maintain escrow accounts ("Custodial Accounts") for certain serviced loans. Except as disclosed in Schedule 3.29 hereto, such Custodial Accounts comply in all material respects with (i) all

27

applicable Regulations and the payment of interest on escrows and (ii) any terms of the mortgage loans (and mortgage servicing agreements) relating thereto. To the Knowledge of RBMG, the Custodial Accounts contain the amounts shown in the records of RBMG or RBMG Subsidiary (as applicable), which amounts represent all monies received or advanced by RBMG or RBMG Subsidiary as required by the applicable mortgage servicing agreements, less amounts remitted by or on behalf of RBMG or RBMG Subsidiary pursuant to applicable mortgage servicing agreements, except for checks in process.

    3.30  Pool Certification.  Except as set forth in Schedule 3.30 hereto, all pools relating to RBMG Loans have been properly balanced, reconciled, fully funded and certified, finally certified and recertified (if required) in accordance with applicable Regulations by the applicable Investor or Agency and have been aggregated pursuant to the requirements of the applicable Investor or Agency. The principal balance outstanding and owing on RBMG Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool. To the Knowledge of RBMG, no event has occurred or failed to occur which would require RBMG or any RBMG Subsidiary to repurchase any RBMG Loan from any pool, except with respect to the obligation to repurchase from GNMA pools, FHA Loans or VA Loans that are in the process of foreclosure (or equivalent procedure).

    3.31  Equipment Leasing.

    (a) All equipment leasing business of RBMG or its Affiliates is conducted by Republic Leasing Company, Inc.

    (b) Each equipment lease entered into by Republic Leasing Company, Inc. (each a "Lease," and collectively, the "Leases") was entered into and documented in compliance with all applicable Laws and constitutes a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), except where such noncompliance is reasonably likely to have individually or in the aggregate, a Material Adverse Effect on RBMG and where such matter is unresolved as of the date of this Agreement.

    3.32  Fairness Opinion.  RBMG has received from an independent financial advisor an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of RBMG from a financial point of view.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF NETBANK

    NetBank hereby represents and warrants to RBMG as follows:

    4.1  Organization, Standing, and Power of NetBank.  NetBank is duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. NetBank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or the Surviving Corporation. Attached hereto as Schedule 4.1 are certified copies of articles and bylaws of NetBank.

    4.2  Authority of NetBank; No Breach by Agreement.

    (a) NetBank has all requisite corporate power and authority necessary to execute, enter into, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the

28

consummation of the transactions contemplated hereby, except for any required approval of NetBank's shareholders in accordance with applicable Law in connection with the consummation of the Merger, have been duly and validly authorized, to the extent required, by all necessary corporate action in respect thereof on the part of NetBank. This Agreement represents a legal, valid, and binding obligation of NetBank, enforceable against NetBank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) The execution and delivery of this Agreement by NetBank, the consummation by NetBank of the transactions contemplated hereby, and compliance by NetBank with any of the provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws or any resolution adopted by the board of directors or shareholders of NetBank, or (ii) except as disclosed in Schedule 4.2(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of NetBank under, any Contract or Permit of NetBank, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or the Surviving Corporation, or (iii) subject to receipt of the requisite Consents referred to in Sections 6.3 and 7.1(c) constitute or result in a Default under, or require any Consent pursuant to, any Law, Regulation or Order applicable to NetBank or any NetBank Subsidiary or of any of their material Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Stock Market, and other than Consents required from Regulatory Authorities or Agencies, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or the Surviving Corporation, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NetBank of the transactions contemplated in this Agreement.

    4.3  NetBank Stock.

    (a) As of the date of this Agreement, the authorized capital shares of NetBank consists of 100,000,000 shares of NetBank Common Stock, of which 29,433,604 shares are issued and outstanding as of September 30, 2001, and 10,000,000 shares of preferred stock, no par value, of which none are issued and outstanding. All of the issued and outstanding shares of NetBank Common Stock and preferred stock are duly authorized and validly issued, fully paid and nonassessable. None of the outstanding shares of NetBank Stock has been issued in violation of any preemptive rights of NetBank's current or past shareholders.

    (b) Except as set forth in Schedule 4.3(b) hereto, there are no shares of capital stock or other equity securities of NetBank outstanding, nor are there any outstanding Equity Rights relating to the capital shares of NetBank.

    4.4  Financial Statements of NetBank.

    (a) (i) The Financial Statements of NetBank as of December 31, 1998, 1999 and 2000 (including, in each case, any related notes) (A) have been prepared in accordance with GAAP, (B) have applied GAAP on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), (C) comply with the requirements of Regulation S-X and the general rules and regulations of the SEC under the Securities Laws, and (D) fairly present in all material

29

respects the financial positions of NetBank as of the respective dates and the results of operations and cash flows for NetBank for the periods indicated.

      (ii) The Financial Statements of NetBank with respect to periods ended subsequent to December 31, 2000 have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes necessary for a comprehensive presentation of financial position, results of operations and cash flow activity required by GAAP for complete financial results. Such Financial Statements of NetBank do not contain any material omissions and do not misstate any material fact and, in the opinion of NetBank, all normal recurring adjustments necessary for a fair presentation of results have been included.

    (b) NetBank maintains a system of internal accounting controls, policies and procedures sufficient to ensure that all transactions relating to its business are executed in conformity in all material respects with the applicable rules, regulations, directives and instructions of governmental and regulatory authorities in a manner to permit preparation of proper financial statements and maintain accountability for NetBank's assets.

    4.5  Minute Books.  The minute books of NetBank contain or will contain at Closing accurate records of all meetings and other corporate actions of NetBank's shareholders and board of directors (including committees of the board of directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

    4.6  Subsidiaries.  Schedule 4.6 lists all of the Subsidiaries of NetBank and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by NetBank (directly or indirectly), the percentage ownership interest so owned by NetBank and its business activities. The outstanding shares of capital stock or other equity interests of NetBank's Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by NetBank free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Equity Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of NetBank's Subsidiaries, and there are no agreements, understandings or commitments relating to the right of NetBank to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of NetBank's Subsidiaries have been issued in violation of the preemptive rights of any person. Schedule 4.6 also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than NetBank's Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by NetBank. NetBank is not a Subsidiary of any Person.

    4.7  Organization, Standing and Authority of the Subsidiaries.  NetBank's depository institution Subsidiary is a federally chartered savings association with its deposits insured by the FDIC. Each of NetBank's Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of NetBank's Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such qualifications necessary, except for qualifications which if not obtained are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or the Surviving Corporation. No Subsidiary of NetBank is required to be qualified to do business in any other State of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been disclosed on Schedule 4.6.

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    4.8  Absence of Undisclosed Liabilities.  Except as disclosed in Schedule 4.8, NetBank has no material Liabilities, except those disclosed Liabilities which are accrued, reserved against or disclosed in the Financial Statements of NetBank. Except as disclosed in Schedule 4.8, NetBank has not incurred or paid any Liability since December 31, 2000, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice, (ii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or the Surviving Corporation, or (iii) in connection with the transactions contemplated by this Agreement.

    4.9  Absence of Certain Changes or Events.  Since December 31, 2000, except as disclosed in the Financial Statements of NetBank delivered prior to the date of this Agreement or as disclosed in Schedule 4.9, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank or its Assets.

    4.10  Tax Matters.

    (a) All Tax Returns required to be filed by or on behalf of NetBank and NetBank Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for such periods, except to the extent that all such failures to file, taken together, will not have a Material Adverse Effect on NetBank, its Subsidiaries, or the Surviving Corporation, and all material Tax Returns filed are complete and accurate in all material respects. All Taxes owed by NetBank and NetBank's Subsidiaries shown on any filed Tax Return have been paid. Neither NetBank nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that will result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on NetBank or any NetBank Subsidiary or on the Surviving Corporation, except as reserved against in the Financial Statements of NetBank delivered prior to the date of this Agreement or as disclosed in Schedule 4.10(a). All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation involving NetBank or its Subsidiaries have been paid. There are no material Liens with respect to Taxes upon any of the Assets of NetBank or its Subsidiaries.

    (b) NetBank and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (c) Neither NetBank nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

    (d) The unpaid Taxes of NetBank and its Subsidiaries (A) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (not taking into account any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom practice of NetBank and its Subsidiaries in filing their Tax Returns.

    (e) Deferred Taxes, if any, of NetBank and its Subsidiaries have been provided for in accordance with GAAP.

    (f)  Except as disclosed in Schedule 4.10(f), neither NetBank nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and neither NetBank nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for material Taxes of any Person (other than for NetBank and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

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    (g) NetBank and each of its Subsidiaries is in material compliance with, and the records of NetBank and each of its Subsidiaries contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

    (h) Neither NetBank nor any of its Subsidiaries has filed a consent under Internal Revenue Code §341(f) concerning collapsible corporations. Except as disclosed in Schedule 4.10(h), neither NetBank nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Internal Revenue Code §§280G and 162(m). Neither NetBank nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Internal Revenue Code §897(c)(2) during the applicable period specified in Internal Revenue Code §897(c)(1)(A)(ii).

    (i)  Exclusive of the transactions contemplated herein, there has been no ownership change, as defined in Internal Revenue Code Section 382(g), in NetBank or any of its Subsidiaries during or after any Taxable Period in which NetBank or any of its Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

    (j)  Neither NetBank nor any of its Subsidiaries has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (k) NetBank and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Internal Revenue Code §481(c) or any corresponding or similar provision of state, local or foreign income Tax law, a listing of which is set forth in Schedule 4.10(k)(A); (B) "closing agreement" as described in Internal Revenue Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Internal Revenue Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

    (l)  None of NetBank or any of its Subsidiaries expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any material Tax Liability of NetBank nor any of its Subsidiaries claimed or raised by any authority in writing. NetBank has delivered to RBMG correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by NetBank and its Subsidiaries since December 31, 1997.

    4.11  Assets.

    (a) Except as disclosed in Schedule 4.11(a) hereto or as disclosed or reserved against in the Financial Statements of NetBank, NetBank and each of its Subsidiaries has good and marketable title, free and clear of all Liens, to all of its respective Assets, other than such defects which would not have individually or in the aggregate a Material Adverse Effect on NetBank. All tangible properties used in the respective businesses of NetBank and each of its Subsidiaries are usable in the ordinary course of business consistent with NetBank's or each Subsidiary's past practices.

    (b) All leases or subleases held by NetBank or any of its Subsidiaries, which affect any of NetBank's or NetBank's Subsidiaries' Assets material to its business, are (i) valid contracts enforceable

32

NetBank or such Subsidiary (as applicable) and to the Knowledge of NetBank or any Subsidiary no counterparty has alleged that it is not enforceable against it (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), (ii) in full force and effect, and (iii) not subject to any material Default. All real property or facilities leases held by NetBank or any NetBank Subsidiary as lessee, and all Material Equipment Leases, are listed on Schedule 4.11(b) hereto.

    (c) NetBank and each of its Subsidiaries currently maintains, and NetBank and each of its Subsidiaries will maintain through the Closing Date (subject to changes in the ordinary course their respective businesses), the property and casualty insurance ("P&C insurance") policies described in Schedule 4.11(c). Neither NetBank nor any of its Subsidiaries has received written notice from any P&C insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of P&C insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000, or in the aggregate exceeding $1,000,000, pending under such policies of P&C insurance and no written notices of claims in excess of such amounts have been given by NetBank or any of its Subsidiaries under such policies. Schedule 4.11(c) lists all pending claims by NetBank or any of its Subsidiaries under P&C insurance policies as of the Closing Date.

    (d) The respective Assets of NetBank and of each of its Subsidiaries include all material Assets required to operate its respective business as presently conducted, and neither NetBank nor any of its Subsidiaries has disposed of any Assets since December 31, 2000, other than in the ordinary course of business except for dispositions which if not done in the ordinary course are not likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank.

    4.12  Intellectual Property.  Schedule 4.12 is a complete and accurate list of all copyrights, patents, trademarks, service marks, trade names, domain names, and applications therefor owned by or licensed to NetBank or any NetBank Subsidiary ("NetBank Marks"). NetBank and each of its Subsidiaries owns or has a license to use all of the Intellectual Property used by such entity in the ordinary course of its respective business. Each of NetBank and its Subsidiaries is the owner of or has license to any Intellectual Property sold or licensed by NetBank or such Subsidiary to third parties in connection with the business operations of NetBank or such Subsidiary (as applicable), and possesses the right to convey by sale or license any Intellectual Property so conveyed. Neither NetBank nor any of its Subsidiaries is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending, or, to the Knowledge of NetBank, threatened, which challenge the rights of NetBank or any of its Subsidiaries with respect to any Intellectual Property used, sold or licensed by NetBank or any of its Subsidiaries in the course of the business of NetBank or any NetBank Subsidiary, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of NetBank, no proceedings have been instituted, or are pending, or, threatened, which challenge the rights of any licensor to any Intellectual Property licensed by NetBank and used by NetBank in the course of the business of NetBank or any NetBank Subsidiary, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of NetBank, the conduct of the business of NetBank and of its Subsidiaries does not infringe on the Intellectual Property rights of any other person. Except as disclosed in Schedule 4.12 hereto, and except for such payments which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank, neither NetBank nor any NetBank Subsidiary is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

    4.13  Environmental Matters.

    (a) Except as disclosed in Schedule 4.13(a) hereto, all property owned by NetBank and each of its Subsidiaries is, and has been, in compliance with all Environmental Laws.

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    (b) There is no Litigation pending or, to the Knowledge of NetBank, threatened, before any court, governmental agency, or authority or other forum in which NetBank or any of its Subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by NetBank or any of its Subsidiaries or any neighboring property, nor, to the Knowledge of NetBank, is there any reasonable basis for any Litigation of a type described in this sentence.

    (c) Except as disclosed in Schedule 4.13(c) hereto, during the period of (i) any ownership or operation of any current Asset by NetBank or any of its Subsidiaries, or (ii) any participation in the management of any Participation Facility or any Operating Property by NetBank or any of its Subsidiaries, to the Knowledge of NetBank, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties. Except as disclosed in Schedule 4.13(c) hereto, prior to the period of (i) any ownership or operation by NetBank or any of its Subsidiaries of any of its respective current properties, (ii) any participation in the management of any Participation Facility or any Operating Property by NetBank or a NetBank Subsidiary, to the Knowledge of NetBank, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

    4.14  Compliance with Laws.  Except as disclosed in Schedule 4.14 hereto, NetBank and each of its Subsidiaries:

    (a) is not in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments); or

    (b) has in effect all Permits necessary for it to own, hold, lease, or operate its respective material Assets and to carry on its respective businesses as now conducted; there has occurred no material Default under any such Permit, and NetBank or its Subsidiaries (as applicable) is not in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

    (c) has not entered into any written agreement with the Office of Thrift Supervision; or

    (d) since December 31, 1998, has not received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (1) asserting that it is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank, (2) threatening to revoke any Permits, or (3) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to RBMG; or

    (e) since December 31, 1998, has not received any written notification or written communication from any Agency or the staff thereof (1) asserting that it is not in compliance with any Regulation applicable to NetBank or any of its Subsidiaries where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank and where such noncompliance is unresolved as of the date of this Agreement, or (2) threatening to revoke any authority granted to NetBank or its Subsidiaries by such Agency where the question of the revocation of such authority

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remains unresolved as of the date of this Agreement (unless the resolution was to revoke such authority) and such revocation is reasonably likely to have, individually or in the aggregate with similar revocations, a Material Adverse Effect on NetBank or the Surviving Corporation.

    4.15  Labor Relations.  Except as disclosed in Schedule 4.15 hereto, neither NetBank nor any NetBank Subsidiary is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is NetBank or any NetBank Subsidiary a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving NetBank or any NetBank Subsidiary pending or to the Knowledge of NetBank threatened, nor to the Knowledge of NetBank are there any activities involving the employees of NetBank or of any NetBank Subsidiary who are seeking to certify a collective bargaining unit or engaging in any other organization activity.

    4.16  Employees; Compensation; Benefit Plans.

    (a) Compensation. Schedule 4.16(a) is a complete and correct list of the name, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or other benefits that do not rise to the level of a Plan, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of NetBank and each of its Subsidiaries and each other person (in each case other than as an employee) to whom NetBank or any Subsidiary of NetBank pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

    (b) Employee Benefit Plans. Except as otherwise disclosed in Schedule 4.16(b):

       (i) Schedule 4.16(b) is an accurate and complete list of all Plans contributed to, maintained or sponsored by NetBank or any Subsidiary of NetBank, to which NetBank or any of its Subsidiaries is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Internal Revenue Code, of which NetBank or any of its Subsidiaries is a member (each, a "NetBank Plan").

      (ii) Neither NetBank nor any of its Subsidiaries contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Internal Revenue Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

      (iii) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of NetBank or any of its Subsidiaries to severance pay, unemployment compensation or any other similar compensation, except as expressly provided in this Agreement, or (ii) accelerate or potentially accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

      (iv) Each NetBank Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all material respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Internal Revenue Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the NetBank Plans (other

35

  than routine claims for benefits) are pending or threatened, and there are no facts which could reasonably be expected to give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No NetBank Plan that is subject to the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Internal Revenue Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Internal Revenue Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any NetBank Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such NetBank Plan, and the PBGC has not commenced or threatened the termination of any NetBank Plan. None of the assets of NetBank or any of its Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code, neither NetBank nor any of its Subsidiaries has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject NetBank or any of its Subsidiaries to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Internal Revenue Code or to a fine or penalty under Section 502(c) of ERISA.

      (v) Each NetBank Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Internal Revenue Code of such NetBank Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such NetBank Plan or the tax exempt status of such related trust.

      (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code) of which NetBank or any of its Subsidiaries is a member or was a member during such five-year period.

     (vii) As of December 31, 2000, the fair market value of the assets of each NetBank Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each NetBank Plan that is subject to the funding requirements of Section 412 of the Internal Revenue Code and Section 302 of ERISA, all contributions legally required to be made by the Closing Date for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Internal Revenue Code) shall have been made. With respect to each other NetBank Plan, all payments, premiums, contributions, and reimbursements required to be made by the Closing Date for all periods ending prior to or as of the Closing Date shall have been made.

     (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code, whether by statutory, class or individual exemption) has occurred with respect to any NetBank Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Internal Revenue Code or Section 409 or 502(i) of ERISA. Neither NetBank nor, to the best knowledge of NetBank, any Subsidiary of NetBank, any

36

  trustee, administrator or other fiduciary of any NetBank Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject NetBank or any of its Subsidiaries to any liability for breach of fiduciary duty under ERISA.

      (ix) With respect to each NetBank Plan, all reports and information required to be filed with any government agency or distributed to NetBank Plan participants and their beneficiaries have been duly and timely filed or distributed.

      (x) NetBank and each of its Subsidiaries has been and is presently in compliance in all material respects with all of the requirements of Section 4980B of the Internal Revenue Code.

      (xi) Neither NetBank nor any of its Subsidiaries has a liability as of December 31, 2000 under any NetBank Plan that, to the extent disclosure is required under GAAP, is not included or disclosed on the consolidated balance sheet included in the Financial Statements of NetBank. With respect to any NetBank Plan that is a self-funded group health plan, NetBank has set aside sufficient reserves or will set aside sufficient reserves prior to the Closing, as reflected on the Financial Statements of NetBank, to satisfy all incurred, but unreported, claims as of the plan's termination date were such plan to be terminated on or prior to the Closing.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) NetBank's or any NetBank Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the NetBank Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the NetBank Plans (except to the extent benefits may be deemed increased by accelerated vesting or accelerated allocation of previously unallocated NetBank Plan assets).

     (xiii) With respect to each NetBank Plan, NetBank has disclosed or made available to RBMG, true, complete and correct copies of (A) all documents pursuant to which the NetBank Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the NetBank Plans as applied to NetBank and any of its Subsidiaries may be amended or terminated at any time by action of NetBank's board of directors, or such NetBank Subsidiary's board of directors, as the case may be, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the NetBank Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of NetBank or a Subsidiary of NetBank thereunder).

    4.17  Material Contracts.

    (a) Except as disclosed in Schedule 4.17(a) hereto, neither NetBank nor any of its Subsidiaries (nor their respective Assets, business, or operations) is a party to, is bound by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 or such a Contract providing for aggregate payments to any single Person in a period longer than a Calendar Year in the aggregate in excess of $500,000, (ii) any Contract or indemnity under which NetBank or any NetBank Subsidiary has created, incurred, assumed or guaranteed debt including without limitation any indebtedness for borrowed money, or any capitalized lease or purchase money obligation by NetBank or any NetBank Subsidiary, or by NetBank's or NetBank's Subsidiaries' employees, officers or directors, or the guarantee by NetBank or a NetBank Subsidiary of any such obligation, (iii) any Contract,

37

including, without limitation, agreements or memoranda of understanding with any Regulatory Authority, which prohibits or restricts NetBank or any NetBank Subsidiary from engaging in any of its business activities, (iv) any Contract between NetBank or any NetBank Subsidiary and (A) any Person who directly owns 10% or greater equity or voting interest of NetBank or any of NetBank's Subsidiaries or (B) any Affiliate, or any extensions of credit outstanding to clients, employees or any third parties (excluding customers in the ordinary course of business on terms commercially available to the general public), (v) any Contract relating to the provision of data processing, network communication, or other technical services provided to or by NetBank or any NetBank Subsidiary, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, or (vii) any agreement (including all master commitments and loan purchase contracts) between NetBank or any NetBank Subsidiary and any Agency or Investor pursuant to which NetBank or any NetBank Subsidiary sold more than $10 million in principal amount of mortgage loans since December 31, 2000, (viii) any agreement between NetBank or any NetBank Subsidiary and any Investor pursuant to which NetBank or NetBank Subsidiary sold more than $2.5 million in mortgage servicing rights since December 31, 2000, and (ix) any insurance or guaranty contracts, including contracts with any private mortgage insurer or pool insurance provider with respect to the Mortgage Loans (the "NetBank Contracts"). All NetBank Contracts are properly accrued for in accordance with GAAP as of the date hereof and as of the Closing Date.

    (b) With respect to the NetBank Contracts and except as disclosed in Schedule 4.17(b) hereto: (i) each NetBank Contract is a valid contract enforceable against NetBank or a NetBank Subsidiary (as applicable) and to the Knowledge of NetBank no counterparty has alleged that it is not enforceable against them; (ii) neither NetBank nor any NetBank Subsidiary is in material Default or alleged to be in material Default thereunder, (iii) neither NetBank nor any NetBank Subsidiary has repudiated or waived any material provision of a NetBank Contract; and (iv) no other party to a NetBank Contract is, to the Knowledge of NetBank, in Default in any respect or has repudiated or waived any material provision thereunder.

    (c) Except as disclosed in Schedule 4.17(c) hereto, no officer, director or employee of NetBank or a NetBank Subsidiary is party to a NetBank Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including NetBank or a NetBank Subsidiary.

    (d) All of the indebtedness in excess of $100,000 of NetBank and of each of its Subsidiaries for any money borrowed is prepayable at any time without penalty or premium.

    4.18  Legal and Disciplinary Proceedings.  Except as disclosed in Schedule 4.18 hereto, there is no Litigation instituted, pending or, to the Knowledge of NetBank, threatened (or unasserted but considered likely of assertion) against NetBank or any NetBank Subsidiary, or against any director, employee or employee benefit plan (acting in such capacity) of NetBank or any NetBank Subsidiary, or against any Asset, interest, or right of NetBank or any NetBank Subsidiary, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against NetBank or any NetBank Subsidiary that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NetBank.

    4.19  Reports.  Since December 31, 1998, or the date of organization if later, NetBank and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with any Regulatory Authority or Agency. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or

38

necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.20  Accounting, Tax and Regulatory Matters.  Neither NetBank nor any NetBank Subsidiary has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereunder from qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities or Agencies referred to in Sections 6.3 or 7.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(c).

    4.21  Articles of Incorporation Provisions.  NetBank has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its articles of incorporation, bylaws or other governing instruments.

    4.22  Statements True and Correct.  No written statement, certificate, instrument or other writing furnished or to be furnished by NetBank to RBMG pursuant to this Agreement (or any other document, agreement or instrument referred to herein) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that NetBank is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by NetBank or any NetBank Subsidiary for inclusion in the Registration Statement to be filed by NetBank with the SEC will be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

    4.23  Consents and Approvals; No Violations.  Except for the approval of the Office of Thrift Supervision as described in Section 6.3 hereto, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state insurance and mortgage brokerage laws or regulations, and the filing and acceptance for record or recordation of a merger certificate as required by the OCGA, no filing with or notice to, and no permit, authorization, consent or approval of, any Regulatory Authority is necessary for the execution and delivery by NetBank of this Agreement or the consummation by NetBank of the transactions contemplated hereby and thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on NetBank or the Surviving Corporation. Neither the execution, delivery and performance of this Agreement by NetBank nor the consummation by NetBank of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar charter or organizational documents) of NetBank, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which NetBank is a party or by which any of its properties or Assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to NetBank or the Merger or any NetBank Subsidiary or any of their respective properties or Assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on NetBank, its Subsidiaries, or the Surviving Corporation.

    4.24  Lender and Servicer Qualifications.

    (a) NetBank or an appropriate NetBank Subsidiary (i) is qualified (A) by FHA as an approved mortgagee and servicer for mortgage loans which are insured by the FHA ("FHA Loans"), (B) by the

39

VA as a lender and servicer for mortgage loans guaranteed by the VA ("VA Loans"), (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and by FNMA under the Delegated Underwriting and Servicing Program, and (D) by GNMA as an authorized issuer and servicer of GNMA guaranteed mortgage-backed securities; and (ii) has all other material Permits necessary to conduct its current mortgage banking business, and is in good standing under all applicable Laws, and under all applicable Regulations, as a mortgage broker, lender and servicer. Schedule 4.24(a) lists each jurisdiction in which NetBank or the appropriate NetBank Subsidiary has obtained or applied for a Permit. Except as disclosed in Schedule 4.24(a), NetBank and each NetBank Subsidiary:

      (x) to the Knowledge of NetBank, is not in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business as interpreted by the respective courts and Agencies having jurisdiction over NetBank or any NetBank Subsidiary as of the date of this Agreement or the Closing Date, nor is there a reasonable probability of the operation or practices of NetBank or any NetBank Subsidiary being held to be in violation of such Laws, Orders or Permits; or

      (y) has not received any notification or communication from any agency or department of federal, state, or local government or any Agency or the staff thereof (i) asserting that NetBank or any NetBank Subsidiary is not in compliance with any of the Laws or Orders which such governmental authority or Agency enforces, or (ii) threatening to revoke any Permits.

    (b) Except as disclosed in Schedule 4.24(b) hereto, NetBank and its Subsidiaries have been and are in compliance in all material respects with all Laws (including the Regulations) and Orders of any court or governmental authorities applicable to it, its Assets and its conduct of business, the breach of which would require the repurchase of a NetBank Loan or result in NetBank or a NetBank Subsidiary incurring a loss. NetBank and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports required by any Investor, Agency or insurer or by any Law to be filed. To the Knowledge of NetBank, neither NetBank nor its Subsidiaries has done or caused to be done, or has failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, FNMA, FHLMC, GNMA or HUD, (ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA guarantee or commitment of the VA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurers, (ix) any surety or guaranty agreement, or (x) any guaranty issued by GNMA, FNMA or FHLMC to NetBank or any NetBank Subsidiary respecting mortgage-backed securities issued by NetBank or any NetBank Subsidiary and other like guaranties. Except as set forth in Schedule 4.24(b), since January 1, 1998, no Agency, Investor or private mortgage insurer has (i) claimed that NetBank or any NetBank Subsidiary has violated or has not complied with the applicable underwriting standards with respect to NetBank Loans sold by NetBank or any NetBank Subsidiary to an Investor or Agency, or with respect to any sale of mortgage servicing rights to an Investor, or (ii) imposed restrictions on the activities (including commitment authority) of NetBank or any NetBank Subsidiary.

    (c) Except as set forth in Schedule 4.24(c) hereto, to the Knowledge of NetBank no NetBank Loan has been originated and/or serviced by NetBank or any NetBank Subsidiary in violation of any Law or Regulation, the violation of which could reasonably result in NetBank or any NetBank Subsidiary incurring a loss for GAAP purposes in excess of $400,000.

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    4.25  Loan and Mortgage Servicing Portfolio.

    (a) Each NetBank Loan conforms to the Agency and Investor requirements (including the Regulations), and each NetBank Loan (i) is eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or insurer; or (ii) if NetBank or any NetBank Subsidiary has sold or will sell mortgage servicing rights with respect to a NetBank Loan to an Investor, is eligible for the sale of mortgage servicing rights to the applicable Investor. NetBank and its Subsidiaries each have originated, underwritten, funded, serviced and sold (as applicable) each NetBank Loan in compliance with applicable federal, state and local legal and regulatory requirements (including licensing statutes and regulations) and in accordance with Agency and Investor requirements (including the Regulations) and the related NetBank Loan documents. Each NetBank Loan (i) is, except as set forth in Schedule 4.25(a) hereto, evidenced by a note or other evidence of indebtedness with such terms as are customary in the business; (ii) is duly secured by a mortgage, security deed or deed of trust (a "mortgage") with such terms as are customary in the business and which grants the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to loans originated as first mortgages, and with respect to loans originated as second mortgages, a second priority lien on the subject, and which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (iii) is accompanied by a hazard insurance policy covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of NetBank or a NetBank Subsidiary or the assignee of NetBank or a NetBank Subsidiary, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency or requested by the mortgagor. NetBank and its Subsidiaries have complied in all material respects with all of its obligations under the insurance policies described in this clause (iii); and (iv) except as set forth in Schedule 4.25(a), is covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any Law applicable to such loan. NetBank and its Subsidiaries have substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and the Laws related thereto, the insurance or guaranty is in full force and effect with respect to each such loan, and there is no Default that would result in the revocation of any such insurance or guaranty. Except as set forth in Schedule 4.25(a), each warehouse mortgage loan is a NetBank Loan that is or is eligible to be an FHA Loan or a VA Loan or which is a loan eligible to be sold to FNMA or FHLMC ("Conforming Loan") or is subject to a commitment of a Person to purchase a NetBank Loan owned by NetBank or a NetBank Subsidiary ("Investor Commitment"). To the Knowledge of NetBank or any NetBank Subsidiary, no NetBank Loans are in Default except as reflected on the records of NetBank or NetBank Subsidiary.

    (b) To the Knowledge of NetBank, all NetBank Loans are genuine, valid and legally binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state Laws requiring creditors to proceed against the collateral before pursuing the borrower, (iii) state Laws on deficiencies, and (iv) the matters set forth in Schedule 4.25(b) hereto. Except as set forth in Schedule 4.25(b), neither the operation of any of the terms of any NetBank Loan, nor the exercise of any right thereunder, has rendered or will render the related mortgage or note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Loan Documents for all NetBank Loans were in compliance in all material respects with

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applicable Laws and Regulations and Investor and Agency requirements upon origination of the underlying NetBank Loan and are complete in all material respects.

    (c) All NetBank Loans held for the account of NetBank or a NetBank Subsidiary (whether or not for future sale or delivery to an Investor or Agency) are owned by NetBank or such Subsidiary free and clear of any Lien other than Liens in favor of NetBank's or such Subsidiary's lender banks pursuant to financing arrangements. Such NetBank Loans have been duly recorded or submitted for recordation in the appropriate filing office in the name of NetBank or NetBank Subsidiary, as applicable, as mortgagee or, for loans registered through MERS, in the name of MERS. Neither NetBank nor any NetBank Subsidiary has, with respect to any such NetBank Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such NetBank Loan which has not been promptly applied to such NetBank Loan in accordance with the terms thereof. To the Knowledge of NetBank, there exists no physical damage to any property securing a NetBank Loan ("Collateral"), which physical damage is not insured against in compliance with the Regulations or would cause any NetBank Loan to become delinquent or adversely affect the value or marketability of any NetBank Loan, Servicing Rights or Collateral.

    (d) To the Knowledge of NetBank, (i) all monies received with respect to each NetBank Loan have been properly accounted for and applied, (ii) upon origination, all of NetBank Loans were fully disbursed in accordance with applicable law and regulations and (iii) all payoff and assumption statements with respect to each NetBank Loan provided by NetBank or a NetBank Subsidiary to borrowers or their agents were, at the time they were provided, complete and accurate in all material respects.

    (e) The responsibilities of NetBank and each NetBank Subsidiary with respect to all applicable Taxes (including tax reporting for the period prior to the Closing), assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the NetBank Loans have been duly met in all material respects, both individually or in the aggregate. All Tax identifications are correct and complete in all material aspects and comply with all applicable Laws in all material respects, and property descriptions contained in any Loan Document for a NetBank Loan are legally sufficient in all material respects.

    (f)  NetBank has provided RBMG with a copy of the internal practices and procedures of NetBank and each NetBank Subsidiary; and NetBank, each NetBank Subsidiary, and employees of NetBank and each NetBank Subsidiary have complied and are in compliance with such practices and procedures. All such practices and procedures and all form disclosures, notices, broker agreements, notes, mortgages, instruments and agreements used in the business of NetBank or any NetBank Subsidiary comply in all material respects with (a) all applicable Consumer Credit Law, (b) all standards imposed by the Agencies and Investors, to the extent applicable, and (c) any other applicable Law or Regulation.

    4.26  No Recourse.

    (a) Neither NetBank nor any NetBank Subsidiary normally or ordinarily incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable mortgage servicing agreement. Except as set forth in Schedule 4.26(a) hereto, neither NetBank nor any NetBank Subsidiary is a party to (i) any Contract with (or otherwise obligated to) any Person, including an Investor, Agency or insurer, to repurchase from any such Person any NetBank Loan, mortgaged property serviced for others or previously disposed loans; or (ii) any Contract to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such NetBank Loan, mortgaged property, or previously disposed loans except in either case where such recourse is based upon a breach by NetBank or a NetBank Subsidiary of a customary representation, warranty or undertaking. Also except as set forth on Schedule 4.26(a) hereto, neither NetBank nor any NetBank

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Subsidiary is a party to any Contract with (or otherwise obligated to) any Person to sell NetBank Loan servicing to any such Person.

    (b) Except as set forth in Schedule 4.26(b) hereto, there are no pooling, participation, servicing or other Contracts to which NetBank or any NetBank Subsidiary is a party which obligate it to make servicing advances with respect to defaulted or delinquent NetBank Loans other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. The amounts that, as of the Effective Date, have been advanced by NetBank or NetBank Subsidiary in connection with servicing the NetBank Loans (including principal, interest, taxes and insurance premiums) and which are permitted to be paid by NetBank or NetBank Subsidiary as the servicer of the NetBank Loans pursuant to applicable Investor or Agency requirements and the terms of the applicable mortgage servicing agreement will be valid and subsisting amounts owing to NetBank or NetBank Subsidiary, subject to the terms of the applicable mortgage servicing agreement.

    4.27  Mortgage Servicing Agreements.  Schedule 4.27 hereto lists all agreements under which NetBank or any NetBank Subsidiary services loans on behalf of third parties, or under which any third party services NetBank Loans (the "NetBank Mortgage Servicing Agreements"), as of the date of this Agreement. Except as set forth in Schedule 4.27, the NetBank Mortgage Servicing Agreements set forth all the terms and conditions of NetBank's or NetBank Subsidiary's (as applicable) rights against and obligations to the Agencies and Investors and they have not been modified in writing to any extent or otherwise in any material respect. All of the NetBank Mortgage Servicing Agreements are valid and binding obligations of NetBank or a NetBank Subsidiary and, to the Knowledge of NetBank, all of the other parties thereto and are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Schedule 4.27 hereto, (i) to the Knowledge of NetBank there is no Default by any party under any such NetBank Mortgage Servicing Agreement, (ii) there is no pending or, to the Knowledge of NetBank, threatened cancellation of any NetBank Mortgage Servicing Agreement, (iii) no material sanctions or penalties have been imposed upon NetBank under any Mortgage Servicing Agreement or under any applicable Regulation, and (iv) all of the NetBank Mortgage Servicing Agreements and the rights created thereunder are owned by NetBank free and clear of any Liens other than Liens in favor of NetBank's or such Subsidiary's lender banks pursuant to financing arrangements, and upon the consummation of the Merger, will continue to be so owned by NetBank except upon termination by an Investor or Agency pursuant to Contract right.

    4.28  Investor Commitments and Servicing Commitments.

    (a) Set forth in Schedule 4.28(a) hereto is a complete and correct list of each Investor Commitment to which NetBank or any NetBank Subsidiary was a party as of the date of this Agreement, and NetBank has made available to RBMG complete and correct copies of all Investor Commitments in effect on such date. Each Investor Commitment to NetBank or a NetBank Subsidiary constitutes a valid and binding obligation of NetBank or a NetBank Subsidiary, and, to the Knowledge of NetBank, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Except as set forth in Schedule 4.28(a) hereto, each NetBank Loan or warehouse mortgage loan which is subject to an Investor Commitment is a Conforming Loan or is otherwise readily salable in the secondary market. No Investor Commitments are in Default.

    (b) Set forth in Schedule 4.28(b) hereto is a complete and correct list of each Servicing Commitment of NetBank or any NetBank Subsidiary as of the date of this Agreement, and NetBank has made available to RBMG complete and correct copies of all Servicing Commitments in effect on such date. Each Servicing Commitment of NetBank or a NetBank Subsidiary constitutes a valid and binding obligation of NetBank or the NetBank Subsidiary (as applicable), and, to the Knowledge of

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NetBank, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). No Servicing Commitments of NetBank or any NetBank Subsidiary are in Default.

    4.29  Custodial Accounts.  NetBank or an appropriate NetBank Subsidiary has full power and authority to Custodial Accounts for certain serviced loans. Except as disclosed in Schedule 4.29 hereto, such Custodial Accounts comply in all material respects with (i) all applicable Regulations and the payment of interest on escrows and (ii) any terms of the mortgage loans (and mortgage servicing agreements) relating thereto. To the Knowledge of NetBank, the Custodial Accounts contain the amounts shown in the records of NetBank or a NetBank Subsidiary (as applicable), which amounts represent all monies received or advanced by NetBank or a NetBank Subsidiary as required by the applicable mortgage servicing agreements, less amounts remitted by or on behalf of NetBank or a NetBank Subsidiary pursuant to applicable mortgage servicing agreements, except for checks in process.

    4.30  Pool Certification.  Except as set forth in Schedule 4.30 hereto, all pools relating to NetBank Loans have been properly balanced, reconciled, fully funded and certified, finally certified and recertified (if required) in accordance with applicable Regulations by the applicable Investor or Agency and have been aggregated pursuant to the requirements of the applicable Investor or Agency. The principal balance outstanding and owing on the NetBank Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool. To the Knowledge of NetBank, no event has occurred or failed to occur which would require NetBank or any NetBank Subsidiary to repurchase any NetBank Loan from any pool, except with respect to the obligation to repurchase from GNMA pools, FHA Loans or VA Loans that are in the process of foreclosure (or equivalent procedure).

    4.31  Equipment Leasing.  Neither NetBank nor any NetBank Subsidiary engages in or has engaged in the business of equipment leasing as of the date of this Agreement.

    4.32  Fairness Opinion.  NetBank has received from an independent financial advisor an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of NetBank from a financial point of view.

    4.33  Loan Portfolio.  Except as disclosed in writing to RBMG, neither NetBank nor any NetBank Subsidiary is a party to (i) a NetBank Loan, other than any NetBank Loan the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of September 30, 2001 over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) NetBank Loan with any director, executive officer or five percent or greater stockholder of NetBank or any NetBank Subsidiary, or to the knowledge of NetBank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 4.33 hereto sets forth (i) all of the NetBank Loans in original principal amount in excess of $100,000 of NetBank or any of its Subsidiaries that as of September 30, 2001, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of loan (i.e., commercial consumer, etc.), all of the other NetBank Loans that as of September 30, 2001, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such NetBank Loans by category and (iii) each asset of NetBank that as of September 30, 2001, was classified as "Other Real Estate Owned" and the book value thereof. NetBank shall promptly inform RBMG in writing of any NetBank Loan that becomes classified in the manner described in the previous sentence, or any NetBank Loan the classification of which is changed, at any time after the date of this Agreement.

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ARTICLE 5.
COVENANTS

    5.1  Affirmative Covenants of RBMG.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of NetBank shall have been obtained, and except as otherwise expressly contemplated herein, RBMG shall, in the usual, regular, and ordinary course, (a) use its reasonable good faith efforts to preserve intact its respective business organization and Assets and maintain its rights and franchises; (b) take no action which would materially adversely affect the ability of any Person to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(c) or 7.1(d), or materially adversely affect the ability of any Person to perform its covenants and agreements under this Agreement; and (c) furnish upon request NetBank with copies of any internal operational management reports or Litigation Management report.

    5.2  Negative Covenants of RBMG.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NetBank shall have been obtained and except as otherwise expressly contemplated herein or in the Schedules hereto, RBMG will not, and shall cause each of its Subsidiaries not to, do or agree or commit to do any of the following:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish, acquire or engage in any new type of activity; or

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $0.11 per share of RBMG Common Stock payable on record dates and in amounts consistent with past practices, or

    (c) except as set forth on Exhibit 5.2(c) hereto, amend its articles of incorporation or bylaws; or

    (d) except as set forth on Exhibit 5.2(d), incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of its business consistent with past practice or impose, or suffer the imposition, on any of its Assets any Lien or permit any such Lien to exist, except in the ordinary course of its business; or

    (e) except as set forth on Exhibit 5.2(e) hereto, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of its capital shares or make any other distribution in respect of its capital shares, other than as necessary to exchange the Unexercised RBMG Options as provided in Section 2.9 hereto; or

    (f)  issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its capital stock or any share appreciation rights, or any option, warrant, or other Equity Right except pursuant to the exercise of or issuance under the RBMG Employee Stock Ownership Plan, RBMG Dividend Reinvestment Stock and Purchase Plan, and the RBMG Stock Investment Plan, it being understood and agreed by the Parties hereto that all of the foregoing stock plans and any other employee stock options to purchase RBMG Common Stock, with the exception of the Rollover Options, shall be terminated by RBMG on or prior to the Closing Date; or

    (g) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for its shares of capital stock; or

    (h) except as set forth on Exhibit 5.2(h) hereto: (i) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; (ii) acquire control over any other entity; or (iii) liquidate, sell, lease, mortgage, or otherwise encumber or dispose of any Assets or

45

acquire any Assets other than in the ordinary course of its business consistent with past practices for reasonable and adequate consideration; or

    (i)  fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on RBMG; or

    (j)  make any material investment for its own account, either by purchase of shares or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person other than in the ordinary course of business; or

    (k) grant any increase in compensation or benefits to any of its employees or officers except (i) in accordance with past practice, (ii) as disclosed in Exhibit 5.2(k) hereto, or (iii) as required by Law; pay any material severance or termination pay or any material bonus other than pursuant to RBMG Plans, written policies or written Contracts in effect on the date of this Agreement and disclosed in Exhibit 5.2(k) hereto; or except as set forth on Exhibit 5.2(k) hereto, enter into or amend any severance agreements with its officers; grant any material increase in fees or other increases in compensation or other benefits to its directors except in accordance with past practice; or voluntarily accelerate the vesting of any employee benefits or other Equity Rights provided, however, that nothing contained herein shall prohibit RBMG from paying 2001 bonuses under its incentive bonus plans and provided further that RBMG shall be entitled to extend, for a maximum of one year, the term of existing change of control agreement between RBMG and any employee of RBMG which would otherwise expire pursuant to its existing terms prior to the Effective Time; or

    (l)  enter into or amend any employment Contract entered into with any Person having a salary and incentive plan thereunder in excess of $100,000 per year (unless such amendment is required by Law) that it does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

    (m) adopt any new RBMG Plan or terminate or withdraw from, or make any material change in or to, any existing RBMG Plans other than a change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such RBMG Plans, except as necessary to comply with Law, the terms of such plans, or past practices; or

    (n) except as set forth in Exhibit 5.2(n) hereto, settle any Litigation involving any of its Liabilities or the Liabilities of any Affiliate if such settlement would include either payment of $100,000 or an agreement to material restrictions upon the operations of its business; or

    (o) change its methods of accounting or systems of internal accounting controls in effect at December 31, 2000, except as required by changes in regulatory accounting requirements or GAAP concurred in by outside auditors after 5 days' prior notice to NetBank, or change any of its material methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2000, except (i) as required by changes in law or regulation or (ii) which are not material and which are taken in the ordinary and usual course of business consistent with prior practice; or

    (p) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $100,000) or waive, release, compromise or assign any material rights or claims; or

    (q) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, RBMG or any RBMG Subsidiary or any business combination with RBMG or any RBMG Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of RBMG or any RBMG Subsidiary to

46

do any of the above; or fail to notify NetBank immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (q) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, RBMG is advised by legal counsel that in its opinion the failure to so furnish information or negotiate could constitute a breach of the fiduciary duty of RBMG's board of directors to the RBMG shareholders;

    (r) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $100,000, for any one expenditure, or $500,000 in the aggregate, except for expenditures previously disclosed to NetBank, including without limitation the new loan origination system and leasehold improvements to the new Columbia, South Carolina headquarters and the new Jacksonville, Florida center;

    (s) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied.

    5.3  Affirmative Covenants of NetBank.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of RBMG shall have been obtained, and except as otherwise expressly contemplated herein, NetBank shall, in the usual, regular, and ordinary course, (a) use its reasonable good faith efforts to preserve intact its respective business organization and Assets and maintain its rights and franchises; (b) take no action which would materially adversely affect the ability of any Person to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(c) or 7.1(d), or materially adversely affect the ability of any Person to perform its covenants and agreements under this Agreement; and (c) furnish upon request RBMG with copies of any internal operational management reports or Litigation Management report.

    5.4  Negative Covenants of NetBank.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of RBMG shall have been obtained and except as otherwise expressly contemplated herein or in the Schedules hereto, NetBank will not, and shall cause each of its Subsidiaries not to, do or agree or commit to do any of the following:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish, acquire or engage in any new type of activity or materially expand any existing activities; or

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock; or

    (c) except as set forth in Exhibit 5.4(c) hereto, amend its articles of incorporation, bylaws or other governing instruments; or

    (d) except as set forth in Exhibit 5.4(d) hereto, incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of its business consistent with past practice or impose, or suffer the imposition, on any of its Assets any Lien or permit any such Lien to exist, except in the ordinary course of its business; or

    (e) except as set forth on Exhibit 5.4(e) hereto, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock or make any other distribution in respect of its capital shares; provided, however, that NetBank may, in its discretion,

47

provide to NetBank Stock option holders the right to exchange for Two Dollars ($2.00) per each share underlying each option of any such Person to acquire NetBank Stock existing as of the date of this Agreement and unexercised by the holder of such option prior to the Closing Date; or

    (f)  issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its capital stock or any shares appreciation rights, or any option, warrant, or other Equity Right except pursuant to the exercise of unexercised NetBank options outstanding as of the date hereof that were issued under the NetBank Plans; or

    (g) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for its shares of capital stock; or

    (h) except as set forth on Exhibit 5.2(h) hereto: (i) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; (ii) acquire control over any other entity; or (iii) liquidate, sell, lease, mortgage, or otherwise encumber or dispose of any Assets or acquire any Assets other than in the ordinary course of its business consistent with past practices for reasonable and adequate consideration; or

    (i)  fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on NetBank;

    (j)  make any material investment for its own account, either by purchase of shares or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person other than in the ordinary course of business; or

    (k) grant any increase in compensation or benefits to any of its employees or officers except (i) in accordance with past practice as specifically disclosed in Exhibit 5.4(k) hereto, or (ii) as required by Law; pay any material severance or termination pay or any material bonus other than pursuant to NetBank Plans, written policies or written Contracts in effect on the date of this Agreement and disclosed in Exhibit 5.4(k) hereto; or enter into or amend any severance agreements with its officers; grant any material increase in fees or other increases in compensation or other benefits to its directors except in accordance with past practice as disclosed in Exhibit 5.4(k) hereto; or voluntarily accelerate the vesting of any employee benefits or other Equity Rights or voluntarily accelerate the vesting of any employee benefits or other Equity Rights provided, however, that nothing contained herein shall prohibit NetBank from paying 2001 bonuses under its incentive bonus plans consistent with past practice; or

    (l)  enter into or amend any employment Contract entered into with any Person having a salary and incentive plan thereunder in excess of $100,000 per year (unless such amendment is required by Law) that it does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

    (m) adopt any new NetBank Plan or terminate or withdraw from, or make any material change in or to, any existing NetBank Plans other than a change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such NetBank Plans, except as necessary to comply with Law, the terms of such plans, or past practices; or

    (n) except as set forth in Exhibit 5.4(n) hereto, settle any Litigation involving any of its Liabilities or the Liabilities of any Affiliate if such settlement would include either payment of $100,000 or an agreement to material restrictions upon the operations of its business; or

    (o) change its methods of accounting or systems of internal accounting controls in effect at December 31, 2000, except as required by changes in regulatory accounting requirements or GAAP

48

concurred in by outside auditors after 5 days' prior notice to RBMG, or change any of its material methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2000, except (i) as required by changes in law or regulation or (ii) which are not material and which are taken in the ordinary and usual course of business consistent with prior practice; or

    (p) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $100,000) or waive, release, compromise or assign any material rights or claim; or

    (q) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, NetBank or any NetBank Subsidiary or any business combination with NetBank or any NetBank Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of NetBank or any NetBank Subsidiary to do any of the above; or fail to notify NetBank immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (q) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, NetBank is advised by legal counsel that in its opinion the failure to so furnish information or negotiate could constitute a breach of the fiduciary duty of NetBank's board of directors to the NetBank shareholders;

    (r) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $100,000, for any one expenditure, or $500,000 in the aggregate;

    (s) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied.

    5.5  Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Party or the Party's Affiliates which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or the Surviving Corporation, or (ii) would cause or constitute a material breach of the Party's representations, warranties, or covenants contained herein, and each Party agrees to use its reasonable efforts to prevent or promptly remedy the same.

    5.6  Reports.  NetBank and RBMG each shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing Date. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and, if applicable, the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

    5.7  Affiliates.  RBMG shall use its reasonable best efforts to cause all persons who are Affiliates of RBMG to deliver to NetBank promptly following this Agreement a written agreement providing that such person will not dispose of NetBank Common Stock received in the Merger except in compliance

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with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its reasonable best efforts to cause such affiliates to deliver to NetBank such written agreement prior to the Closing Date.

ARTICLE 6.
ADDITIONAL AGREEMENTS

    6.1  RBMG Shareholder Meeting.  RBMG shall submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, its board of directors agrees that it shall, at the time the Joint Proxy Statement—Prospectus is mailed to the shareholders of RBMG, recommend that RBMG's shareholders vote for such approval; provided, that the board of directors of RBMG may withdraw or refuse to make such recommendation only if the board of directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to RBMG's shareholders after consideration of advice of legal counsel that, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the board of directors to the shareholders of RBMG.

    6.2  NetBank Shareholder Meeting.  NetBank shall submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, its board of directors agrees that it shall, at the time the Joint Proxy Statement—Prospectus is mailed to the shareholders of NetBank, recommend that NetBank's shareholders vote for such approval; provided, that the board of directors of NetBank may withdraw or refuse to make such recommendation only if the board of directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to NetBank's shareholders after consideration of advice of legal counsel that such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the board of directors to the shareholders of NetBank.

    6.3  Regulatory Matters.

    (a) As soon as practicable following the date of this Agreement and no later than 28 days after the date of this Agreement, RBMG and NetBank shall prepare and file with the SEC the Joint Proxy Statement-Prospectus-Prospectus, and NetBank shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement-Prospectus will be included as a prospectus. Each of NetBank and RBMG shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and RBMG and NetBank shall thereafter mail or deliver the Joint Proxy Statement-Prospectus to their respective shareholders. NetBank shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the RBMG shall furnish all information concerning RBMG and the holders of RBMG Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation (including, but not limited to the application required by the HSR Act and the Notice of Acquisition of an Operating Subsidiary to be filed with the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, each of which shall be filed no later than 28 days after the date of this Agreement) to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Authorities. RBMG and NetBank shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the

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exchange of information, all the information relating to RBMG or NetBank, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) RBMG and NetBank shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement-Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of RBMG, NetBank or any of their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) RBMG and NetBank shall promptly advise each other upon receiving any communication from any Regulatory Authority or Agency whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.4  Nasdaq Listing.  NetBank shall use all reasonable efforts to cause the shares of NetBank Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, as of the Effective Time.

    6.5  Access To Information.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of RBMG and NetBank, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of RBMG and NetBank shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which RBMG or NetBank, as the case may be, is not permitted to disclose under applicable law)and (ii)all other information concerning its business, properties and personnel as such party may reasonably request. Neither RBMG nor NetBank nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of RBMG's or NetBank's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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    (b) Each of RBMG and NetBank shall hold all information furnished by or on behalf of the other Party or any of such Party's Subsidiaries or representatives pursuant to Section 6.5(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.6  Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Affiliates to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Affiliates to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    6.7  Section 401(k) Plan; Other Employee Benefits.

    (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of RBMG, NetBank shall cause the 401(k) plan of RBMG either to be merged with the 401(k) plan maintained by NetBank and the NetBank Subsidiaries or terminated, provided that NetBank may elect instead to adopt the 401(k) plan of RBMG for NetBank and the NetBank Subsidiaries, in each case subject to the receipt of all applicable regulatory or governmental approvals. Each employee of RBMG at the Effective Time who becomes an employee of NetBank or a NetBank Subsidiary ("Employer Entity") immediately following the Effective Time (a "Transferred Employee") and who is an employee of an Employer Entity as of the Benefit Plan Determination Date shall be eligible to participate in NetBank's 401(k) plan (subject to complying with eligibility requirements and to NetBank's right to terminate such plan or adopt the 401(k) plan of RBMG). Until the Benefit Plan Determination Date, NetBank shall continue in effect for the benefit of participating employees the Section 401(k) plan of RBMG. For purposes of administering NetBank's 401(k) plan, service with RBMG and the RBMG's Subsidiaries shall be deemed to be service with NetBank or the NetBank Subsidiaries for participation and vesting purposes, but not for purposes of benefit accrual.

    (b) Following the Effective Time, the management of NetBank shall consult with the board of directors of NetBank in order to develop employee benefit plans, programs and arrangements to be adopted by NetBank, which benefit plans shall be provided to NetBank Employees generally (including Transferred Employees), and which shall be no less favorable, in the aggregate, than those provided to the Transferred Employees immediately prior to the Effective Time (the "Successor Plans"). Until such time as the Successor Plans are adopted and made available to the Transferred Employees (which may occur at different times with respect to different employees, plans and programs) NetBank (or the applicable Employer Entity) shall cause each RBMG Plan set forth on Schedule 6.7(b), to be continued in effect for the benefit of such Transferred Employees. Without limiting the generality of the foregoing, each Transferred Employee shall be eligible to participate on terms no less favorable than similarly situated employees of the Employer Entity in each Transferred Employee shall be eligible to participate on terms no less favorable than similarly situated employees of the Employer Entity in the Successor Plan. None of the Successor Plans that are group hospitalization, medical or dental welfare benefit plans shall have an eligibility waiting period applicable to any Transferred Employee which would exceed the eligibility waiting period applicable to such employees as of the Effective Time under the corresponding RBMG Plan applicable to such employee as in effect on the Effective Time. If the first plan year of participation in any group health plan of an Employer Entity by a Transferred

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Employee is a partial year, the Employer Entity will give such Transferred Employee and his or her dependents credit toward deductible and out-of-pocket limitations for and eligible expenses incurred by such persons under the RBMG group health plan during that portion of that plan year that precedes entry into the group health plan(s) of the Employer Entity. With respect to each NetBank Plan, or an Employer Entity in which a Transferred Employee participates for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension on benefits), service with RBMG (or predecessor employers to the extent RBMG provides past service credit) shall be treated as service with NetBank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Each Successor Plan shall waive preexisting condition limitations to the same extent that such conditions do not apply under the applicable RBMG Plan, as of the Effective Time.

    (c) Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, shall be entitled to severance pay in accordance with the general severance policy maintained by NetBank, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with RBMG or a Subsidiary of RBMG shall be treated as service with NetBank for purposes of determining the amount of severance pay, if any, under NetBank's severance policy, which policy is attached hereto on Exhibit 6.7.

    (d) NetBank assumes as of the Effective Date all employment agreements, severance agreements and deferred compensation agreements that RBMG and any Subsidiary of RBMG has with their current and former employees and directors. Except for the agreements described in the preceding sentence and except as otherwise provided in this Agreement, all other employee benefit plans of RBMG shall be terminated or, in the sole discretion of NetBank, merged into comparable plans of NetBank, effective as NetBank shall determine in its sole discretion.

    (e) RBMG and NetBank shall take all such steps as may be required to cause the transaction contemplated by Section 2.6 and any other dispositions of the RBMG equity securities (including derivative securities)or acquisitions of NetBank equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the RBMG or (b) at the Effective Time, will become a director or officer of NetBank, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    (f)  Upon the Closing Date and for six months and one day after the Closing Date, Mr. Freeman shall be able to designate Transferred Employees and existing employees of NetBank who shall be granted stock options from NetBank at a price equal to the market price of such option as of the date immediately preceding such grant; provided, however, that the total of all such grants shall not exceed 750,000 (not counting options granted to Mssrs. Freeman, Fitzgerald and Bowers).

    6.8  Confidentiality.

    (a) Each Party shall comply with the terms of the Confidentiality Agreements.

    (b) Each Party agrees to give each of the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to any other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on such Party or the Surviving Corporation.

    6.9  Press Releases.  Prior to the Closing Date, NetBank and RBMG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any transaction contemplated hereby. Nothing in this Section 6.9 shall be deemed to

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prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    6.10  Executive Officers, Succession.  As of the Effective Time the executive officers of NetBank shall be Mr. Douglas K. Freeman, as Chief Executive Officer, Mr. D. R. Grimes as Vice-Chairman, and Mr. Robert E. Bowers, as Chief Financial Officer, and such additional persons as may thereafter be elected. Mr. T. Stephen Johnson shall serve as Chairman of the board of directors of NetBank. Prior to the Effective Time, NetBank shall cause its board of directors to approve and adopt resolutions effecting the appointment of officers contemplated by this Section 6.10.

    6.11  Post-Merger Board of Directors and Committees.

    (a) At the Effective Time, the total number of persons serving on the board of directors of NetBank shall be eleven, seven of whom shall be Continuing NetBank Directors, and four of whom shall be Continuing RBMG Directors (as such terms are defined in subsection (c) below). The seven persons to serve initially on the board of directors of NetBank as of the Effective Time who are Continuing NetBank Directors shall include Robin Kelton and such other persons as who are selected by the board of directors of NetBank prior to the Effective Time; and the four persons to serve on the board of directors of NetBank as of the Effective Time who are Continuing RBMG Directors shall be selected by the board of directors of RBMG prior to the Effective Time. Two NetBank Directors shall be assigned to each of the three classes of the board of directors of NetBank from and after the Effective Time, and the four Continuing RBMG Directors shall be assigned to the three classes of the board of directors of NetBank so that two of such classes contain one Continuing RBMG Director and one class contains two Continuing RBMG Directors. In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of NetBank after the Effective Time is unable or unwilling to serve in such position, the board of directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence. Prior to the Effective Time, NetBank shall cause its board of directors to approve and adopt resolutions effecting the Board composition contemplated by this Section 6.11.

    (b) On or before the Effective Time, all directors, other than Donald L. Shapleigh, who were officers of NetBank at any time prior to the Effective Time shall have resigned from the board of directors of NetBank.

    (c) From and after the Effective Time, each of the committees of the board of directors of NetBank shall be comprised of an equal number of Continuing NetBank Directors and Continuing RBMG Directors and the respective chairmen of such committees shall be drawn equally from the Continuing NetBank Directors and the Continuing RBMG Directors, the identity of the members of such committees and such chairmen to otherwise be as mutually determined by Mr. Freeman and Mr. Johnson.

    (d) The term "Continuing NetBank Director" means (i) any person serving as a director of NetBank on the date of this Agreement who continues as a director of NetBank at the Effective Time and (ii) any person who becomes a director of NetBank and who is designated as such by the Continuing NetBank Directors prior to his or her election; and the term "Continuing RBMG Director" means (i) any person serving as a director of RBMG on the date of this Agreement who becomes a director of NetBank at the Effective Time and (ii) any person who becomes a Director of NetBank and who is designated as such by the Continuing RBMG Directors prior to his or her election.

    (e) Mr. T. Stephen Johnson shall serve as Chairman of the board of directors of NetBank until the date of NetBank's public announcement of $.25 per share or more for operating earnings in a quarter (the "Chairman Succession Date"). In addition, from and after the Chairman Succession Date, Mr. Freeman shall be the Chairman of the Board of NetBank until December 31, 2005. If, for any reason, Mr. Johnson ceases to serve as Chairman of the NetBank board of directors prior to the

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Chairman Succession Date and at such time Mr. Freeman is then serving as Chief Executive Officer of NetBank, Mr. Freeman shall at such time become Chairman of the board of directors of NetBank.

    6.12  Form of Merger.  The Parties agree that, upon the mutual consent of the Parties, the form of the Merger shall be changed from that set forth Recital D to a direct merger of RBMG with and into NetBank, with NetBank as the survivor, provided that Tax Counsel for each Party is able to deliver the opinion set forth in Section 7.1(e) based upon the change in the form of the Merger set forth herein.

ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

    7.1  Conditions to Obligations of Each Party.  The respective obligations of each Party consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.5(a):

    (a) Corporate Authorization. All corporate action necessary to authorize the execution, delivery and performance of this Agreement, and consummation of the transactions contemplated hereby, shall have been duly and validly taken, including, without limitation, the approval of this Agreement by the shareholders of RBMG and NetBank.

    (b) Registration Statement. The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of NetBank threatened by the SEC to suspend the effectiveness of such Registration Statement and the NetBank Common Stock to be issued as contemplated in this Agreement shall have either been registered or be subject to exemption from registration under applicable state securities laws.

    (c) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities and Agencies required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods in respect thereof shall have expired. No Consent obtained from any Regulatory Authority or Agency which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner such as would have a material adverse impact on the financial condition of the Surviving Corporation.

    (d) Consents and Approvals. Each Party shall have obtained any and all material Consents, including, without limitation, Consents of all Investors and Agencies under all existing Contracts, required for consummation of the transactions contemplated hereby (other than those referred to in Section 7.1(c)) or for the preventing of any Default under any Contract or Permit of such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that has a material adverse impact on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (e) Tax Opinion. RBMG and NetBank shall have received a written opinion of its respective legal counsel ("Tax Counsel"), in a form reasonably satisfactory to RBMG and NetBank ("Tax Opinion"), respectively, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representation and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. In rendering such Tax Opinion, Tax Counsel may require and rely upon representation and covenants, including those contained in certificates of NetBank, RBMG, and others, reasonably satisfactory in form and substance to such Tax Counsel.

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    (f)  Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (g) Nasdaq Listing. The shares of NetBank Common Stock which shall be issued to the stockholders of RBMG upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

    7.2  Conditions to Obligations of NetBank. The obligations of NetBank to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NetBank pursuant to Section 9.5(a):

    (a) Representations and Warranties. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of RBMG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of RBMG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on RBMG, its Subsidiaries, or the Surviving Corporation.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of RBMG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

    (c) Certificates. RBMG shall have delivered to NetBank (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and chief financial officer that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's Knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on RBMG or that present a valid claim to restrain or prohibit the transactions contemplated herein and that to best of such officer's knowledge the "Total Stockholders' Equity" as of the Closing Date is equal to or exceeds the Closing Requirement Amount; (ii) certified copies of resolutions duly adopted by RBMG's board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) certified copies of resolutions duly adopted by RBMG's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as RBMG and its counsel shall request.

    (d) Stockholders' Equity. The "Total Stockholders' Equity" of RBMG as of a month end within 63 days of the Closing Date shall not be less than $142 million (the "Closing Requirement Amount"). The "Total Stockholders' Equity" shall be as stated on the RBMG consolidated Balance Sheet and shall be accompanied by the "Report of Independent Accountants" of Ernst & Young on said Balance Sheet.

    (e) Merger of RBC and RBMG. At the request and direction of NetBank, RBMG will cause RBC to merge with and into RBMG, with RBMG as the survivor of the merger.

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    7.3  Conditions to Obligations of RBMG. The obligations of RBMG to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by RBMG pursuant to Section 9.5(a):

    (a) Representations and Warranties. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of NetBank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of NetBank set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NetBank, its Subsidiaries, or the Surviving Corporation.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NetBank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

    (c) Certificates. NetBank shall have delivered to RBMG (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and chief financial officer that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied, and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's Knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on NetBank or that present a claim to restrain or prohibit the transactions contemplated herein; and (ii) certified copies of resolutions duly adopted by NetBank's board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NetBank and its counsel shall request and (iii) certified copies of resolution duly adopted by NetBank's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NetBank and its counsel shall request.

    (d) NetBank Governing Documents. Prior to the Effective Time, NetBank shall have caused the bylaws of NetBank to be amended as provided in Exhibit 7.3(d).

ARTICLE 8.
TERMINATION

    8.1  Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated in writing and the transactions contemplated hereby abandoned:

    (a) At any time prior to the Effective Time by mutual consent of NetBank and RBMG; or

    (b) At any time prior to the Effective Time by any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which (i) cannot be cured prior to September 30, 2002 and (ii) would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standards set forth Section 7.2(a) of this Agreement in the case of NetBank and Section 7.3(a) of this Agreement in the case of RBMG; or

    (c) At any time prior to the Effective Time by any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be cured prior to September 30, 2002; or

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    (d) At any time by any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

    (e) At any time following September 30, 2002, by any Party in the event that (i) the transactions contemplated hereby shall not have been consummated by the close of business on such date, or (ii) any condition precedent provided for in Section 7.1 (as it relates to the non-terminating Party) that is not otherwise waived pursuant to Section 9.5(a) is not satisfied as of such date; or

    (f)  At any time by either Party if the shareholders of RBMG and NetBank do not approve this Agreement at the meeting of such shareholders duly called and held pursuant to Sections 6.1 and 6.2, as applicable.

    8.2  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 8.2 and Article 9 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b), 8.1(c), 8.1(d) and 8.1(e) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

ARTICLE 9.
MISCELLANEOUS

    9.1  Expenses.

    (a) Except as otherwise provided in this Section 9.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own Representatives; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Joint Proxy Statement-Prospectus shall be borne 50% by NetBank and 50% by RBMG.

    (b) If this Agreement is terminated by RBMG pursuant to Sections 8.1(b) or (c), NetBank shall pay to RBMG the sum of (y) an amount of up to $1,000,000 for all expenses incurred by RBMG for outside accounting and legal firms directly related to RBMG's due diligence for the Merger and Closing and for the negotiation, preparation of, and performance under this Agreement, plus (z) $2,000,000.

    (c) If this Agreement is terminated by NetBank pursuant to Sections 8.1(b) or (c), RBMG shall pay to NetBank the sum of (y) an amount of up to $1,000,000 for all expenses incurred by NetBank for outside accounting and legal firms directly related to NetBank's due diligence for the Merger and Closing and for the negotiation, preparation of, and performance under this Agreement, plus (z) $2,000,000.

    (d) If this Agreement is terminated by RBMG pursuant to Section 8.1(f), NetBank shall pay to RBMG the sum of (y)an amount of up to $1, 000,000 for all expenses incurred by RBMG for outside accounting and legal firms directly related to RBMG's due diligence for the Merger and Closing and for the negotiation, preparation of, and performance under this Agreement, plus (z) $2,000,000.

    (e) If this Agreement is terminated by NetBank pursuant to Section 8.1 (f), RBMG shall pay to NetBank the sum of (y) an amount of up to $l, 000,000 for a11 expenses incurred by NetBank for outside accounting and legal firms directly related to NetBank's due diligence for the Merger and

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Closing and for the negotiation, preparation of, and performance under this Agreement, plus (z) $2, 000,000.

    9.2  Brokers and Finders.  Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except for Raymond James & Associates, Inc., on behalf of NetBank, and Sandler O'Neill & Partners, L.P. on behalf of RBMG.

    9.3  Entire Agreement; Third Party Beneficiaries.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except as otherwise provided in Sections 6.10 and 6.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the Parties or their respective successors, any rights, or remedies hereto.

    9.4  Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after board or shareholder approval, if any, of this Agreement has been obtained.

    9.5  Waivers.

    (a) Prior to or at the Closing Date, any Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party or its Affiliates and to waive or extend the time for the compliance or fulfillment by the other Party or its Affiliates of any and all of their obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law and would have individually or in the aggregate a Material Adverse Effect on such party. No such waiver shall be effective unless in writing signed by a duly authorized officer of the party in question.

    (b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    9.6  Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    9.7  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set

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forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

RBMG:	Resource Bancshares Mortgage Group, Inc. 7909 Parklane Road Columbia, South Carolina 29223 Attention: Douglas K. Freeman
Copy to Counsel:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Fred B. White, III
NetBank: and Merger Sub:	NetBank, Inc. Royal Centre Three, Suite 100 11475 Great Oaks Parkway Alpharetta, Georgia 30022 Attention: D.R. Grimes
Copy to Counsel:	Powell, Goldstein, Frazer & Murphy LLP Sixteenth Floor 191 Peachtree Street, N.E. Atlanta, Georgia 30303 Attention: Walter G. Moeling, IV, Esq.

    9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflict of Laws doctrine or statute.

    9.9  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    9.10  Captions, Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

    9.11  Interpretations.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 18, 2001.

    9.12  Enforcement of Agreement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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    9.13  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURES APPEAR ON NEXT PAGE]

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    IN WITNESS WHEREOF, the Parties have caused this Agreement to be properly executed, as of the day and year first above written, intending it to be fully effective.

NETBANK, INC.
By:	/s/ T. STEPHEN JOHNSON T. Stephen Johnson, Chairman of the Board
RESOURCE BANCSHARES MORTGAGE GROUP, INC.
By:	/s/ DOUGLAS K. FREEMAN Douglas K. Freeman, Chief Executive Officer and Chairman of the Board
PALMETTO ACQUISITION CORP.
By:	/s/ T. STEPHEN JOHNSON T. Stephen Johnson, Chairman of the Board

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LIST OF SCHEDULES

Schedule Number	Description
Schedule 3.1	RBMG Organizational Documents
Schedule 3.2(b)	Required Consents regarding RBMG's Assets and Contracts
Schedule 3.3(b)	Outstanding equity rights or securities of RBMG
Schedule 3.6	RBMG Subsidiaries
Schedule 3.8	RBMG Liabilities
Schedule 3.9	Certain RBMG Changes or Events
Schedule 3.10(a)	Tax audits, examinations, deficiencies, or refund litigation of RBMG
Schedule 3.10(f)	Tax allocation or sharing agreements and other related arrangements of RBMG
Schedule 3.10(h)	Nondeductible Tax Payments of RBMG
Schedule 3.10(k)(A)	Deferred Intercompany Gain
Schedule 3.10(l)	Audits of Tax Returns
Schedule 3.11(a)	Unmarketable title or liens on Assets of RBMG
Schedule 3.11(b)	Real property, facilities and Material Equipment Leases of RBMG
Schedule 3.11(c)	Insurance policies held by RBMG and any pending claims
Schedule 3.12	Intellectual property owned by or licensed to RBMG
Schedule 3.13(a)	Environmental Laws (noncompliance)
Schedule 3.13(c)	Hazardous waste
Schedule 3.14	Compliance with Laws—General applicability
Schedule 3.15	Labor Litigation
Schedule 3.16(a)	RBMG Compensation
Schedule 3.16(b)	RBMG Plans
Schedule 3.17(a)	RBMG Contracts
Schedule 3.17(b)	Status of RBMG Contracts
Schedule 3.17(c)	Noncompetition Contracts
Schedule 3.18	Legal and disciplinary proceedings of RBMG
Schedule 3.24(a)	Jurisdictions in which Permits are held by RBMG; Compliance with Laws—Loan servicing Regulations
Schedule 3.24(b)	Compliance
Schedule 3.24(c)	Compliance
Schedule 3.25(a)	Evidence of Mortgage Loan indebtedness; compliance with Mortgage Loan insurance policies; eligibility of purchase of Warehouse Mortgage Loans
Schedule 3.25(b)	Validity and enforceability of Mortgage Loans

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Schedule 3.26(a)	Commitments to repurchase Mortgage Loans and related properties, sell mortgage servicing, or make payments resulting from foreclosures
Schedule 3.26(b)	Obligations regarding servicing advances for troubled Mortgage Loans
Schedule 3.27	Mortgage servicing agreements
Schedule 3.28(a)	Investor Commitments
Schedule 3.28(b)	Mortgage Loan servicing commitments
Schedule 3.29	Custodial Accounts
Schedule 3.30	Pool certification
Schedule 4.1	NetBank Organizational Documents
Schedule 4.2(b)	Required Consents regarding NetBank's Assets and Contracts
Schedule 4.3(b)	Outstanding equity rights or securities of NetBank
Schedule 4.6	NetBank Subsidiaries
Schedule 4.8	NetBank Liabilities
Schedule 4.9	Certain NetBank Changes or Events
Schedule 4.10(a)	Tax audits, examinations, deficiencies, or refund litigation of NetBank
Schedule 4.10(f)	Tax allocation or sharing agreements and other related arrangements of NetBank
Schedule 4.10(h)	Nondeductible Tax Payments of NetBank
Schedule 4.10(k)(A)	Deferred Intercompany Gain
Schedule 4.10(l)	Audits of Tax Returns
Schedule 4.11(a)	Unmarketable title or liens on Assets of NetBank
Schedule 4.11(b)	Real property, facilities and Material Equipment Leases of NetBank
Schedule 4.11(c)	Insurance policies held by NetBank and any pending claims
Schedule 4.12	Intellectual property owned by or licensed to NetBank
Schedule 4.13(a)	Environmental Laws (noncompliance)
Schedule 4.13(c)	Hazardous waste
Schedule 4.14	Compliance with Laws—General applicability
Schedule 4.16(b)	NetBank Plans
Schedule 4.17(a)	NetBank Contracts
Schedule 4.17(b)	Status of NetBank Contracts
Schedule 4.17(c)	Noncompetition Contracts
Schedule 4.18	Legal and disciplinary proceedings of NetBank
Schedule 4.24(a)	Jurisdictions in which Permits are held by NetBank; Compliance with Laws—Loan servicing Regulations

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Schedule 4.24(b)	Compliance
Schedule 4.24(c)	Compliance
Schedule 4.25(a)	Evidence of Mortgage Loan indebtedness; compliance with Mortgage Loan insurance policies; eligibility of purchase of Warehouse Mortgage Loans
Schedule 4.25(b)	Validity and enforceability of Mortgage Loans
Schedule 4.26(a)	Commitments to repurchase Mortgage Loans and related properties, sell mortgage servicing, or make payments resulting from foreclosures
Schedule 4.26(b)	Obligations regarding servicing advances for troubled Mortgage Loans
Schedule 4.27	Mortgage servicing agreements
Schedule 4.28(a)	Investor Commitments
Schedule 4.28(b)	Mortgage Loan servicing commitments
Schedule 4.29	Custodial Accounts
Schedule 4.30	Pool certification

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LIST OF EXHIBITS

Exhibit Number	Description
Exhibit 5.2(c)	Amendment to Articles and/or Bylaws
Exhibit 5.2(d)	Additional RBMG Obligations
Exhibit 5.2(e)	Permitted Stock Transactions
Exhibit 5.2(h)	Permitted Mergers, Acquisitions and Asset Transactions
Exhibit 5.2(k)	Compensation or benefits to RBMG employees
Exhibit 5.2(n)	Settlement of litigation by RBMG
Exhibit 5.4(k)	Compensation or benefits to NetBank employees
Exhibit 5.4(n)	Settlement of litigation by NetBank

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APPENDIX B
OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

November 18, 2001

Board of Directors
NetBank, Inc.
Royal Centre Three
Suite 100
11475 Great Oaks Way
Alpharetta, GA 30022

Members of the Board:

    We understand that NetBank, Inc. (the "Company" or "NetBank") and Resource Bancshares Mortgage Group, Inc. ("RBMG") have entered into an Agreement and Plan of Merger, dated as of November 18, 2001 (the "Agreement"), pursuant to which RBMG is to be merged with and into Palmetto Acquisition Corp., a wholly-owned subsidiary of NetBank (the "Merger"). Pursuant to the Agreement, each outstanding share of RBMG common stock, par value $0.01 per share, and certain outstanding options to acquire RBMG common stock (together, the "RBMG Common Stock"), will be converted into 1.1382 shares of the Company's common stock, par value $0.01 per share, ("NetBank Common Stock") ("the Consideration") all as more fully set forth in the Agreement.

    You have asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to NetBank and the shareholders of NetBank Common Stock.

    In connection with our review of the proposed merger and the preparation of our opinion herein, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the Agreement;

  2.
  reviewed the audited financial statements of the Company and RBMG, as of and for the years ended December 31, 1998, 1999 and 2000, and the unaudited financial statements for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001;

  3.
  reviewed the Company's and RBMG's annual and quarterly Reports filed on Forms 10-K & 10-Q, respectively for the periods ended December 31, 1998, 1999, 2000 and March 31, 2001, June 30, 2001, and September 30, 2001;

  4.
  reviewed other Company and RBMG financial and operating information requested from and/or provided by the Company and RBMG;

  5.
  reviewed certain other publicly available information on the Company and RBMG; and

  6.
  discussed with members of the senior management of the Company and RBMG and their representatives certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

    We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, RBMG or any other party and have not attempted to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or RBMG. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably

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prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

    Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 18, 2001 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

    We express no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the merger. We did not structure the merger or negotiate the final terms of the merger. This letter does not express any opinion as to the likely trading range of NetBank stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the merger to the shareholders of NetBank Common Stock. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the merger.

    In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and RBMG and certain other publicly held companies in businesses we believe to be comparable to the Company and RBMG; (ii) the current and projected financial position and results of operations of the Company and RBMG; (iii) the historical market prices and trading activity of the Common Stock of the Company and RBMG; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

    In arriving at this opinion, Raymond James & Associates, Inc. ("Raymond James") did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

    Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed merger and will receive a fee for such services, which fee is contingent upon consummation of the merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

    In the ordinary course of our business, Raymond James may trade in the securities of the Company and RBMG for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

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    Based upon and subject to the foregoing, it is our opinion that, as of November 18, 2001, the consideration is fair, from a financial point of view, to NetBank and the shareholders of NetBank Common Stock.

Very truly yours,
/s/ RAYMOND JAMES & ASSOCIATES, INC.

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APPENDIX C
OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

November 18, 2001

Board of Directors
Resource Bancshares Mortgage Group, Inc.
7909 Parklane Road
Columbia, South Carolina 29223

Ladies and Gentlemen:

    Resource Bancshares Mortgage Group, Inc. ("RBMG"), NetBank, Inc. ("NetBank") and Palmetto Acquisition Corp. ("Palmetto"), a wholly-owned subsidiary of NetBank, have entered into an Agreement and Plan of Merger, dated as of November 18, 2001 (the "Agreement"), pursuant to which RBMG will be acquired by NetBank through the merger of Palmetto with and into RBMG (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of RBMG common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger, together with the rights associated therewith issued pursuant to the Rights Plan, dated as of February 6, 1998, between RBMG and First Chicago Trust Company of New York, as rights agent (collectively, the "RBMG Shares"), will be converted into the right to receive 1.1382 shares (the "Exchange Ratio") of NetBank common stock, par value $.01 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of RBMG Shares.

    Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits and schedules thereto; (ii) certain publicly available financial statements and other historical financial information of RBMG that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NetBank that we deemed relevant; including certain financial statements and other historical financial information of Market Street Mortgage Corporation provided by NetBank that we deemed relevant; (iv) financial projections for RBMG for the years ending December 31, 2001 through 2006 prepared by and reviewed with management of RBMG and the views of senior management of RBMG, based on limited discussions with members of senior management, regarding RBMG's business, financial condition, results of operations and future prospects; (v) financial projections for NetBank for the years ending December 31, 2001 and 2002 prepared by and discussed with management of NetBank, earnings per share estimates for NetBank for the years ending December 31, 2001 through 2003 published by  I/B/E/S, and the views of senior management of NetBank, based on limited discussions with members of senior management, regarding NetBank's business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of RBMG; (vii) the relative contributions of assets, liabilities, equity, earnings and market capitalization of RBMG and NetBank to the resulting institution; (viii) the publicly reported historical price and trading activity for RBMG's and NetBank's common stock, including a comparison of certain financial and stock market information for RBMG and NetBank with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the current

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market environment generally and the financial institutions environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by RBMG or NetBank or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of RBMG and NetBank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of RBMG or NetBank or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of RBMG or NetBank nor have we reviewed any individual credit files relating to RBMG or NetBank. We have assumed, with your consent, that the respective allowances for loan losses for both RBMG and NetBank are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of RBMG and NetBank for the accuracy and completeness of the audited financial statements made available to us. With respect to the financial projections for RBMG and NetBank, including all projections of transaction costs, purchase accounting adjustments and expected cost savings, prepared by and reviewed with the managements of RBMG and NetBank and provided to Sandler O'Neill for use in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of RBMG and NetBank and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in RBMG's or NetBank's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that RBMG and NetBank will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of NetBank's common stock will be when issued to RBMG's shareholders pursuant to the Agreement or the prices at which RBMG's or NetBank's common stock will trade at any time.

    We have acted as RBMG's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for RBMG and have received compensation for such services.

    In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to RBMG and NetBank. We may also actively trade the debt and/or equity securities of

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RBMG and NetBank or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of RBMG in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of RBMG as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to RBMG shareholders from a financial point of view and does not address the underlying business decision of RBMG to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for RBMG or the effect of any other transaction in which RBMG might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of RBMG Shares.

Very truly yours,
/s/ SANDLER O'NEILL & PARTNERS, L.P.

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APPENDIX D
TEXT OF AMENDMENT TO NETBANK BYLAWS

    The Bylaws of NetBank as of the Effective Time shall be amended to include the following:

      Article V is hereby amended by adding the following at the end of such Article:

        Section 9. Chairman Succession.

        The Board has resolved that Mr. Doug Freeman shall be the successor to Mr. T. Stephen Johnson as Chairman of the Board of the Corporation, with such succession to become effective at the Chairman Succession Date (as defined below) and with Mr. Freeman to serve in such capacity until December 31, 2005. No further action on the part of the Board shall be necessary to effect the succession on the date set forth above. Until December 31, 2005, the removal of Mr. Freeman from any of the positions specifically provided for in this Section 9 and in the employment agreement between the Corporation and Mr. Freeman (the "Employment Agreement"), any modification, amendment or repeal of this Section 9, any modification, amendment or termination of the Employment Agreement and the adoption of any Bylaw provision inconsistent with the provisions of this Section 9 may be authorized and effected only by the affirmative vote of directors constituting at least 80 percent of the entire Board, and any action taken by the Board with respect to the subject matter of this Section 9 may only be taken at a meeting of the Board at which 80 percent of the directors then in office are in attendance in person or by telephone. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Section 9, the provisions of this Section 9 shall control.

      Article IV is hereby amended by adding the following new Section 3 and renumbering each of the subsequent Sections of Article IV, Sections 4-14:

        Section 3. Board Composition

        Until immediately prior to the commencement of the second annual meeting of shareholders of the Corporation following the Chairman Succession Date, (i) 40% of the total number of directors constituting the entire Board (rounded up to the nearest whole number) shall be Continuing RBMG Directors; (ii) the Continuing NetBank Directors and the Continuing RBMG Directors shall be apportioned as evenly as possible amongst the three classes of the Board of Directors; (iii) all vacancies on the Board created by the cessation of service of a Continuing RBMG Director shall be filled by (x) a nominee selected by Mr. Freeman, if he is at such time serving as Chief Executive Officer and/or Chairman of the Corporation or (y) if Mr. Freeman is no longer either the Chief Executive Officer or Chairman of the Board of the Corporation, the affirmative vote of a majority of the Continuing RBMG Directors then in office, or by the sole remaining Continuing RBMG Director; (iv) all vacancies on the Board created by the cessation of service of a Continuing NetBank Director shall be filled by a nominee selected by the affirmative vote of a majority of the Continuing NetBank Directors then in office, or by the sole remaining Continuing NetBank Director; and (v) in the event that any vacancies in the Board occur as a result of an increase in the number of directors constituting the entire Board, such vacancies shall be filled in a manner that maintains the ratio contemplated by clause (i) above, and by a vote contemplated by clause (iii) above, in the case of vacancies to be allocated to Continuing RBMG Directors, or by clause (iv) above, in the case of vacancies to be allocated to Continuing NetBank Directors. Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred and until such director's successor shall have been elected and qualified. For purpose of Article IV, Section 4 of these

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    Bylaws, any action by Mr. Freeman, the Continuing RBMG Directors or the Continuing NetBank Directors contemplated by clause (ii) and clause (iii) above shall constitute the action of the Board, and no further action or resolution by the Board shall be necessary to appoint directors to fill vacancies in accordance with such clauses. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Section 3, the provisions of this Section 3 shall control.

        The "Chairman Succession Date" shall mean (x) the date of the Corporation's public announcement of $.25 per share or more of operating earnings in a quarter or (y) any earlier date as of which Mr. T. Stephen Johnson resigns from or is no longer willing or able to serve in, the position of Chairman of the Corporation.

        "Continuing NetBank Directors" shall mean the directors of the Corporation as of the Effective Time of the Merger who were selected to be directors of the Corporation by the Board of Directors of the Corporation prior to the Effective Time of the Merger and any additional directors of the Corporation who take office after the Effective Time of the Merger who are nominated by a majority of the Continuing NetBank Directors.

        "Continuing RBMG Directors" shall mean the directors of RBMG as of the Effective Time of the Merger who were selected to be directors of RBMG by the Board of Directors of RBMG prior to the Effective Time of the Merger and any additional directors of the Corporation who take office after the Effective Time of the Merger who are nominated by a majority of the Continuing RBMG Directors.

        "Effective Time of the Merger" shall mean the day and hour when the merger between RBMG and Palmetto Acquisition Corp. becomes effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20—Indemnification of Directors and Officers.

    NetBank's bylaws provide that if a director or officer has been successful, on the merits or otherwise, in the defense of any claim, issue, or proceeding to which he or she was a party because he or she is or was a director of NetBank, the director or officer will be indemnified against any actual and reasonable expenses incurred.

    Subject to various limitations described below, NetBank may indemnify an individual made a party to a proceeding because he is or was a director or officer of NetBank against liability incurred in the proceeding if the director or officer acted in a manner he or she believed, in good faith, to be in or not opposed to the best interests of NetBank and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet this good faith standard of conduct.

    NetBank's board of directors may not indemnify a director or officer in connection with:

  •
  a proceeding by or in the right of NetBank in which the director or officer was found liable to NetBank;

  •
  any other proceeding in which the director or officer was found liable on the basis that personal benefit was improperly received by him;

    Additionally, NetBank may not indemnify a director or officer unless a determination has been made in the specific case that indemnification of the director or officer is permissible in the circumstances because he or she has met the standard of conduct of good faith set forth in NetBank's bylaws. This determination may be made:

  •
  by the majority vote of the directors not at the time parties to the proceeding or, if a quorum cannot be obtained, by majority vote of a committee duly designated by NetBank's board consisting solely of two or more directors not at the time parties to the proceeding;

  •
  by special legal counsel properly selected; or

  •
  by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner specified above, except that if such determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those persons entitled to select such special counsel.

    Regardless of any limitations specified in NetBank's bylaws as to board authorized indemnification, NetBank may, if authorized by the holders of a majority of votes which would be entitled to be cast in a vote to amend NetBank's articles of incorporation, indemnify or obligate itself to indemnify a director or officer made a party to any proceeding, except for:

  •
  any appropriation, in violation of his or her duties, of any business opportunity of NetBank;

  •
  acts or omissions which involve intentional misconduct or a knowing violation of law;

  •
  any type of liability for any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Code; or

  •
  any transaction from which he or she received an improper personal benefit.

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    Where approved or authorized by shareholder vote, NetBank may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

  •
  the director or officer furnishes a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior for which indemnification would be prohibited; and

  •
  the director or officer furnishes a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

    The undertaking required above must be an unlimited general obligation of the director or officer, but need not be secured and may be accepted without reference to financial ability to make repayment.

    The indemnification provisions discussed above for NetBank are in accordance with the indemnification provision provided for under the Georgia Code.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21—Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description of Exhibits
1
Agreement and Plan of Merger dated November 18, 2001 by and among NetBank, Inc., Palmetto Acquisition Corp. and Resource Bancshares Mortgage Group, Inc. (included as Appendix A to the joint proxy statement/prospectus contained herein).
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
10.1*	Employment Agreement of Douglas K. Freeman
10.2*	Amendment to Employment Agreement of D.R. Grimes
10.3*	Amendment to Employment Agreement of Robert E. Bowers
10.4*	Amendment to Employment Agreement of Michael R. Fitzgerald
10.5*	Third Amendment to the NetBank, Inc. 1996 Stock Incentive Plan
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young LLP regarding RBMG
23.4	Consent of Ernst & Young LLP regarding Market Street Mortgage Corporation
23.5	Consent of PricewaterhouseCoopers LLP
23.6	Consent of Sandler O'Neill & Partners, L.P.
23.7	Consent of Raymond James & Associates, Inc.
24	Power of Attorney (see signature page to the Registration Statement)

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99.1	NetBank Form of Proxy
99.2	RBMG Form of Proxy

*
Indicates a management contract or compensatory plan.

(b)
Financial Statement Schedules

    Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22—Undertakings.

    (1) The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the

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  information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (f) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (3) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on December 17, 2001.

NETBANK, INC.
By:	/s/ D.R. GRIMES D.R. Grimes, Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Stephen Johnson, D.R. Grimes, Robert E. Bowers, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including any post-effective amendment filed under Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. STEPHEN JOHNSON T. Stephen Johnson	Chairman of the Board	December 17, 2001
/s/ D.R. GRIMES D. R. Grimes	Vice Chairman and Chief Executive Officer (principal executive officer)	December 17, 2001
/s/ MICHAEL R. FITZGERALD Michael R. Fitzgerald	President, Chief Operating Officer and Director	December 17, 2001
/s/ ROBERT E. BOWERS Robert E. Bowers	Chief Financial Officer, Corporate Secretary and Director (principal financial officer)	December 17, 2001

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/s/ WARD H. CLEGG Ward H. Clegg	Director	December 17, 2001
/s/ DONALD S. SHAPLEIGH, JR. Donald S. Shapleigh, Jr.	Director	December 17, 2001
/s/ J. STEPHEN HEARD J. Stephen Heard	Director	December 17, 2001
/s/ ROBIN C. KELTON Robin C. Kelton	Director	December 17, 2001
/s/ THOMAS H. MULLER, JR. Thomas H. Muller, Jr.	Director	December 17, 2001
/s/ W. JAMES STOKES W. James Stokes	Director	December 17, 2001
Mack I. Whittle, Jr.	Director	December , 2001
/s/ LAURA P. MOON Laura P. Moon	Chief Accounting Officer (principal accounting officer)	December 17, 2001

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1
Agreement and Plan of Merger dated November 18, 2001 by and among NetBank, Inc., Palmetto Acquisition Corp. and Resource Bancshares Mortgage Group, Inc. (included as Appendix A to the joint proxy statement/prospectus contained herein).
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
10.1*	Employment Agreement of Douglas K. Freeman
10.2*	Amendment to Employment Agreement of D.R. Grimes
10.3*	Amendment to Employment Agreement of Robert E. Bowers
10.4*	Amendment to Employment Agreement of Michael R. Fitzgerald
10.5*	Third Amendment to the NetBank, Inc. 1996 Stock Incentive Plan
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young LLP regarding RBMG
23.4	Consent of Ernst & Young LLP regarding Market Street Mortgage Corporation
23.5	Consent of PricewaterhouseCoopers LLP
23.6	Consent of Sandler O'Neill & Partners, L.P.
23.7	Consent of Raymond James & Associates, Inc.
24	Power of Attorney (see signature page to the Registration Statement)
99.1	NetBank Form of Proxy
99.2	RBMG Form of Proxy

*
Indicates a management contract or compensatory plan.

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION ABOUT NETBANK AND RBMG
NETBANK, INC. 11475 Great Oaks Way, Suite 100 Alpharetta, Georgia 30022
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To be held on , 2002
RESOURCE BANCSHARES MORTGAGE GROUP, INC. 9710 Two Notch Road Columbia, South Carolina 29223
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To be held on , 2002
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER
SUMMARY
NetBank, Inc.
Resource Bancshares Mortgage Group, Inc.
RISK FACTORS
Risks Related to the Merger
Risks Relating to the Business of the Combined Company
STATEMENTS REGARDING FORWARD LOOKING INFORMATION
THE NETBANK SPECIAL MEETING
THE RBMG SPECIAL MEETING
THE MERGER
DESCRIPTION OF NETBANK CAPITAL STOCK
COMPARISON OF SHAREHOLDER RIGHTS
PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
NETBANK, INC. UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2001 (IN THOUSANDS)
NetBank,Inc. Notes To Unaudited Pro Forma Combined Consolidated Financial Statements (In thousands, except per share amounts)
Purchase Price
PROPOSAL TWO AMENDMENT OF NETBANK'S 1996 STOCK INCENTIVE PLAN
SHAREHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION ABOUT NETBANK AND RBMG
APPENDIX A AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER BY AND AMONG NETBANK, INC., RESOURCE BANCSHARES MORTGAGE GROUP, INC., AND PALMETTO ACQUISITION CORP. DATED NOVEMBER 18, 2001
TABLE OF CONTENTS
Recitals
ARTICLE 1. DEFINITIONS
ARTICLE 2. THE MERGER
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF RBMG
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF NETBANK
ARTICLE 5. COVENANTS
ARTICLE 6. ADDITIONAL AGREEMENTS
ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE 8. TERMINATION
ARTICLE 9. MISCELLANEOUS
LIST OF SCHEDULES
LIST OF EXHIBITS
APPENDIX B OPINION OF RAYMOND JAMES & ASSOCIATES, INC.
APPENDIX C OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
APPENDIX D TEXT OF AMENDMENT TO NETBANK BYLAWS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX